Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225593

$750,000,000

CORPORACIÓN ANDINA DE FOMENTO

3.750% Notes due 2023

The 3.750% Notes due 2023 will bear interest at a rate per annum equal to 3.750%, payable semi-annually in arrears on May 23 and November 23 of each year, as more fully described in this prospectus supplement under the heading “Description of the Notes.” The first interest payment will be made on May 23, 2019. We may not redeem the notes prior to their maturity on November 23, 2023. There is no sinking fund for these notes.

CAF will apply to the Financial Conduct Authority in its capacity as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000, as amended (the “UK Listing Authority”) for the notes to be admitted to the Official List of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the notes to be admitted to trading on the London Stock Exchange’s Regulated Market. No assurance can be given by CAF that such applications will be approved. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2014/65/EU.

	Price to Public(1)	Underwriting Discount	Proceeds to Corporación Andina de Fomento(1)
Per Note	99.500%	0.125%	99.375%
Total	$746,250,000	$937,500	$745,312,500

(1)	Plus accrued interest, if any, from November 23, 2018.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about November 23, 2018.

Joint Book-Running Managers

Barclays	Goldman Sachs International	HSBC

The date of this prospectus supplement is November 15, 2018.

PROSPECTUS SUPPLEMENT

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You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this document relates (including any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes) is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the notes, HSBC Securities (USA) Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET

Solely for the purposes of Barclays Bank PLC’s and Goldman Sachs International’s (the “Manufacturers’”) product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the Manufacturers’ target market assessment) and determining appropriate distribution channels.

NOTIFICATION UNDER SECTION 309B(1) OF THE SFA

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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ABOUT THIS PROSPECTUS SUPPLEMENT

The notes described in this prospectus supplement are debt securities of Corporación Andina de Fomento, or CAF, that are being offered under a registration statement filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The accompanying prospectus is part of that registration statement.

The accompanying prospectus provides you with a general description of the debt securities that we may issue, and this prospectus supplement contains specific information about the terms of this offering and the notes. This prospectus supplement also may add, update or change information provided in the accompanying prospectus. To the extent that certain information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus.

The registration statement, any post-effective amendments to the registration statement and their various exhibits contain additional information about CAF, the notes and other matters. All these documents may be inspected at the offices of the Securities and Exchange Commission. Certain terms that we use but do not define in this prospectus supplement have the meanings we give them in the accompanying prospectus.

CAF, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all the information regarding CAF and the notes which is (in the context of the issue of the notes) material; that such information is true and accurate in all material respects and is not misleading in any material respect; and that this prospectus supplement and the accompanying prospectus do not omit to state any material fact necessary to make such information not misleading in any material respect. CAF accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, all amounts in this prospectus supplement are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”).

Laws in certain jurisdictions may restrict the distribution of this prospectus supplement and the accompanying prospectus and the offering of our notes. You should inform yourself about and observe these restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are identified by words such as “believe,” “expect,” “anticipate,” “should” and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus supplement and the accompanying prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

SUMMARY OF THE OFFERING

You should read the following summary information in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Corporación Andina de Fomento

Securities Offered	3.750% Notes due 2023

Interest Payments	We will pay interest semi-annually on May 23 and November 23 to holders of the notes listed in the fiscal agent’s records (which we expect to be the depositary or the custodian) on the preceding May 8 and November 8. The first interest payment will be made on May 23, 2019. We will pay interest on the notes on the basis of a 360-day year comprised of twelve 30-day months.

Not Redeemable	We may not redeem the notes prior to their maturity on November 23, 2023.

Form and Denominations	The notes will be issued in the form of a global note held by the depositary or the depositary’s custodian. You will hold your interest in the global note through a financial institution that has an account with the depositary. Generally, you will not be entitled to have notes registered in your name, you will not be entitled to certificates representing your notes and you will not be considered a holder of a note under the fiscal agency agreement. You may hold your interest in the global note in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Form and Denominations.”

Payment of Principal and Interest	We will pay interest and the principal amount of your notes in U.S. dollars. As long as the notes are in the form of the global note, we will pay interest and principal through the facilities of the depositary. See “Description of the Notes — Payments on the Notes.”

No Sinking Fund	There is no sinking fund for the notes.

Additional Amounts	We will make payments to you without withholding or deducting taxes, duties, assessments or other similar governmental charges imposed by the full member shareholder countries or any of their political subdivisions or agencies having the power to tax, unless the withholding or deduction of those taxes, duties, assessments or charges is required by law. In that event, with certain exceptions, we will pay such additional amounts as may be necessary so that the net amount you receive after such withholding or deduction will equal the amount that you would have received without a withholding or deduction. (See “Description of the Debt Securities — Additional Payments by CAF” on page 43 in the accompanying prospectus.) Under the terms of the Constitutive Agreement, we are exempt from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes in the full member shareholder countries. See “Legal Status of CAF” on page 3 in the accompanying prospectus.

Status	The notes are not secured by any of our property or assets. Accordingly, your ownership of our notes means you are one of our unsecured creditors. The notes rank equally with all of our other unsecured indebtedness, as described in the accompanying prospectus. See “Description of the Debt Securities — General” beginning on page 41 in the accompanying prospectus.

Negative Pledge	The notes will contain a restriction on our ability to pledge or mortgage our assets. See “Description of the Debt Securities — Negative Pledge” on page 43 in the accompanying prospectus.

Default	You will have certain rights if an event of default occurs and is not cured by us as described in the accompanying prospectus, including the right to declare your notes to be immediately due and payable. See “Description of the Debt Securities — Default; Acceleration of Maturity” beginning on page 43 in the accompanying prospectus.

Further Issuances	We may from time to time, without the consent of existing holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered hereby, except for the issue date, the offering price and, if applicable, the date of first payment of interest on the additional notes. Any such additional notes will form a single series with the notes offered hereby, provided, however, that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Fiscal Agent	The notes will be issued under a fiscal agency agreement between CAF and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), which serves as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the full member shareholder country and United States tax consequences of the notes, see “Taxation — Full Member Shareholder Country Taxation” and “— United States Taxation” beginning on page 47 in the accompanying prospectus. You should consult your own tax advisors to determine the foreign and U.S. federal, state, local and any other tax consequences to you in connection with your purchase, ownership and disposition of the notes.

Listing	Application will be made to the UK Listing Authority for the notes to be listed on its Official List and to the London Stock Exchange for the notes to be admitted to trading on its Regulated Market. No assurance can be given by CAF that such applications will be approved.

Governing Law	The notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

We will use the net proceeds of the sale of the notes to repay outstanding indebtedness that will mature in the first half of 2019. Until then, we will invest the net proceeds in high quality short-term debt investments in accordance with our liquidity policy.

RECENT DEVELOPMENTS

As of the date of this prospectus supplement, the officers of CAF were as follows:

Luis Carranza Ugarte	Executive President and Chief Executive Officer
Luis Enrique Berrizbeitia	Executive Vice President
José Carrera	Vice President of Country Programs
Antonio Pinheiro Silveira	Vice President of Infrastructure
Jorge Arbache	Vice President of Private Sector
Hugo Sarmiento Kohlenberger	Vice President of Finance and Chief Financial Officer
Julian Suarez	Vice President of Social Development
Elvira Lupo	Vice President of Administration
Renny Lopez	Vice President of Risks
Pablo Sanguinetti	Vice President of Knowledge
Octavio Rosselli	General Counsel
Marcia Arliani	Acting Controller

As of November 16, 2018, Gabriel Felpeto will be the Vice President of Finance and Chief Financial Officer.

As of the date of this prospectus supplement, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Nicolas Dujovne (Félix Martín Soto)	Minister of Finance (Under Secretary of International Financial Relations from the Ministry of Economics and Public Finance)

Bolivia	Mariana Prado (Antonio Mullisaca)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)

Brazil	Esteves Colnago (Dyogo Henrique de Oliveira)	Minister of Planning, Budget and Management (President of the National Development Bank (BNDES))

Colombia	Alberto Carrasquilha (José Manuel Restrepo)	Minister of Finance and Public Credit (Minister of Commerce, Industry and Tourism)

Ecuador	Juan Carlos Jácome (Munir Massuh Manzur)	President of the Board of Directors of Corporación Financiera Nacional (General Manager of Corporación Financiera Nacional)

Panama	Eyda Varela de Chinchilla (Gustavo Valderrama)	Minister of Economy and Finance (Vice Minister of Economy)

Paraguay	Benigno López (Humberto Colmán)	Minister of Finance (Vice Minister of Economy)

Peru	Carlos Oliva (Betty Sotelo)	Minister of Economy and Finance (Vice Minister of Finance)

Trinidad and Tobago	Colm Imbert (Alvin Hilaire)	Minister of Finance (Governor of the Central Bank of Trinidad and Tobago)

Uruguay	Danilo Astori (Alberto Graña)	Minister of Economy and Finance (President of Central Bank of Uruguay)

Venezuela	Oswaldo Pérez Cuevas (Santiago Lazo Ortega)	Vice Minister of Finance and Public Budget (Vice Minister of Economic Planning)

Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Mario Alberto Guillén (Sergio Cusicanqui)	Minister of Economy and Public Finance (Vice Minister of Treasury and Public Credit)

Colombia	Juan José Echavarría Soto (Gloria Alonso)	General Manager of Banco de la República (Director of the National Planning Department)

Ecuador	Richard Martinez (Veronica Elizabeth Artola)	Minister of Economy and Finance (General Manager of the Central Bank of Ecuador)

Peru	Pedro Luis Grados Smith (Hugo Perea)	President of the Board of Directors of Corporación Financiera de Desarrollo (COFIDE) (Vice Minister of Economy)

Venezuela	Xabier Leon (Vanessa Avendaño)	Executive Vice President of Banco de Desarrollo Económico y Social de Venezuela (BANDES) (Legal Counsel of Banco de Desarrollo Económico y Social de Venezuela (BANDES))

Private Financial Institutions	Julio León Prado (María Lorena Gutiérrez)	President of the Board of Directors of Banco Bisa S.A. (President of Corporación Financiera Colombiana S.A.)

The directors representing the Series “C” shareholders are Nadia Calviño, Minister of Economy and Enterprise for Spain and José Antonio González Anaya, Secretary of Finance and Public Credit for Mexico. Their alternates are Donald Guerrero Ortiz, Minister of Finance for the Dominican Republic, and Sebastián Sichel, Executive Vice President of Corporación de Fomento de la Producción (CORFO) for Chile, respectively.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth CAF’s capitalization and indebtedness at September 30, 2018 and does not give effect to any transaction since that date.

At September 30, 2018(4)
(in U.S.$ millions)
Short-term debt(1)	7,481.0

Long-term debt (maturities over one year)(2)	19,050.9
Stockholders’ equity
Capital
Subscribed and paid-in capital (authorized capital $15.0 billion)(3)	5,152.5
Additional paid-in capital	3,569.0

Total capital	8,721.5
Reserves
Mandatory reserve pursuant to Article 42 of the Constitutive Agreement	493.2
General reserve	2,384.8

Total reserves	2,878.0
Retained earnings	166.6

Total stockholders’ equity	11,766.0

Total long-term debt and stockholders’ equity	30,816.9

(1)

Includes deposits, commercial paper, the current portion of bonds and borrowings, accrued interest payable, the current portion of accrued expenses and other liabilities ($60.9 million) and the current portion of derivative instrument liabilities ($129.7 million).

(2)

Includes borrowings and bonds with a maturity of over one year, the non-current portion of accrued expenses and other liabilities ($96.9 million) and the non-current portion of derivative instrument liabilities ($812.3 million).

(3)	CAF’s authorized capital also included callable capital of $5.0 billion at September 30, 2018.
(4)	After September 30, 2018 there have been issuances of bonds as described in Supplementary Information (Unaudited) as of September 30, 2018 – Bonds on pages S-51 to S-53.

CAPITAL STRUCTURE

General

As of September 30, 2018, CAF’s total authorized capital is $15 billion, of which $10 billion is ordinary capital shares and $5 billion is callable capital shares.

In November 2015, the Board of Directors approved a new general paid-in capital increase for a total amount of $4.5 billion, of which $4.0 billion is available for Series “A” and “B” stockholders and $500 million is available in respect of such capital contributions for Series “C” stockholders. Throughout 2016 and 2017, CAF’s management signed subscription agreements with various stockholders. The capital contributions related to this increase began in 2017 and are expected to be paid during the period ending in 2025.

CAF’s shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries (as defined below). Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to CAF’s Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 91.4% of CAF’s outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. CAF offered and sold Series “B” shares to private sector financial institutions in 1989 to obtain the benefit of their views in the deliberations of CAF’s Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five additional Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. CAF makes available Series “C” shares for subscription by countries that are not full member shareholder countries to strengthen relationships between these countries and the full member shareholder countries. Ownership of Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from CAF with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

The Constitutive Agreement (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay, Trinidad and

Tobago and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and could come to own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus supplement, Argentina, Brazil, Panama, Paraguay, Trinidad and Tobago and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Note: All figures as of September 30, 2018, that refer to “full member shareholder countries” include only the Republic of Argentina, the Plurinational State of Bolivia, the Republics of Colombia, Ecuador, Panama, Paraguay, Peru, and Trinidad and Tobago, the Federative Republic of Brazil, the Oriental Republic of Uruguay, and the Bolivarian Republic of Venezuela. All figures as of September 30, 2018 that refer to “associated shareholder countries” encompass all other shareholder countries. References to “shareholder countries” include both the full member shareholder countries and the associated shareholder countries.

Paid-in Capital and Unpaid Capital

At September 30, 2018, CAF’s subscribed capital (excluding callable capital) was $6.4 billion, of which $5.2 billion was paid-in capital and $1.2 billion was unpaid capital. The unpaid capital is receivable in installments according to the agreements subscribed with the shareholder countries. Over the years, CAF has had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each Series “B” and Series “C” share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

Information regarding recent capital subscriptions and annual capital contributions made by shareholder countries as of September 30, 2018 is as follows:

Argentina

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In March 2016, Argentina subscribed to an additional $572.0 million in series “B” shares, of which it paid $41.7 million in 2017 and $88.4 million in September 2018.

Barbados

In September 2014, Barbados entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, of which it paid $25.0 million in 2015 and $25.0 million in 2016.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments. The final installment was paid in 2017.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In March 2016, Bolivia subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017 and $34.6 million in September 2018.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments. The final installment was paid in 2017.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In July 2017, Brazil subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments, of which it paid $10.3 million in July 2018 and $4.2 million in September 2018.

Colombia

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in three installments, of which it paid $30.0 million in 2015, $60.8 million in 2016, $18.3 million in January 2017 and $100.9 million in January 2018.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares. The final installment was paid in 2017.

In July 2016, Colombia subscribed to an additional $572.0 million in series “B” shares, to be paid in eight annual installments, of which it paid $5.0 million in 2017 and $5.0 million in July 2018.

Dominican Republic

In 2009, the Dominican Republic subscribed to an additional $17.0 million in Series “C” shares. The final installment was paid in 2017.

In February 2016, the Dominican Republic subscribed to an additional $50.0 million in Series “C” shares, to be paid in four installments, of which it paid $12.5 million in 2017 and $12.5 million in April 2018.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments. The final installment was paid in 2017.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual installments. The final installment was paid in 2016.

In June 2016, Ecuador subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017 and $34.6 million in September 2018.

Mexico

In February 2017, Mexico subscribed to an additional $51.3 million in Series “C” shares, which it paid in full in 2017.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments. The final installment was paid in 2017.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments. The final installment was paid in 2017.

In February 2016, Panama subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017, of which it paid $17.2 million in 2017 and $34.6 million in May 2018.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments. The final installment was paid in 2017.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five annual installments. The final installment was paid in 2017.

In March 2016, Paraguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017 and $34.6 million in September 2018.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, although this schedule was later modified to seven installments. The final installment was paid in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, which it paid in full in 2016.

In March 2016, Peru subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments, of which it paid $35.0 million in 2017 and $76.7 million in September 2018.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. The final installment was paid in 2015.

In 2017, Portugal subscribed to $6.4 million in Series “C” shares to be paid in three equal installments ending in 2019, of which it paid $4.3 million in January 2018.

Spain

In 2017, Spain subscribed to an additional $173.2 million of paid-in capital to be paid in five installments, of which it paid $52.5 million in 2017 and $36.8 million in May 2018.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million, which it paid in full in 2015.

In June 2016, Trinidad and Tobago subscribed to $36.0 million in callable capital.

In September 2016, upon completion of all requirements to become a full member shareholder country, Trinidad and Tobago acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments. The final installment was paid in 2017.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In March 2016, Uruguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017 and $34.6 million in September 2018.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments. Venezuela has paid a total of $268.2 million as of September 30, 2017. In March 2018, the agreement was amended to provide for payment in three installments, with the final installment scheduled to be paid in 2020.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, which it paid in full in 2016.

In March and May 2016, Venezuela subscribed to an additional $572.0 million in Series “B” shares. In March 2018, the agreement was amended to provide for payment in eight installments, with the final installment scheduled to be paid in 2025.

As of September 30, 2018, all shareholder countries were current on their capital payments.

The following table sets out the nominal value of CAF’s subscribed paid-in capital and unpaid capital as of September 30, 2018:

Shareholders	Paid-in Capital	Unpaid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	1,200	0
Bolivia	1,200	0
Brazil	1,200	0
Colombia	1,200	0
Ecuador	1,200	0
Panama	1,200	0
Paraguay	1,200	0
Peru	1,200	0
Trinidad y Tobago	1,200	0
Uruguay	1,200	0
Venezuela	1,200	0
Series “B” Shares:
Argentina	502,020	155,600
Bolivia	275,290	48,680
Brazil	444,400	196,315
Colombia	884,125	197,880
Ecuador	264,725	60,850
Panama	152,455	48,680
Paraguay	150,055	48,680
Peru	922,085	162,090
Trinidad and Tobago	117,285	0
Uruguay	158,620	48,680
Venezuela	843,390	240,780
Commercial Banks	2,400	85
Series “C” Shares:
Barbados	17,610	0
Chile	27,705	0
Costa Rica	16,455	0
Dominican Republic	43,975	8,805
Jamaica	910	0
Mexico	76,835	0
Portugal	8,850	750
Spain	230,125	29,570

Total	5,152,515	1,247,445

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of CAF’s net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. The mandatory reserve is an accounting reserve. CAF also maintains a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical.

At September 30, 2018, our reserves totaled $2.9 billion. At such date, the mandatory reserve pursuant to Article 42 of the Constitutive Agreement amounted to $0.5 billion, or 6.2%, of subscribed paid-in and capital subscriptions receivable, and the general reserve amounted to $2.4 billion.

Callable Capital

In addition to CAF’s subscribed paid-in and un-paid capital, CAF’s shareholders have subscribed to callable capital totaling $1.6 billion at September 30, 2018. CAF’s callable capital may be called by the Board of Directors to meet CAF’s obligations only to the extent that CAF is unable to meet such obligations with its own resources. For further information regarding subscribed callable capital, see Note 16 (“Stockholders’ Equity”) to CAF’s audited financial statements in the accompanying prospectus.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, CAF considers the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2017, 2016, and 2015 has been derived from CAF’s audited financial statements for those periods, which were audited by CAF’s independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of the accompanying prospectus. CAF’s financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the nine-month periods ended September 30, 2018 and 2017 has been derived from CAF’s unaudited condensed interim financial information (included on page S-27 of this document) and includes all adjustments, consisting of normal recurring adjustments, that CAF considers necessary for a fair presentation of its financial position at such dates and CAF’s results of operations for such periods. The results of the nine-month period ended September 30, 2018 are not necessarily indicative of results to be expected for the full year 2018. The selected financial information should be read in conjunction with CAF’s audited financial statements and notes thereto included in the accompanying prospectus and CAF’s unaudited condensed interim financial information and the notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2016	2015	2018	2017
	(in U.S.$ thousands, except ratios)
Statements of Comprehensive Income
Interest income	1,002,025	813,460	621,259	940,784	742,877
Interest expense	621,587	471,047	345,391	593,950	452,602

Net interest income	380,438	342,413	275,868	346,834	290,275
Provision for loan losses	69,902	38,270	18,703	19,580	40,040

Net interest income after provision for loan losses	310,536	304,143	257,165	327,254	250,235
Non-interest income	15,958	51,601	16,764	9,432	6,553
Non-interest expenses	162,332	151,577	139,163	121,554	116,981

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	164,162	204,167	134,766	215,132	139,807
Unrealized changes in fair value related to financial instruments	4,301	(13,449)	(3,136)	1,522	9,547

Net income before Contributions to Stockholders’ Special Funds	168,463	190,718	131,630	216,654	149,354
Contributions to Stockholders’ Special Funds(1)	92,064	68,000	54,000	50,095	53,058
Net income	76,399	122,718	77,630	166,559	96,296

Balance Sheet Data (end of period)
Total assets	38,111,566	35,668,988	32,469,695	38,297,906	37,059,881
Total liabilities	26,989,830	25,195,344	22,945,601	26,531,866	26,127,606
Total stockholders’ equity	11,121,736	10,473,644	9,524,094	11,766,040	10,932,275

Total liabilities and stockholders’ equity	38,111,566	35,668,988	32,469,695	38,297,906	37,059,881

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2016	2015	2018	2017
	(in U.S.$ thousands, except ratios)
Loan Portfolio and Equity Investments
Loans before allowance for loan losses and loan commissions, net of origination cost	23,628,073	21,977,081	20,430,792	24,108,629	23,042,953
Allowance for loan losses	67,225	63,749	58,929	67,358	79,671
Equity investments	433,025	386,051	328,390	449,032	397,799
Selected Financial Ratios
Return on average total stockholders’ equity(2)	1.5%	2.0%	1.5%	2.5%	1.7%
Return on average paid-in capital(3)	3.4%	4.4%	3.1%	5.7%	3.8%
Return on average assets(4)	0.4%	0.6%	0.4%	0.8%	0.5%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.4%	0.0%	0.0%	0.7%	0.0%
Non-accrual loans as a percentage of loan portfolio	0.6%	0.6%	0.0%	0.5%	0.5%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.3%	0.3%	0.4%

(1)

In March 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve each year the maximum amount that management is authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. For more information, see Note 24 (“Special Funds and other Funds under management”) to CAF’s audited financial statements in the accompanying prospectus.

(2)

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total stockholders’ equity. Annual average total stockholders’ equity is computed as the arithmetic average of total stockholders’ equity as of the beginning and the end of each period. Data for interim periods has been annualized.

(3)

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average subscribed and paid-in capital. Annual average subscribed and paid-in capital is computed as the arithmetic average of subscribed and paid-in capital as of beginning and the end of each period. Data for interim periods has been annualized.

(4)

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total assets. Annual average total assets is computed as the arithmetic average of total assets as of the beginning and the end of each period. Data for interim periods has been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with CAF’s audited financial statements and notes thereto beginning on page F-7 of the accompanying prospectus and the unaudited condensed interim financial information as of September 30, 2018 and December 31, 2017, and for the nine-month periods ended September 30, 2018 and 2017 and the notes thereto beginning on page S-27 of this prospectus supplement.

Market Overview and Portfolio Trends

In recent months, important global economic developments have occurred including (i) a slight increase in oil prices due in part to the possibility of sanctions against Russia and Iran and the recent re-imposition of sanctions on Iran by the United States, (ii) a stronger than expected pickup in growth in advanced economies, (iii) low growth and increasing inflation in Latin America, (iv) potential trade disputes and (v) an increase in short-term interest rates in the United States.

While the slight increase in oil prices and some of the other global economic developments discussed above have not adversely affected our results of operations, certain of these recent global developments could negatively affect our borrowers, which may result in a downward adjustment of the external risk rating of some of our sovereign borrowers and a corresponding increase in our allowance for loan losses, according to the methodology described in “— Income Statement — Provision for Loan Losses” below.

Both 2017 and 2016 were characterized by growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led our loan portfolio to grow 7.54% in 2017 and 7.57% in 2016. During the nine-month period ended September 30, 2018, the loan portfolio grew by 2.0%. This is in line with CAF’s business cycle, loan disbursement and portfolio projections, which are expected to increase significantly in the final quarter of 2018.

As of December 31, 2017, our loan portfolio was distributed by country as follows: Ecuador — 14.5%, Venezuela — 13.9%, Argentina — 13.6%, Colombia — 10.6%, Bolivia — 10.5%, Peru — 9.6%, Brazil — 9.0%, Panama — 6.4%, Uruguay — 4.4%, Paraguay — 1.8%, Mexico — 1.3%, Chile — 1.3%, Trinidad & Tobago — 1.3%, Dominican Republic — 1.1%, Costa Rica — 0.4%, and Barbados — 0.4%.

Notwithstanding the increasing presence of other state-sponsored development banks in the regions in which we operate, we do not expect that the growth of our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

Critical Accounting Policies

General

CAF’s financial statements are prepared in accordance with U.S. GAAP, which requires CAF in some cases to use estimates and assumptions that may affect its reported results and disclosures. CAF describes its significant accounting policies in Note 2 (“Basis of Presentation and Significant Accounting Policies”) to its audited financial statements in the accompanying prospectus. Some of the more significant accounting policies it uses to present its financial results involve the use of accounting estimates that it considers to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on CAF’s reported results of operations or financial condition.

Specifically, the estimates CAF uses to determine the allowance for loan losses are critical accounting estimates.

Additionally, other important estimates related to the preparation of CAF’s financial statements are those related to revenue recognition and the valuation and classification at fair values of financial instruments. The fair values for some financial assets and liabilities recorded in CAF’s financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus supplement, CAF has not changed or reclassified any asset or liability from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter

Income Statement

Interest Income

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, CAF’s interest income was $940.8 million, representing an increase of $197.9 million, or 26.6%, compared to interest income of $742.9 million for the corresponding period in 2017. This increase resulted primarily from higher interest rates charged on loans that accrue interest based on six-month LIBOR and a spread differential and higher interest earnings on investments in our liquidity portfolio that bear interest based on LIBOR. Average market interest rates were higher in the first nine months of 2018, when six-month LIBOR averaged 2.38%, than in the first nine months of 2017, when six-month LIBOR averaged 1.41%.

2017, 2016 and 2015. For the year ended December 31, 2017, our interest income was $1,002.0 million, representing an increase of $188.6 million, or 23.18%, compared to interest income of $813.5 million for the year ended December 31, 2016. This increase resulted primarily from the growth of our loan portfolio, which grew 7.54%, and from higher interest rates in 2017. Average market interest rates were higher in 2017 than in 2016; in 2017 the six-month LIBOR averaged 1.48% compared with 1.06% in 2016. Interest income for the year ended December 31, 2016 was $813.5 million, representing an increase of $192.2 million, or 30.94%, compared to interest income of $621.3 million for the year ended December 31, 2015. Such increase also resulted primarily from the growth of our loan portfolio and higher interest rates compared to the corresponding period in 2015.

Interest Expense

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, CAF’s interest expense was $594.0 million, representing an increase of $141.3 million, or 31.2%, compared to interest expense of $452.6 million for the corresponding period in 2017. This increase resulted from higher funding requirements due to a growth in our loan portfolio of 4.6% compared with September 30, 2017, as well as higher funding costs due to the increase of six-month LIBOR and the spread differential. Average market interest rates were higher in the first nine months of 2018, when six-month LIBOR averaged 2.38%, than in the first nine months of 2017, when six-month LIBOR averaged 1.41%. The average amount of liabilities increased by 4.3% for the nine-month period ended September 30, 2018, compared with the average for the nine-month period ended September 30, 2017.

2017, 2016 and 2015. Interest expense for the year ended December 31, 2017 was $621.6 million, representing an increase of $150.5 million, or 32.0%, from our interest expense of $471.0 million for the year ended December 31, 2016. This increase resulted primarily from higher funding requirements related to a 7.5% growth in our loan portfolio during 2017 and an increase in funding costs associated with an increase in six-month LIBOR. The average amount of our liabilities increased by 8.4% for the year ended December 31, 2017, compared with the average for the year ended December 31, 2016. Average market interest rates were higher in 2017 than in 2016; in 2017 the six-month LIBOR averaged 1.48% compared with 1.06% in 2016. For the year ended December 31, 2016, our interest expense was $471.1 million, representing an increase of

$125.7 million, or 36.4%, from our interest expense of $345.4 million for the year ended December 31, 2015. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2016 and the increase in average market interest rates described above. The average amount of our liabilities increased by 7.8% for the year ended December 31, 2016, compared with the average for the year ended December 31, 2015.

Net Interest Income

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, CAF’s net interest income was $346.8 million, representing an increase of $56.6 million, or 19.5%, compared to net interest income of $290.3 million for the corresponding period in 2017. This increase resulted from higher average market rates as well as an increase in interest-earning assets in comparison to financial liabilities. The net interest income margin was 1.32% for the nine-month period ended September 30, 2018, as compared to 1.11% for the corresponding period in 2017.

2017, 2016 and 2015. For the year ended December 31, 2017, our net interest income was $380.4 million, representing an increase of $38.0 million, or 11.1%, over net interest income of $342.4 million for the year ended December 31, 2016. This increase resulted from an increase not only in the loan portfolio but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities, which were partially offset by an increase in interest expense due to the rise in bond issuances. Our net interest income for the year ended December 31, 2016 was $342.4 million, representing an increase of $66.5 million, or 24.1%, over net interest income of $275.9 million for the year ended December 31, 2015. This increase resulted from higher yielding liquid assets, and the growth of our loan portfolio. Our net interest income margin was 1.10% in 2017, compared to 1.10% in 2016 and 0.92% in 2015.

Provision for Loan Losses

The provisions in the periods described below reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and loss given default, which represents our anticipated loss in the event of a borrower default and which is based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We establish a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. Loans whose terms are modified in a troubled debt restructuring, generally, already will have been identified as impaired. CAF’s management individually evaluates the compliance of the new terms of the restructured loan for a reasonable period to calculate specific allowances for loan losses and if the remaining balance of the restructured loan is considered collectible, the restructured loan could return to accrual status. See Note 2g. and 2h. to our audited financial statements for further information regarding allowance for loan losses calculations.

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, CAF recorded a provision for loan losses of $19.6 million, compared with a provision for loan losses of $40.0 million for the corresponding period in 2017. In light of the November 2017 downgrade in Venezuela’s long-term foreign ratings by Standard & Poor’s and Fitch, to selective default (“SD”) from CC and to restricted default (“RD”) from C, respectively, CAF increased its allowance for loan losses with respect to loans made to Venezuela to $29.7 million at September 30, 2018. The total allowance for loan losses decreased mainly due to specific loans being written off in 2018.

2017, 2016 and 2015. For the year ended December 31, 2017, we recorded a provision for loan losses of $69.9 million, representing an increase of $31.6 million, or 82.7%, compared with the provision for loan losses of $38.2 million for 2016. This increase was mainly due to an increase in specific provisions for loan losses with respect to certain private sector loans to borrowers in Brazil, Mexico, Peru, Spain and Uruguay, and also the deterioration of the long-term foreign rating of some of our shareholder countries. For the year ended December 31, 2016, we recorded a provision for loan losses of $38.2 million, representing an increase of $19.5 million, or 104.6%, compared with the provision for loan losses of $18.7 million for 2015. Changes in the provision occurred mainly due to specific provisions for impaired loans in the private sector to borrowers in Brazil, Peru, Spain and Uruguay.

Non-Interest Income

CAF’s non-interest income consists principally of commissions, dividends and our corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, CAF’s non-interest income was $9.4 million, representing an increase of $2.9 million, or 43.9%, compared to non-interest income of $6.6 million for the corresponding period in 2017. This increase was mainly due to higher income from dividends and equity investments.

2017, 2016 and 2015. For the year ended December 31, 2017, our total non-interest income was $16.0 million, representing a decrease of $35.6 million, or 69.1%, from total non-interest income of $51.6 million for the previous year. This decrease was due to the non-cash currency exchange differential that occurred in 2016, but not 2017, for borrowings denominated in Venezuelan bolivars as a result of the devaluation of the bolivar. For the year ended December 31, 2016, our total non-interest income was $51.6 million, representing an increase of $34.8 million, or 207.8%, from total non-interest income of $16.8 million for the year ended December 31, 2015. This increase resulted principally from the non-cash currency exchange differential for borrowings denominated in Venezuelan bolivars that occurred because of the devaluation of the bolivar, which is recognized in “Non-interest income — Other income.”

Non-Interest Expenses

CAF’s non-interest expenses consist principally of administrative expenses, representing 91.9% and 89.7% of total non-interest expenses for the nine-month periods ended September 30, 2018 and September 30, 2017, respectively.

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, CAF’s non-interest expenses were $121.6 million, representing an increase of $4.6 million, or 3.9%, compared to total non-interest expenses of $117.0 million for the corresponding period in 2017. The increase resulted principally from an increase in administrative expenses.

For the nine-month period ended September 30, 2018, CAF’s administrative expenses were $111.7 million, or 0.4% (on an annualized basis) of its total average assets, representing an increase of $6.7 million, or 6.4%, compared to administrative expenses of $105.0 million for the corresponding period in 2017. This increase resulted principally from the growth of Representation Offices in the region.

2017, 2016 and 2015. For the year ended December 31, 2017, our total non-interest expenses were $162.3 million, representing an increase of $10.8 million, or 7.1%, over total non-interest expenses of $151.6 million for the year ended December 31, 2016. For the year ended December 31, 2016, our total non-interest expenses were $151.6 million, representing an increase of $12.4 million, or 8.9%, over total non-interest expenses of $139.2 million for the year ended December 31, 2015.

For the year ended December 31, 2017, administrative expenses were $150.1 million, or 0.4% of our average total assets, representing an increase of $9.2 million over administrative expenses of $141.0 million for the year ended December 31, 2016. The increase resulted principally from the growth in CAF’s business. For the year ended December 31, 2016, administrative expenses were $141.0 million, or 0.4% of our average total assets, representing an increase of $15.9 million over administrative expenses of $125.1 million for the year ended December 31, 2015. The increase resulted principally from the growth in our business.

As of December 31, 2017, 2016 and 2015, equity investments in which our participation is less than 20% of the investee’s equity, and that have no readily determinable fair value are measured at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of its analysis of these equity investments, we recognized impairment charges on our equity investments of $11.0 million in 2017, $9.2 million in 2016 and $11.0 million in 2015.

Net Income

Nine Months Ended September 30, 2018 and 2017. For the nine-month period ended September 30, 2018, our net income was $166.6 million, representing an increase of $70.3 million, or 73.0%, compared to net income of $96.3 million for the corresponding period in 2017. This increase is mainly due to an increase in interest income as a result of higher average market rates that generated higher income in our loan portfolio and investment portfolio as well as a reduction in allowance for loan losses when compared with the corresponding period in 2017.

2017, 2016 and 2015. In March 2014, the Stockholders’ Assembly agreed, effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. In 2017, CAF recognized $92.1 million as a contribution to Stockholders’ Special Funds, resulting in net income of $76.4 million, representing a decrease of $46.3 million, or 37.7%, compared to net income of $122.7 million for 2016. This decrease resulted primarily due to a reduction in total non-interest income and an increase in contributions to Stockholders’ Special Funds. In 2016, CAF recognized $68.0 million as a contribution to Stockholders’ Special Funds, resulting in net income of $122.7 million, representing an increase of $45.1 million, or 58.1%, compared to net income of $77.6 million for 2015. For more information see Note 24 (“Special Funds and Other Funds Under Management”) to our audited financial statements in the accompanying prospectus.

Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2017 was $164.2 million, representing a decrease of $40.0 million, or 19.6%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $204.2 million for 2016. This decrease is mainly due to the decrease in non-interest income, the increase in administrative expenses, and an increase in provisions, partially offset by higher net interest income. Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2016 was $204.2 million, representing an increase of $69.4 million, or 51.5%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $134.8 million for 2015. This increase is mainly due to an increase in net interest income as a result of the growth of the loan portfolio, the increase in other income relating to the non-cash currency exchange differential due to the devaluation of the Venezuelan Bolivar, partially offset by increases in provisions and administrative expenses.

Balance Sheet

Assets

September 30, 2018. At September 30, 2018, CAF’s total assets were $38.3 billion, representing an increase of $0.2 billion, or 0.5%, over total assets of $38.1 billion at December 31, 2017. The increase in assets resulted primarily from growth in the loan portfolio and an increase in liquid assets, specifically deposits with banks that grew 58% when compared with December 31, 2017 figures.

2017 and 2016. At December 31, 2017, our total assets were $38.1 billion, representing an increase of $2.4 billion, or 6.9%, over total assets of $35.7 billion at December 31, 2016. The increase in our total assets was principally due to the growth of liquid assets, which increased by $723 million, and the loan portfolio, which increased by $1.7 billion.

Liabilities

September 30, 2018. At September 30, 2018, CAF’s total liabilities were $26.5 billion, representing a decrease of $0.5 billion or 1.7%, over total liabilities of $27.0 billion at December 31, 2017. The decrease in liabilities resulted primarily from a decrease in the outstanding amount of commercial paper.

2017 and 2016. At December 31, 2017, our total liabilities were $27.0 billion, representing an increase of $1.8 billion, or 7.1%, over total liabilities of $25.2 billion at December 31, 2016. The increase in our total liabilities resulted principally from increased bond issuances.

Stockholders’ Equity

September 30, 2018. At September 30, 2018, CAF’s total stockholders’ equity was $11.8 billion, representing an increase of $0.6 billion, or 5.8%, over total stockholders’ equity of $11.1 billion at December 31, 2017. The increase in CAF’s stockholders’ equity resulted primarily from capital contributions paid by our stockholders.

2017 and 2016. At December 31, 2017, our total stockholders’ equity was $11.1 billion, representing an increase of $648.1 million, or 6.2%, over total stockholders’ equity of $10.5 billion at December 31, 2016. The increase in our total stockholders’ equity resulted principally from the capital contributions paid by our stockholders.

Asset Quality

Overdue Loans

September 30, 2018. At September 30, 2018, the total principal amount of outstanding overdue loans was $165.6 million (not including non-accrual loans in overdue status) related principally to sovereign loans to Venezuela, representing an increase of $71.4 million over overdue loans of $94.2 million at December 31, 2017. The total outstanding overdue amounts from sovereign loans to Venezuela was $230.9 million, including approximately $164.7 million of principal and approximately $66.1 million that includes interest, penalty interest and commissions. Those amounts were originally due between June 6, 2018 and September 4, 2018. Those amounts were received in full in November 2018. As of the date of this prospectus supplement, Venezuela is current on all of its loans.

2017 and 2016. At December 31, 2017, the total principal amount of outstanding overdue loans was $94.2 million (not including non-accrual loans in overdue status), representing solely overdue amounts from sovereign loans to Venezuela. At December 31, 2017, Venezuela also had outstanding interest and penalty interest totaling approximately $42.3 million relating to the total loans, reaching a total overdue amount of principal and interest of $136.5 million, which amount was received in full in January 2018. As of December 31, 2017, the total principal amount of outstanding loans to Venezuela was $3.29 billion.

At December 31, 2016, the total principal amount of outstanding overdue loans was $7.5 million (not including non-accrual loans in overdue status).

Impaired Loans and Non-Accrual Loans

September 30, 2018. At September 30, 2018, the total principal amount of CAF’s impaired loans was $115.2 million or 0.5% of the total loan portfolio, representing a decrease of $23.5 million over impaired loans of $138.7 million at December 31, 2017. We consider a loan to be impaired when it is in non-accrual status.

2017 and 2016. At December 31, 2017, the total principal amount of our impaired loans was $138.7 million, or 0.59% of the total loan portfolio, and was related to private sector borrowers. We consider a loan to be impaired when it is in non-accrual status. At December 31, 2016, the total principal amount of our impaired loans was $120.8 million, or 0.55% of the total loan portfolio.

Restructured Loans

September 30, 2018. At September 30, 2018, the total principal amount of outstanding restructured loans was $0.0 million, or 0.0% of the total loan portfolio, representing no change in comparison to December 31, 2017.

2017 and 2016. At December 31, 2017, the total principal amount of outstanding restructured loans was $0.0 million, or 0.0% of the total loan portfolio. At December 31, 2016, the total principal amount of outstanding restructured loans was $44.2 million, or 0.2% of the total loan portfolio. A total of $44.2 million was written-off during the year 2017.

Loan Write-offs and Recoveries

September 30, 2018. There were $22.0 million of loans written-off during the nine-month period ended September 30, 2018, which related to two private sector loans in Brazil. CAF booked recoveries of $2.5 million during the nine-month period ended September 30, 2018. For the nine-month period ended September 30, 2017, there were $26.7 million of loans written-off, and CAF booked recoveries of $2.5 million.

2017 and 2016. There were $69.5 million of loans written off in 2017, which related to private sector borrowers, and $33.7 million of loans written-off in 2016. During 2017 and 2016, we booked recoveries against these write-offs of $3.1 million and $280.0 thousand, respectively.

See “Operations of CAF — Asset Quality” for further information regarding CAF’s asset quality. See “—Balance Sheet” above for details regarding the distribution of CAF’s loans by country and “Operations of CAF — Loan Portfolio” for details regarding the distribution of CAF’s loans by economic sector.

Liquidity

CAF’s liquidity policy requires it to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

CAF’s investment policy requires that at least 90% of its liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of its liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. CAF’s investment policy emphasizes security and liquidity over yield.

September 30, 2018. At September 30, 2018, CAF’s liquid assets consisted of $12.3 billion of cash, deposits with banks, marketable securities, and other investments, of which 95.2% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $12.3 billion of cash, time deposits and securities, of which 97.2% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, at September 30, 2017. At September 30, 2018, 34.1% of CAF’s liquid assets were invested in time deposits in financial institutions, 19.0% in commercial paper, 15.3% in corporate and financial institution bonds, 11.0% in certificates of deposit, 12.4% in U.S. Treasury Notes and 8.2% in other instruments, including deposits in cash.

As of September 30, 2018, CAF’s liquid assets was distributed by country as follows: United States —30.6%, France — 8.9%, Chile — 6.9%, Japan — 6.1%, Switzerland — 6.1%, South Korea — 5.5%, United Kingdom — 4.5%, Germany — 4.2%, China — 3.6%, Spain — 3.6%, Singapore — 2.7%, Canada — 2.4%, Netherlands — 2.4%, United Arab Emirates —2.1%, Supranationals — 2.0%, Qatar — 1.9%, Australia — 1.7%, Ireland — 1.7%, Kuwait — 1.1%, Luxembourg — 0.7%, Sweden — 0.5%, and others — 1.9%.

2017 and 2016. At December 31, 2017, CAF’s liquid assets consisted of $12.7 billion of cash, deposits with banks, marketable securities, and other investments, of which 90.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 24.7% of our liquid assets were invested in time deposits in financial institutions, 31.6% in commercial paper, 13.8% in corporate and financial institution bonds, 12.1% in certificates of deposit, 11.7% in U.S. Treasury Notes and 6.0% in other instruments including deposits in cash. At December 31, 2016, our liquid assets consisted of $12.0 billion of cash, deposits with banks, marketable securities, and other investments, of which 97.5% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 22.1% of our liquid assets were invested in time deposits in financial institutions, 25.1% in commercial paper, 10.3% in corporate and financial institution bonds, 18.8% in certificates of deposit, 15.6% in U.S. Treasury Notes and 8.1% in other instruments including deposits in cash.

As of December 31, 2017 CAF’s liquid assets were distributed by country as follows: United States —28.3%, Japan — 9.4%, France — 8.0%, China — 6.2%, Australia — 5.6%, Canada — 4.7%, Switzerland —4.6%, South Korea — 4.6%, Spain — 3.6%, Chile — 3.4%, Germany — 3.2%, Netherlands — 2.9%, United Arab Emirates — 2.4%, United Kingdom — 2.3%, Qatar — 1.8%, Ireland — 1.7%, Belgium — 1.4%, Supranationals — 1.1% and others — 4.8%.

Commitments and Contingencies

CAF enters into commitments and contingencies in the normal course of its business to facilitate its business and objectives. Commitments and contingencies include: (1) credit agreements subscribed and pending disbursements, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 22 (“Commitments and Contingencies”) to CAF’s audited financial statements in the accompanying prospectus.

Strategy and Capital Resources

CAF’s business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects CAF’s assets to grow in the future, which will increase its need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of CAF’s equity will continue to be held by full member shareholder countries, CAF intends to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares. See “Capital Structure.”

CAF intends to continue its programs to foster sustainable growth within the shareholder countries, and to increase its support for the private sector within its markets, either directly or through financial institutions

Lara Marambio & Asociados
RIF.: J-00327665-0
Torre B.O.D., Piso 21 Av. Blandín, La Castellana
Caracas 1060 — Venezuela
Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Review Report

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have reviewed the accompanying condensed interim balance sheet of Corporación Andina de Fomento (CAF) as of September 30, 2018, and the related condensed interim statements of comprehensive income, stockholders’ equity, and cash flows for the nine-month period ended September 30, 2018 and 2017 (the “interim financial information”).

Management’s Responsibility for the Interim Financial Information

CAF’s management is responsible for the preparation and fair presentation of the interim financial information, in accordance with accounting principles generally accepted in the United States of America. This responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditors’ Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the interim financial information referred to above for it to be in accordance with accounting principles generally accepted in the United States of America.

Report on Condensed Balance Sheet as of December 31, 2017

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of CAF as of December 31, 2017, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited financial statements in our report dated January 31, 2018. In our opinion, the accompanying condensed balance sheet of CAF as of December 31, 2017, is consistent, in all material respects, with the audited financial statements from which it has been derived.

/s/ Deloitte

November 9, 2018

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Balance Sheets

As of September 30, 2018 and December 31, 2017

(In thousands of U.S. dollars)

	NOTES	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks		225,431	61,294
Deposits with banks		3,157,076	2,001,766

Cash and deposits with banks		3,382,507	2,063,060

Marketable securities:
Trading	3 and 15	7,883,903	9,194,991
Other investments		1,038,831	1,453,869
Loans (US$ 49,801 and US$ 49,007 at fair value as of September 30, 2018 and December 31, 2017)	4 and 15	24,108,629	23,628,073
Less loan commissions, net of origination costs		97,040	97,530
Less allowance for loan losses	4	67,358	67,225

Loans, net		23,944,231	23,463,318

Accrued interest and commissions receivable		557,886	427,702
Equity investments		449,032	433,025
Derivative financial instruments	14 and 15	204,280	532,668
Property and equipment, net		103,723	90,415
Other assets	5	733,513	452,518

TOTAL		38,297,906	38,111,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	6	3,053,750	2,950,143
Commercial paper	7	979,278	1,770,676
Borrowings (US$ 496,705 and US$ 550,563 at fair value as of September 30, 2018 and December 31, 2017)	8 and 15	1,359,932	1,417,265
Bonds (US$ 19,487,067 and US$ 19,559,372 at fair value as of September 30, 2018 and December 31, 2017)	9 and 15	19,649,721	19,718,627
Accrued interest payable		389,371	314,660
Derivative financial instruments	14 and 15	942,066	553,594
Accrued expenses and other liabilities	10	157,748	264,865

Total liabilities		26,531,866	26,989,830

STOCKHOLDERS’ EQUITY:
Subscribed capital		7,989,620	7,987,370
Less callable capital portion		(1,589,660)	(1,589,660)
Less capital subscriptions receivable		(1,247,445)	(1,413,415)

Paid-in capital		5,152,515	4,984,295

Additional paid-in capital		3,568,996	3,259,471
Reserves		2,877,970	2,801,571
Retained earnings		166,559	76,399

Total stockholders’ equity		11,766,040	11,121,736

TOTAL		38,297,906	38,111,566

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Comprehensive Income

For the nine-month periods ended September 30, 2018 and 2017

(In thousands of U.S. dollars)

	NOTES	2018	2017
Interest income:
Loans		735,400	590,234
Investments and deposits with banks		176,436	122,254
Loan commissions		28,948	30,389

Total interest income		940,784	742,877

Interest expense:
Bonds		508,431	377,965
Deposits		35,170	24,334
Commercial paper		11,817	19,118
Borrowings		31,576	23,431
Commissions		6,956	7,754

Total interest expense		593,950	452,602

Net interest income		346,834	290,275
Provision for loan losses	4	19,580	40,040

Net interest income, after provision for loan losses		327,254	250,235

Non-interest income:
Other commissions		1,928	2,725
Dividends and equity in earnings of investees		6,279	1,678
Other income		1,225	2,150

Total non-interest income		9,432	6,553

Non-interest expenses:
Administrative expenses		111,694	104,964
Impairment charge for equity investments		8,965	11,000
Other expenses		895	1,017

Total non-interest expenses		121,554	116,981

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		215,132	139,807
Unrealized changes in fair value related to financial instruments	16	1,522	9,547

Net income before Contributions to Stockholders’ Special Funds		216,654	149,354
Contributions to Stockholders’ Special Funds	11	50,095	53,058

Net income		166,559	96,296
Other comprehensive income:
Amortization of defined benefit pension items	12	—	1,172

Total comprehensive income		166,559	97,468

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Stockholders’ Equity

For the nine-month periods ended September 30, 2018 and 2017

(In thousands of U.S. dollars)

	NOTE	Paid-in capital	Additional paid-in capital	Reserves			Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity
					Article N° 42
				General	of the Constitutive	Total
				reserve	Agreement	reserves
BALANCES AT DECEMBER 31, 2016		4,783,545	2,890,091	2,205,853	473,000	2,678,853	(1,563)	122,718	10,473,644
Capital increase		127,170	233,993	—	—	—	—	—	361,163
Net income		—	—	—	—	—	—	96,296	96,296
Appropriated for general reserve		—	—	110,218	—	110,218	—	(110,218)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	12,500	12,500	—	(12,500)	—
Other comprehensive income	12	—	—	—	—	—	1,172	—	1,172

BALANCES AT SEPTEMBER 30, 2017		4,910,715	3,124,084	2,316,071	485,500	2,801,571	(391)	96,296	10,932,275

BALANCES AT DECEMBER 31, 2017		4,984,295	3,259,471	2,316,071	485,500	2,801,571	—	76,399	11,121,736
Capital increase		168,220	309,525	—	—	—	—	—	477,745
Net income		—	—	—	—	—	—	166,559	166,559
Appropriated for general reserve		—	—	68,699	—	68,699	—	(68,699)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	7,700	7,700	—	(7,700)	—

BALANCES AT SEPTEMBER 30, 2018		5,152,515	3,568,996	2,384,770	493,200	2,877,970	—	166,559	11,766,040

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the nine-month periods ended September 30, 2018 and 2017

(In thousands of U.S. dollars)

	NOTE	2018	2017
OPERATING ACTIVITIES:
Net income		166,559	96,296
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized loss (gain) on trading securities		6,275	(15,208)
Amortization of loan commissions, net of origination costs		(11,438)	(11,612)
Provision for loan losses	4	19,580	40,040
Impairment charge for equity investments		8,965	11,000
Equity in earnings of investees		(804)	(767)
Amortization of deferred charges		3,498	3,739
Depreciation of property and equipment		4,609	4,227
Provision for employees’ severance benefits		9,794	9,413
Provision for employees’ savings plan		857	908
Unrealized changes in fair value related to financial instruments		(1,522)	(9,547)
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(7,932)	(8,424)
Employees’ savings plan paid or advanced		(1,927)	(2,791)
Trading securities, net		1,331,064	184,469
Interest and commissions receivable		(130,184)	(98,599)
Other assets		5,076	(5,881)
Accrued interest payable		74,699	49,171
Accrued expenses and other liabilities		(6,420)	(4,208)

Total adjustments and net changes in operating assets and liabilities		1,304,190	145,930

Net cash provided by operating activities		1,470,749	242,226

INVESTING ACTIVITIES:
Purchases of other investments		(1,755,895)	(3,034,366)
Maturities of other investments		2,170,933	2,672,414
Loan origination and principal collections, net		(487,223)	(1,083,103)
Equity investments, net		(24,168)	(21,981)
Purchases of property and equipment, net		(17,917)	(12,844)

Net cash used in investing activities		(114,270)	(1,479,880)

		1,356,479	(1,237,654)

FINANCING ACTIVITIES:
Net increase (decrease) in deposits		103,607	(687,953)
Proceeds from commercial paper		2,047,565	3,172,249
Repayment of commercial paper		(2,838,963)	(2,889,392)
Net (increase) decrease in derivative-related collateral		(413,987)	682,085
Proceeds from issuance of bonds		2,824,586	2,752,721
Repayment of bonds		(2,196,340)	(2,049,591)
Proceeds from borrowings		168,220	111,553
Repayment of borrowings		(209,465)	(82,036)
Proceeds from issuance of shares		477,745	361,163

Net cash (used in) provided by financing activities		(37,032)	1,370,799

NET INCREASE IN CASH AND DEPOSITS WITH BANKS		1,319,447	133,145
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF THE PERIOD		2,063,060	1,724,770

CASH AND DEPOSITS WITH BANKS AT END OF THE PERIOD		3,382,507	1,857,915

SUPPLEMENTAL DISCLOSURE:
Interest paid during the period		501,663	390,235

NON-CASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets		328,388	(362,976)

Changes in derivative financial instruments liabilities		388,472	(527,154)

See accompanying notes to the unaudited condensed interim financial information

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Information

As of September 30, 2018 and December 31, 2017

and for the nine-month periods ended September 30, 2018 and 2017

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies, and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, destined to finance programs agreed upon with donor countries and organizations which are in line with CAF´s policies and strategies.

CAF raises funds to finance its operations from sources both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Financial statement presentation – The unaudited condensed interim financial information as of September 30, 2018 and December 31, 2017 and for the nine-month periods ended September 30, 2018 and 2017 is unaudited and has been prepared, in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such condensed interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the nine-month period ended September 30, 2018 are not necessarily an indication of the results to be expected for the full year 2018.

This condensed interim financial information should be read in conjunction with CAF’s audited financial statements as of and for the years ended December 31, 2017, 2016 and 2015 and the notes thereto.

For a detailed discussion about CAF´s significant accounting policies, refer to Note 2 of the audited financial statements as of and for the years ended December 31, 2017, 2016 and 2015. During the nine-month period ended September 30, 2018, there were no significant updates to CAF´s significant accounting policies except as detailed as follow:

ASU 2016-01, Financial Instruments Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this ASU eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This ASU was adopted prospectively by CAF on January 1, 2018, and such adoption did not have a material impact on its financial statements.

Accounting policy change

During the nine-month period ended September 30, 2018, CAF prospectively adopted the policy of subsequent measurement for investments in equity securities without readily determinable fair value, as follows:

a.) direct investments in equity securities of companies, previously accounted for at cost, without a readily determinable fair value, and that do not qualify for the net asset value practical expedient to estimate fair value, are accounted for its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investments of the same issuer.

b.) for equity investments in funds without readily determinable fair value, previously accounted for at cost, CAF has applied the net asset value practical expedient to estimate fair value.

3.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	September 30, 2018		December 31, 2017
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,523,669	1.92	1,588,857	4.15

Non-U.S. governments and government entities bonds	89,536	3.21	106,812	2.21

Financial institutions and corporate securities:
Commercial paper	2,334,977	0.13	3,146,896	0.18
Certificates of deposits	1,357,015	0.19	2,065,830	0.29
Bonds	1,884,928	2.63	1,605,236	2.22
Collateralized mortgage obligation	366,431	3.92	375,733	3.86
Liquidity funds	327,347	1.00	305,627	1.00

	6,270,698	0.91	7,499,322	0.86

Marketable securities	7,883,903	1.34	9,194,991	1.44

Maturity of trading securities follows:

	September 30, 2018	December 31, 2017
Remaining maturities:
Less than one year	4,555,098	6,312,305
Between one and two years	1,667,569	518,233
Between two and three years	611,685	449,968
Between three and four years	580,320	182,553
Between four and five years	280,152	1,561,551
Over five years	189,079	170,381

	7,883,903	9,194,991

4.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or private institutions of these countries.

Loans by country are summarized as follows:

	September 30, 2018	December 31, 2017
Stockholder country:
Argentina	3,581,598	3,207,732
Barbados	85,681	86,650
Bolivia	2,490,376	2,483,765
Brazil	1,900,866	2,116,352
Chile	295,000	305,000
Colombia	2,604,101	2,516,203
Costa Rica	89,795	89,872
Dominican Republic	221,495	251,764
Ecuador	3,456,529	3,437,558
Mexico	—	305,000
Panama	1,794,689	1,503,012
Paraguay	416,109	418,669
Peru	2,201,560	2,279,635
Trinidad & Tobago	480,000	300,000
Uruguay	1,058,584	1,044,167
Venezuela	3,433,253	3,285,490

Total	24,109,636	23,630,869
Fair value adjustments	(1,007)	(2,796)

Loans	24,108,629	23,628,073

Fair value adjustments of loans represent mainly adjustments to the amount of loans for which the fair value option is elected.

At September 30, 2018 and December 31, 2017, loans denominated in other currencies were granted for an equivalent of US$ 35,553 and US$ 45,597, respectively, principally in Peruvian nuevos soles, Colombian pesos and Bolivian bolivianos. At September 30, 2018 and December 31, 2017, fixed interest rate loans amounted to US$ 120,883 and US$ 117,752, respectively.

Loans classified by public sector and private sector borrowers are as follows:

	September 30, 2018	December 31, 2017
Public sector	20,699,329	20,201,026
Private sector	3,410,307	3,429,843

	24,109,636	23,630,869

The weighted average yield of the loan portfolio is shown below:

	September 30, 2018		December 31, 2017
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)
Loans	24,109,636	4.26	23,630,869	3.49

Loans by industry segments are as follows:

	September 30, 2018		December 31, 2017
	Amount	%	Amount	%
Agriculture, hunting and forestry	164,353	1	166,138	1
Manufacturing industry	92,192	—	107,270	—
Electricity, gas and water supply	7,949,586	33	7,777,829	33
Transport, warehousing and communications	7,461,898	31	7,601,610	32
Financial services - Commercial banks	2,097,247	9	2,213,724	9
Financial services - Development banks	482,592	2	764,751	3
Social and other infrastructure programs	5,740,792	24	4,858,267	21
Others	120,976	—	141,280	1

	24,109,636	100	23,630,869	100

Loans mature as follows:

	September 30, 2018	December 31, 2017
Remaining maturities:
Less than one year	4,798,004	4,873,919
Between one and two years	2,665,733	2,517,977
Between two and three years	2,424,983	2,411,805
Between three and four years	2,343,701	2,159,737
Between four and five years	2,156,541	2,089,476
Over five years	9,720,674	9,577,955

	24,109,636	23,630,869

The loan portfolio classified based on the type of credit risk is as follows:

	September 30, 2018	December 31, 2017
Sovereign guaranteed	19,878,832	19,402,360
Non-sovereign guaranteed	4,230,804	4,228,509

	24,109,636	23,630,869

Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below

	September 30, 2018	September 30, 2017
During the period CAF recorded the following transactions:
Loans written-off	22,000	26,660
Purchases of loan portfolio	0	0
Sales of loan portfolio	9,167	30,876

	September 30, 2018	December 31, 2017
CAF presented the following amounts and quality indicators as of the end of the period / year:
Non-accrual loans	115,154	138,659
Impaired loans	115,154	138,659
Troubled debt restructured	0	0
Overdue loans	165,571	94,240
Allowance for loan losses as a percentage of loan portfolio	0.28%	0.28%
Non-accrual loans as a percentage of loan portfolio	0.48%	0.59%
Overdue loan principal as a percentage of loan portfolio	0.69%	0.40%

As of September 30, 2018, there are outstanding overdue amounts from Venezuela totaling US$ 230,892, comprising, US$ 164,747 of principal and US$ 66,145 of interest and commissions. Those amounts were originally due between June 06, 2018 and September 4, 2018. Those amounts were received fully in November 2018.

At December 31, 2017, there were outstanding overdue amount from Venezuela totaling US$ 136,507 comprising, US$ 94,240 of principal and US$ 42,267 of interest and commissions. Those amounts were received in full in January 2018.

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At September 30, 2018 and December 31, 2017, CAF had loans of this nature amounting to US$ 285,678 and US$ 423,536, respectively; whereby other financial institutions provided funds for US$ 123,681, and US$ 213,739, respectively.

Allowance for Loan Losses

Changes in the allowance, the balances for loan losses over the outstanding amounts and the outstanding amount of loans, individually and collectively evaluated, are presented below:

	For the nine-month periods ended September 30,
	2018			2017
	Credit risk			Credit risk
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	35,239	31,986	67,225	21,227	42,522	63,749
Provision for loan losses	2,723	16,857	19,580	5,657	34,383	40,040
Loans written-off	—	(22,000)	(22,000)	—	(26,660)	(26,660)
Recoveries	—	2,553	2,553	—	2,542	2,542

Balances at end of period	37,962	29,396	67,358	26,884	52,787	79,671

	September 30, 2018			December 31, 2017
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Allowance:
Individually evaluated for loan losses	—	29,396	29,396	—	31,986	31,986
Collectively evaluated for loan losses	37,962	—	37,962	35,239	—	35,239

	37,962	29,396	67,358	35,239	31,986	67,225

Loans:
Individually evaluated for loan losses	—	4,230,804	4,230,804	—	4,228,509	4,228,509
Collectively evaluated for loan losses	19,878,832	—	19,878,832	19,402,360	—	19,402,360

	19,878,832	4,230,804	24,109,636	19,402,360	4,228,509	23,630,869

5.	OTHER ASSETS

A summary of other assets follows:

	September 30, 2018	December 31, 2017
Derivative-related collateral	700,893	417,547
Intangible assets, net	11,673	13,071
Receivable from investment securities sold	6,222	—
Other	14,725	21,900

	733,513	452,518

6.	DEPOSITS

A summary of deposits follows:

	September 30, 2018	December 31, 2017
Demand deposits	77,592	71,010
Time deposits:
Less than one year	2,976,158	2,879,133

	3,053,750	2,950,143

At September 30, 2018 and December 31, 2017, the weighted average cost was 1.80% and 1.11%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in other currencies amounted to US$ 522,491 and US$ 26 at September 30, 2018 and December 31, 2017 respectively.

7.	COMMERCIAL PAPER

At September 30, 2018 and December 31, 2017, the outstanding amount of commercial paper issued by CAF, amounts to US$ 979,278, and US$ 1,770,676, respectively, of which US$ 705,000 and US$ 1,770,676, respectively, matures in 2018. At September 30, 2018 and December 31, 2017, the weighted average cost was 1.81% and 1.30%, respectively.

8.	BORROWINGS

A summary of borrowings by currency follows:

	September 30, 2018	December 31, 2017
U.S. dollars	1,235,491	1,262,823
Euros	106,450	112,900
Peruvian nuevo soles	23,304	33,016
Venezuelan bolivars	34	287
Others currencies	3,462	1,119

	1,368,741	1,410,145
Fair value adjustments	(7,959)	8,129
Less debt issuance costs	850	1,009

Carrying value of borrowings	1,359,932	1,417,265

At September 30, 2018 and December 31, 2017, the fixed interest-bearing borrowings amounted to US$ 503,951 and US$ 546,340, respectively. At September 30, 2018 and December 31, 2017, the weighted average interest rate after considering the impact of interest rate swaps was 2.96% and 2.58%, respectively.

Borrowings, by remaining maturities, are summarized below:

	September 30, 2018	December 31, 2017
Remaining maturities:
Less than one year	419,632	507,649
Between one and two years	204,137	173,567
Between two and three years	163,526	151,168
Between three and four years	137,091	139,178
Between four and five years	121,545	118,626
Over five years	322,810	319,957

	1,368,741	1,410,145

Some borrowings agreements contains covenants requiring the use of the proceeds for specific purposes or projects.

At September 30, 2018 and December 31, 2017, there were unused term credit facilities amounting to US$ 729,841 and US$ 851,997, respectively.

9.	BONDS

An analysis of outstanding bonds follows:

	September 30, 2018			December 31, 2017
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year-end)
U.S. dollars	7,234,231	7,234,231	3.73	8,105,090	8,105,090	4.17
Euro	6,952,128	6,669,221	1.81	5,834,571	5,691,902	2.00
Swiss francs	2,465,637	2,394,538	2.60	2,659,698	2,601,868	2.28
Australian dollars	971,228	878,271	3.64	910,080	889,513	2.77
Hong Kong dollars	757,298	750,728	1.90	757,292	752,217	1.54
Norwegian kroner	622,501	516,028	3.26	622,501	511,627	2.56
Japanese yen	347,486	299,243	4.20	347,680	301,766	3.61
Colombian pesos	345,313	297,269	3.43	112,565	74,269	3.77
Mexican pesos	254,653	230,685	3.63	98,108	67,003	3.88
Turkish lira	134,611	57,831	2.44	134,587	92,075	1.83
Indonesian Rupee	75,000	69,389	2.59	—	—	—
Brazilian Real	68,701	54,543	2.02	68,701	66,475	1.62
South African rand	60,380	59,608	2.42	60,372	68,135	1.85
Indian Rupee	31,891	29,494	2.79	31,891	33,473	1.92
Canadian dollars	30,395	30,967	3.19	30,395	31,822	2.42
Peruvian nuevos soles	53,378	53,568	4.44	7,489	7,585	1.85

	20,404,831	19,625,614		19,781,020	19,294,820

Fair value adjustments		42,625			446,762
Less debt issuance costs		18,518			22,955

Carrying value of bonds		19,649,721			19,718,627

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	September 30, 2018	December 31, 2017
Remaining maturities:
Less than one year	2,448,326	2,311,200
Between one and two years	1,828,288	2,336,118
Between two and three years	3,943,665	2,926,163
Between three and four years	2,699,702	2,644,380
Between four and five years	2,253,582	2,685,564
Over five years	7,231,268	6,877,595

	20,404,831	19,781,020

At September 30, 2018 and December 31, 2017, fixed interest rate bonds amounted to US$ 20,308,659 and US$ 19,683,812, respectively, of which US$ 13,179,563 and US$ 11,684,716, respectively, are denominated in other currencies.

There were no bonds repurchased during the nine-month periods ended September 30, 2018 and 2017.

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	September 30, 2018	December 31, 2017
Employees’ severance benefits and savings plan	88,978	77,993
Payable for investment securities purchased	29,153	—
Contributions to Stockholders´ Special Funds	22,982	36,967
Derivatives related collateral	8,757	139,397
Provision for contingencies	1,472	1,490
Other liabilities	6,406	9,018

	157,748	264,865

11.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

In March 2018, the Stockholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 92,000 to some stockholders’ special funds for 2018. Subsequently, during the nine-month period ended September 30, 2018, the Executive President directly or by delegation, based on the analysis of the new commitments contracted or the resources required by the stockholders´ special funds, authorized the contributions of US$ 42,000, US$ 7,445, and US$ 650 to Compensatory Financing Fund (FFC), Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the nine-month period ended September 30, 2018, CAF recognized US$ 50,095 as an expense and, at September 30, 2018 recognized an unconditional obligation (accounts payable) for US$ 22,982 which was paid in October 2018.

In March 2017, the Stockholders’ Assembly approved the contribution up to a maximum amount of US$ 92,064 to some stockholders’ special funds for 2017. Subsequently, during the nine-month period ended September 30, 2017, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the stockholders´ special funds authorized the contributions of US$ 40,800, US$ 10,925, and US$ 1,333 to FFC, FCT, and FONDESHU, respectively. For the nine month period ended September 30, 2017, CAF recognized US$ 53,058 as an expense and, at December 31, 2017 recognized an unconditional obligation (accounts payable) for US$ 36,967 which was paid in January 2018.

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances for the nine-month periods ended September 30, 2018 and 2017, and the amounts reclassified out of accumulated other comprehensive income and into net income were as follows:

	For the nine-month periods ended September 30,
	2018	2017
Balance at beginning of period	—	(1,563)
Amortization of defined benefit pension items (1)	—	1,172

Balance at end of period	—	(391)

(1)	This other comprehensive income component is included in the statement of comprehensive income.

13.	TAX EXEMPTIONS

In all Full Member Shareholder Countries, CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any taxes.

14.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency risk is managed by swapping marketable securities—trading, loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative financial instruments held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. dollars. Also, CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management elected to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to price risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts. Additionally, CAF utilizes forward contracts to reduce exposure to foreign currency risk.

The balance sheet details related to CAF’s derivative financial instruments are as follows:

	Derivative assets		Derivative liabilities
	September 30, 2018	December 31, 2017	September 30, 2018	December 31, 2017
Cross-currency swap	188,161	495,694	728,567	458,576
Interest rate swap	11,843	31,272	213,159	94,912
U.S Treasury futures	3,914	5,488	340	35
Cross-currency forward contracts	362	214	—	71

	204,280	532,668	942,066	553,594

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At September 30, 2018:
Marketable securities—Trading	—	20,000	—	304
Loans	41,535	—	1,571	—
Loans	—	9,167	—	320
Borrowings	—	106,628	3,747	—
Borrowings	398,036	—	694	11,984
Bonds	—	13,179,563	184,414	727,943
Bonds	7,044,096	—	9,578	201,175

	7,483,667	13,315,358	200,004	941,726

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2017:
Marketable securities—Trading	—	29,982	438	707
Loans	39,741	—	266	302
Loans	—	12,000	5	210
Borrowings	—	112,900	8,889	—
Borrowings	429,534	—	4,718	4,055
Bonds	—	11,684,716	486,362	457,659
Bonds	7,914,096	—	26,288	90,555

	8,383,371	11,839,598	526,966	553,488

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forwards contracts:

At September 30, 2018

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Various	Various	45,524	362

Futures short	Various	Until Dec 2018	Various	1,143,700	3,914

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Futures long	Various	Until Dec 2018	Various	123,200	(340)

At December 31, 2017
					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until January 2018	Various	65,915	214

Futures short	Various	Until March 2018	Various	1,184,598	5,488

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until March 2018	Various	65,771	(71)

Futures long	Various	Until March 2018	USD	19,800	(35)

The amount of collateral posted related to futures at September 30, 2018 and December 31, 2017, was US$ 3,999 and US$ 9,080, respectively. The amount of collateral received related to futures at September 30, 2018 and December 31, 2017 was US$ 657 and US$ 397, respectively.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At September 30, 2018

Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	200,004	(194,816)	(8,100)	(2,912)

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(941,726)	194,816	696,894	(50,016)

At December 31, 2017
Derivative assets		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	526,966	(331,368)	(139,000)	56,598

Derivative liabilities		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(553,488)	331,368	408,467	186,347

15.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation methodologies and the key inputs to those methodologies.

When available, CAF generally uses quoted prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation methodologies that use, where possible, current market-based or independently sourced market inputs, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted prices in active markets to determine the fair value of trading securities. These securities are classified in Level 1 of the fair value hierarchy.

•

Loans: The fair value of fixed rate loans is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•

Derivative assets and liabilities: Derivative financial instruments transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided by an independent financial information services company, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•

Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined by using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodologies technique.

During the nine-month period ended September 30, 2018 and the year ended December 31, 2017, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis:

At September 30, 2018

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. Treasury Notes	1,523,669	—	—	1,523,669

Non-U.S. governments and government entities bonds	89,536	—	—	89,536

Financial institutions and corporate securities:
Commercial paper	2,334,977	—	—	2,334,977
Certificate of deposits	1,357,015	—	—	1,357,015
Bonds	1,884,928	—	—	1,884,928
Collateralized mortgage obligation	366,431	—	—	366,431
Liquidity funds	327,347	—	—	327,347

	6,270,698	—	—	6,270,698

Sub-total financial assets at fair value	7,883,903	—	—	7,883,903

Loans	—	49,801	—	49,801

Derivative instruments:
Cross-currency swap	—	188,161	—	188,161
Interest rate swap	—	11,843	—	11,843
U.S Treasury futures	—	3,914	—	3,914
Cross-currency forward contracts	—	362	—	362

	—	204,280	—	204,280

Total financial assets at fair value	7,883,903	254,081	—	8,137,984

Liabilities:
Borrowings	—	496,705	—	496,705

Bonds	—	19,487,067	—	19,487,067

Derivative instruments:
Cross-currency swap	—	728,567	—	728,567
Interest rate swap	—	213,159	—	213,159
U.S Treasury futures	—	340	—	340
Cross-currency forward contracts	—	—	—	—

	—	942,066	—	942,066

Total financial liabilities at fair value	—	20,925,838	—	20,925,838

At December 31, 2017

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. Treasury Notes	1,588,857	—	—	1,588,857

Non-U.S. governments and government entities bonds	106,812	—	—	106,812

Financial institutions and corporate securities:
Commercial paper	3,146,896	—	—	3,146,896
Certificate of deposits	2,065,830	—	—	2,065,830
Bonds	1,605,236	—	—	1,605,236
Collateralized mortgage obligation	375,733	—	—	375,733
Liquidity funds	305,627	—	—	305,627

	7,499,322	—	—	7,499,322

Sub-total financial assets at fair value	9,194,991	—	—	9,194,991

Loans	—	49,007	—	49,007

Derivative instruments:
Cross-currency swap	—	495,694	—	495,694
Interest rate swap	—	31,272	—	31,272
U.S Treasury futures	—	5,488	—	5,488
Cross-currency forward contracts	—	214	—	214

	—	532,668	—	532,668

Total financial assets at fair value	9,194,991	581,675	—	9,776,666

Liabilities:
Borrowings	—	550,563	—	550,563

Bonds	—	19,559,372	—	19,559,372

Derivative instruments:
Cross-currency swap	—	458,576	—	458,576
Interest rate swap	—	94,912	—	94,912
U.S Treasury futures	—	35	—	35
Cross-currency forward contracts	—	71	—	71

	—	553,594	—	553,594

Total financial liabilities at fair value	—	20,663,529	—	20,663,529

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

	Hierarchy Levels	September 30, 2018		December 31, 2017
		Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	225,431	225,431	61,294	61,294
Deposits with banks	1	3,157,076	3,157,076	2,001,766	2,001,766
Other investments	1	1,038,831	1,038,831	1,453,869	1,453,869
Loans, net	2	23,844,430	23,898,730	23,414,311	23,415,830
Accrued interest and commissions receivable	2	557,886	557,886	427,702	427,702
Derivate related collateral	1	700,894	700,894	417,547	417,547
Receivable from investment securities sold	1	6,222	6,222	—	—
Financial liabilities:
Deposits	2	3,053,750	3,053,750	2,950,143	2,950,143
Commercial paper	2	979,278	979,278	1,770,676	1,770,676
Borrowings, net	2	863,227	863,496	866,702	867,601
Bonds, net	2	162,654	163,370	159,255	160,037
Accrued interest payable	2	389,371	389,371	314,660	314,660
Derivate related collateral	1	8,757	8,757	139,397	139,397
Payable for investment securities purchased	1	29,153	29,153	—	—

The following methodologies and input were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•

Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper, accrued interest payable, derivate related collateral, receivable from investment securities sold and payable for investment securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•

Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•

Equity investments: CAF elected a practically exception to fair value measurement on its direct investments in equity securities of companies without a readily determinable fair value under ASU 2016-01 and measured those investments at cost, less impairment plus or minus observable price changes of an identical or similar instrument of the same issuer. As of September 30, 2018, the carrying amount of those investments amounted to US$ 122,317, the effects of the impairment were recognized in the statement of comprehensive income and the changes in observable prices are not material for the financial statements. In addition, as of September 30, 2018, investments in funds without a readily determinable fair value, with carrying amount of US$ 306,956, are accounted for at fair value applying the practical expedient, using the net asset value per share.

CAF’s equity investments in other entities accounted for a cost of US$ 397,357 at December 31, 2017, do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring excessive cost.

•

Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodologies.

During the nine-month period ended September 30, 2018 and the year ended December 2017 there were no transfers between levels 1, 2 and 3.

16.	GAIN (LOSSES) ON CHANGES IN FAIR VALUE RELATED TO FINANCIAL INSTRUMENTS

	September 30, 2018
	Gain (loss) on derivative	Gain (loss) on hedged item	Net Gain (loss)
Cross-currency swaps:
Marketable securities — trading	(36)	(75)	(111)
Bonds	(572,231)	569,822	(2,409)
Loans	(114)	3,440	3,326
Borrowings	(5,143)	4,135	(1,008)

	(577,524)	577,322	(202)

The gains (losses) on changes in fair value of marketable securities — trading, cross-currency swaps and financial liabilities carried at fair value under the fair value option are as follows:

	September 30, 2017
	Gain (loss) on derivative	Gain (loss) on hedged item	Net Gain (loss)
Cross-currency swaps:
Marketable securities — trading	(628)	206	(422)
Bonds	860,122	(855,517)	4,605
Loans	(501)	(2,024)	(2,525)
Borrowings	14,084	(12,491)	1,593

	873,077	(869,826)	3,251

In addition, during the nine-month period ended September 30, 2018 and 2017, CAF recorded net gains of US$ 1,724 and US$ 6,296, respectively, related to changes in fair value of futures and forwards and changes in fair value of the U.S. Treasury Notes.

17.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	September 30, 2018	December 31, 2017
Loan commitments subscribed — eligibles	4,643,665	5,448,998
Lines of credit	4,559,649	3,593,234
Loan commitments subscribed — non eligibles	1,963,833	1,464,000
Equity investments agreements subscribed	142,479	167,182
Guarantees	167,256	176,642
Letters of credit	1,287	3,754

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	September 30, 2018	December 31, 2017
Less than one year	8,285	17,391
Between one and two years	15,000	15,000
Over five years	143,971	144,251

	167,256	176,642

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

18.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate on the basis of the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

Loans made to or guaranteed by four countries individually generated in excess, of 10% interest income on loans, as follows:

	For the nine-month periods ended September 30,
	2018	2017
Ecuador	107,633	89,259
Argentina	105,974	80,354
Venezuela	105,952	85,888
Bolivia	81,507	63,446

	401,066	318,947

19.	SUBSEQUENT EVENT

Management has evaluated subsequent events through November 9, 2018, the date of issue of these condensed interim financial information. As a result of this evaluation, management has determined that there are no subsequent events that require a disclosure in these condensed interim financial information, except for:

•	On October 26 2018, CAF issued bonds for AUD 100 million, 3.4%, due 2023, under its Australian Domestic Debt Issuance Programme.

•	On October 26 2018, CAF issued bonds for USD 525 million, 3 month USD LIBOR plus 28 bps, due 2020, under its Medium Term Notes Programme.

•	On November 1 2018, CAF issued bonds for USD 400 million, 3.435, due 2021, under its Medium Term Notes Programme.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF SEPTEMBER 30, 2018

BONDS

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2018 (in millions)
7.875% Yankee Bonds	Fixed	7.875%	2002	2022	USD	85
11.79% Colombian Peso Bonds	Fixed	11.79%	2008	2018	COP(1)	94,250
8.125% Yankee Bonds	Fixed	8.125%	2009	2019	USD	733.7
10.79% Colombian Peso Bonds	Fixed	10.79%	2009	2019	COP	127,500
4.30% Euro Yen Bonds	Fixed	4.30%	2009	2019	JPY(2)	10,000
3.95% Mexican Pesos Bonds	Fixed	3.95%	2011	2021	MXN(3)	1,317
4.375% Yankee Bonds	Fixed	4.375%	2012	2022	USD	1,500
4.03% Euro Hong Kong Dollar Bonds	Fixed	4.03%	2012	2022	HKD(4)	400
1.85% Euro Yen Bonds	Fixed	1.85%	2012	2023	JPY	6,000
4.0% Euro Hong Kong Dollar Bonds	Fixed	4.00%	2012	2024	HKD	398
4.25% Euro Bond (Schuldschein)	Fixed	4.25%	2012	2027	EUR(5)	82
4.375% Euro Bond (Schuldschein)	Fixed	4.375%	2012	2032	EUR	60
5.0% Euro Dollar Bond	Fixed	5.00%	2012	2042	USD	50
1.50% Swiss Franc Bonds	Fixed	1.50%	2013	2020	CHF(6)	250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF	250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF	100
Euro Dollar Bonds	Floating	US LIBOR 3M + 0.97%	2013	2023	USD	100
1.85% Euro Yen Bonds	Fixed	1.85%	2013	2023	JPY	4,600
6.25% Kangaroo Bonds	Fixed	6.25%	2013	2023	AUD(7)	225
4.27% Euro Hong Kong Dollar Bonds	Fixed	4.27%	2013	2028	HKD	940
3.31% Euro Bonds	Fixed	3.31%	2013	2028	EUR	250.7
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR	100
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR	100
3.66% Euro Bond	Fixed	3.66%	2013	2033	EUR	51
3.625% Euro Bond (Schuldschein)	Fixed	3.625%	2013	2033	EUR	200
6.5% ZAR Uridashi Bonds	Fixed	6.50%	2014	2018	ZAR(8)	253
7.35% TRY Uridashi Bonds	Fixed	7.35%	2014	2018	TRY(9)	157
1.875% Euro Bonds	Fixed	1.875%	2014	2021	EUR	750
2.0% Euro Bonds	Fixed	2.00%	2014	2024	CHF	300
4.070% Euro Bonds	Fixed	4.07%	2014	2024	NOK(10)	900
4.29% Euro Bonds	Fixed	4.29%	2014	2026	NOK	1,500
1.50% Swiss Franc Bonds	Fixed	1.50%	2014	2028	CHF	225
3.925% Euro Bonds	Fixed	3.925%	2014	2029	HKD	1,257
3.05% Euro Bonds	Fixed	3.05%	2014	2030	EUR	50
3.51% Euro Bonds	Fixed	3.51%	2014	2034	EUR	65
3.500% Euro Bonds	Fixed	3.50%	2014	2039	EUR	200
1.9% Euro Dollar Bonds	Fixed	1.90%	2015	2019	USD	50
2.21% Euro Dollar Bonds	Fixed	2.21%	2015	2020	USD	50
1.00% Euro Bonds	Fixed	1.00%	2015	2020	EUR	750
0.46% Swiss Franc Bonds	Fixed	0.46%	2015	2023	CHF	200
0.68% Euro Yen Bonds	Fixed	0.68%	2015	2025	JPY	8,900
4.50% Kangaroo Bonds	Fixed	4.50%	2015	2025	AUD	325
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF	200
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF	150
3.05% Euro Bonds	Fixed	3.05%	2015	2030	NOK	800
3.05% Euro Bonds	Fixed	3.05%	2015	2035	NOK	1,000
2.00% Yankee Bond	Fixed	2.00%	2016	2019	USD	1,250
0.10% Euro Bonds	Fixed	0.10%	2016	2019	EUR	85.4

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2018 (in millions)
9.00% Uridashi Bond	Fixed	9.00%	2016	2020	ZAR	590
10.73% Uridashi Bond	Fixed	10.73%	2016	2020	TRY	192
1.00% Euro Bonds	Fixed	1.00%	2016	2020	EUR	250
0.13% Euro Bonds	Fixed	0.13%	2016	2020	EUR	80.1
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2021	AUD	150
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD	712
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD	230
1.810% Euro Bonds	Fixed	1.81%	2016	2021	USD	30
2.13% Yankee Bond	Fixed	2.125%	2016	2021	USD	1,000
0.15% Swiss Market Bond	Fixed	0.15%	2016	2022	CHF	150
0.304% Swiss Market Bond	Fixed	0.304%	2016	2024	CHF	125
0.45% Samurai Market	Fixed	0.45%	2016	2026	JPY	4,500
0.51% Swiss Market Bond	Fixed	0.51%	2016	2026	CHF	125
2.89% Euro Bonds	Fixed	2.89%	2016	2026	HKD	320
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2026	AUD	110
4.50% Kangaroo Market Bond	Fixed	4.50%	2016	2026	AUD	80
1.70% Euro Bonds	Fixed	1.70%	2016	2031	EUR	70
1.803% Euro Bonds	Fixed	1.803%	2016	2031	EUR	100
1.796% Euro Bonds	Fixed	1.796%	2016	2031	EUR	50
8.10% Uridashi Bond	Fixed	8.10%	2017	2020	BRL(11)	220.2
0.50% Euro Bonds	Fixed	0.50%	2017	2022	EUR	800
3.50% Euro Bonds	Fixed	3.50%	2017	2037	CAD(12)	40
5.88% Uridashi Bond	Fixed	5.88%	2017	2022	INR(13)	2,138
4.50% Kangaroo Market Bond	Fixed	4.50%	2017	2027	AUD	325
3.265% Euro Bonds	Fixed	3.265%	2017	2027	HKD	1,620
0.30% Swiss Market Bond	Fixed	0.30%	2017	2025	CHF	275
2.20% Yankee Bond	Fixed	2.20%	2017	2020	USD	1,250
2.75% Yankee Bond	Fixed	2.75%	2017	2023	USD	1,000
1.125% Euro Bond	Fixed	1.125%	2018	2025	EUR	1,000
8.50% Mexican Pesos Bonds	Fixed	8.50%	2018	2028	MXN	3,000
6.50% Indonesian Rupiah Bond	Fixed	6.50%	2018	2023	IDR(14)	1,034,100
Euro Dollar Bond	Floating	US LIBOR 3M +0.30%	2018	2021	USD	100
6.77% Euro Bond	Fixed	6.77%	2018	2028	COP	510,000
6.75% Euro Bond	Fixed	6.75%	2018	2028	COP	150,000
0.75% Euro Bond	Fixed	0.75%	2018	2023	EUR	500
1.00% Euro Bond	Fixed	1.00%	2018	2020	EUR	150
3.385% Euro Dollar Bond	Fixed	3.385%	2018	2023	USD	30
4.444% PEN Bond	Fixed	4.444%	2018	2021	PEN	177

(1)	Colombian Pesos.
(2)	Japanese Yen.
(3)	Mexican Pesos.
(4)	Hong Kong Dollars.
(5)	Euros.
(6)	Swiss Francs.
(7)	Australian Dollars.
(8)	South African Rand.
(9)	Turkish Lira.
(10)	Norwegian Kroner.
(11)	Brazilian Real
(12)	Canadian Dollars
(13)	Indian Rupee
(14)	Indonesian Rupiah

Subsequent Events:

•	On October 26, 2018, CAF issued bonds for AUD 100 million, 3.4% due 2023, under its Australian Domestic Debt Issuance Programme.

•	On October 26, 2018, CAF issued bonds for USD 525 million, 3 month LIBOR + 0.28% due 2020, under its Medium Term Notes Programme.

•	On November 1, 2018, CAF issued bonds for USD 400 million, 3.435% due 2021, under its Medium Term Notes Programme.

BORROWINGS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2018
					(in U.S.$ millions)
Borrowings	Various	Various	Various	Various	1,359.9
Deposits	Floating	Various	Various	Various	3,053.8
Commercial Paper	Floating	Various	Various	USD	979.3

BORROWINGS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at September 30, 2018 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	USD	30.0
ACDI (Canada)	0%	30-Mar-97	29-Sep-23	CAN(1)	0.5
Agencia Francesa de Desarrollo — AfD	Floating	Various	Various	Various	252.7
China Development Bank — CDB	Floating	29-Nov-07	19-Nov-19	USD	22.5
IADB	2%	24-May-97	24-May-23	USD	0.5
Instituto de Crédito Oficial — ICO	Floating	Various	Various	USD	80.0
JBIC, Japan	Floating	Various	Various	USD	95.2
KfW (Germany)	Various	Various	Various	USD	588.7
Nordic Investment Bank	Floating	Various	Various	USD	35.5

(1)	Canadian dollars.

GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at September 30, 2018
			(in U.S.$ millions)
Republic of Peru	02/13/2006	02/13/2025	28.0
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Norte	06/21/2013	06/21/2019	5.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	25.2
Banco WWB	11/15/2017	12/20/2019	15.0

DESCRIPTION OF THE NOTES

This prospectus supplement describes the terms of the notes in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We describe the price, interest and payment terms of the notes on the cover and in the summary of this prospectus supplement.

We will issue the notes under a fiscal agency agreement, dated as of March 17, 1998, between us and The Bank of New York Mellon (as successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

This description of the notes includes summaries of our understanding of certain customary rules and operating procedures of The Depository Trust Company, or “DTC,” that affect transfers of interests in the global note. DTC may amend its customary rules and operating procedures after the date of this prospectus supplement.

The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated in right of payment to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. “Indebtedness” means all indebtedness of CAF in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The notes will not be entitled to the benefit of any sinking fund.

Interest on any note will be paid to the person in whose name such note was registered at the close of business on the preceding May 8 and November 8, whether or not a business day (as defined below). For purposes of this prospectus supplement, “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

If an interest payment date (other than the interest payment date that is also the date of maturity) would fall on a day that is not a business day, the payment of interest in respect of that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then the payment of interest in respect of that interest payment date will be on the day immediately preceding that interest payment date that is a business day. The amount of interest payable in respect of an interest payment date will remain the same notwithstanding that the actual day of payment thereof is changed in accordance with the preceding sentence. If the date of maturity is not a business day, the payment of principal of and interest on the notes will be made on the following day that is a business day, and no interest will accrue for the period from and after such date of maturity.

The issuance by CAF from time to time of its debt securities has been authorized by the resolutions of the Executive President of CAF dated June 11, 2018, and a further resolution dated November 15, 2018, pursuant to powers delegated to the Executive President by Resolution No. 2209/2017 of the Board of Directors of CAF dated December 5, 2017.

Form and Denominations

The Global Note

We will issue the notes in the form of one or more global debt securities (which we refer to collectively as the “global note”) registered in the name of Cede & Co., as nominee of DTC. The global note will be issued:

•	only in fully registered form, and

•	without interest coupons.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly. Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”), are indirect participants in DTC, and therefore participants in Euroclear and Clearstream, Luxembourg will hold beneficial interests in the global notes indirectly at DTC.

What is a Global Security? A global security (such as the global note) is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary. In the case of the notes, DTC will act as depositary and Cede & Co. will act as DTC’s nominee.

Special Investor Considerations for Global Securities. Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. While the notes are held as global notes, we will not recognize a typical investor as a legal owner of the notes and instead will deal only with the fiscal agent and DTC or its nominee, the registered legal holder of the global note.

You should be aware that as long as the notes are issued only in the form of a global security:

•	You cannot get the notes registered in your own name.

•	You cannot receive physical certificates for your interests in the notes.

•	You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

•

DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. We and the fiscal agent have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the fiscal agent do not supervise DTC in any way.

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

Description of DTC. We understand that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the Securities and Exchange Commission.

DTC’s records reflect only the identity of the account holders to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of the beneficial owners.

Definitive Notes

In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the notes, which we refer to as “definitive notes.” After that exchange, the choice of whether to hold the definitive notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the definitive notes transferred to your own name, if you wish to be a direct legal holder of the definitive notes.

We will cause definitive notes to be issued in exchange for the global note if we decide in our sole discretion not to have any of the notes represented by the global note or if DTC or its nominee notifies us that:

•	it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note;

•	it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and we do not appoint a successor depositary within 90 days; or

•

an event of default with respect to the notes represented by the global note has occurred and is continuing as described under “Description of the Debt Securities — Default; Acceleration of Maturity” in the accompanying prospectus.

We would issue definitive notes:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of multiples of $1,000.

Any definitive notes issued in this way would be registered in the names and denominations requested by DTC.

Payments on the Notes

The Global Notes. The fiscal agent will make payments of principal of, and interest on, the global notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the notes will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in “street name.”

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of DTC’s or its account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

Definitive Notes. Payment of the principal of definitive notes, if any exist, may be made at the office of the fiscal agent. Payment of the interest on definitive notes will be paid by check mailed to you if you are a registered holder of definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of definitive notes, payments of principal or interest may be made to that holder by wire transfer.

Unclaimed Payments on the Notes. Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any notes that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the notes when due.

Transfer and Exchange of the Notes

The Global Note. Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial Interests in the Global Note. Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

Definitive Notes. You may present definitive notes, if any exist, for registration of transfer or exchange at the corporate trust office of the fiscal agent in The City of New York, which we have appointed as the security registrar and transfer agent for the notes.

Exercise of Legal Rights Under the Notes

DTC may grant proxies or otherwise authorize DTC account holders (or persons holding beneficial interests in the notes through DTC account holders) to exercise any rights of a legal holder of the global note or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to those DTC account holders to whose accounts the notes are credited on such record date. Accordingly, in order to exercise any rights of a holder of notes, as an owner of a beneficial interest in the global note you must rely on the procedures of DTC and, if you are not an account holder, on the procedures of the account holder through which you own your interest.

We understand that, under existing industry practice, in the event that you, as an owner of a beneficial interest in the global note, desire to take any action that Cede & Co., as the holder of the global note, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize you, as an owner of a beneficial interest in the global note, through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

Although DTC has agreed to the procedures described above in order to facilitate transfers of notes among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time.

“Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how to exercise and protect their rights in the notes represented by the global note.

Notices

Notices will be sent by mail to the registered holders of the notes. If the notes are represented by a global note, any such notices will be delivered to DTC.

Certain Other Provisions

You should refer to the accompanying prospectus under the heading “Description of the Debt Securities” for a description of certain other provisions of the notes and the fiscal agency agreement.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for interests in the notes will be made in same-day U.S. dollar funds.

With regard to secondary market trading of interests in the notes, we understand the following:

Secondary market sales of interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market sales of interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers of interests in the notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding interests in the notes directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of interests in the notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such interests in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the notes by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Euroclear and Clearstream, Luxembourg will follow the foregoing procedures in order to facilitate transfers of interests in notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. None of us, the fiscal agent or any other agent will have any responsibility for the performance by any clearing system, or their respective direct or indirect participants or accountholders, of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 26, 2016 and a related pricing agreement dated November 15, 2018, we have agreed to sell to the underwriters named below and, subject to certain conditions, each underwriter has severally agreed to purchase the following respective principal amounts of notes:

Underwriter	Principal Amount
Barclays Bank PLC	$250,000,000
Goldman Sachs International	$250,000,000
HSBC Securities (USA) Inc.	$250,000,000

Total	$750,000,000

The underwriting agreement and related pricing agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement and the related pricing agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $350,000.

Commissions and Discounts

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriters may change the public offering price and may allow concessions and discounts to broker/dealers.

Trading of the Notes

One or more of the underwriters intends to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise. No assurance can be given as to how liquid the trading market for the notes will be.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate-covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In connection with the issue of the notes, HSBC Securities (USA) Inc., as the Stabilizing Manager(s) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

Settlement and Sales of Notes

We expect the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time for any such trade to prevent a failed settlement and should consult their own advisor.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on CAF except as set forth in the underwriting agreement and related pricing agreement.

Brazil. The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities Commission — and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. Documents relating to an offering of the notes, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

Canada. The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong. The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”)), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to these notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the offer of the notes.

Indonesia. The notes under this prospectus supplement will be offered only to a strictly limited number of persons within the Republic of Indonesia so that such offering would not be considered to be a “public offering,” as defined in Article 1 section 15 of Law No. 8 of 1995 on Capital Markets, and no registration statement will need to be filed with the Financial Services Authority (Otoritas Jasa Keuangan).

You are advised to exercise caution in relation to the offering of the notes. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. This prospectus supplement is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in the Republic of Indonesia or used for any purpose in the Republic of Indonesia other than in connection with your consideration of the offer of the notes.

Japan. The notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) since the offering in Japan constitutes the private placement to qualified institutional investors under Article 2, Paragraph 3, Item 2-A of the FIEL. Any transfer of the notes is prohibited except where it is transferred to qualified institutional investors, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan.

People’s Republic of China. The notes may not be offered or sold directly or indirectly in the People’s Republic of China (for the purpose of this prospectus supplement, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, “PRC”) and neither this prospectus supplement, which has not been submitted to China Securities Regulatory Commission or any other governmental authorities in the PRC, nor any offering material or information contained herein relating to the notes, may be circulated or distributed in the PRC or used in connection with any offer for the subscription or sale of shares in the PRC, except to the extent consistent with applicable laws and regulations of the PRC.

Republic of Korea. The notes offered under this prospectus supplement may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. For a period of one year from the issue date of the notes, no holder of the notes who is in Korea or a resident of Korea may transfer the notes in Korea or to any resident of Korea unless such transfer involves all of the notes held by it. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore. This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Taiwan. The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority or agency of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory

Commission of Taiwan and/or other regulatory authority or agency of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Kingdom. Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to CAF; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Underwriters and Affiliates

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading positions of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the notes on our behalf. Clifford Chance US LLP will pass upon the validity of the notes on behalf of the underwriters. Sullivan & Cromwell LLP and Clifford Chance US LLP may rely as to certain matters on the opinion of Mr. Octavio Rosselli, our General Counsel.

$2,500,000,000

CORPORACIÓN ANDINA DE FOMENTO

Debt Securities

Guarantees

We may from time to time offer up to $2,500,000,000 (or its equivalent in other currencies) aggregate principal amount of the securities described in this prospectus. The securities may be debentures, notes, guarantees or other unsecured evidences of indebtedness. In the case of debt securities sold at an original issue discount, we may issue a higher principal amount up to an initial public offering price of $2,500,000,000 (or its equivalent).

We may offer the securities from time to time as separate issues. In connection with any offering, we will provide a prospectus supplement describing the amounts, prices, maturities, rates and other terms of the securities we are offering in each issue.

We may sell the securities directly to or through underwriters, and may also sell securities directly to other purchasers or through agents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 14, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which we refer to as the Securities Act, using a “shelf” registration process. Under the shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of our business and of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before purchasing our securities. If the information in any prospectus supplement differs from the information in this prospectus or in the registration statement, you should rely on the information in the prospectus supplement.

The registration statement, any post-effective amendment to the registration statement and their various exhibits contain additional information about Corporación Andina de Fomento (“CAF”), the securities we may issue and other matters. All of these documents may be inspected at the offices of the Securities and Exchange Commission.

You should rely only on the information in this prospectus or in other documents to which we have referred you in making your investment decision. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date specified on the cover of this document.

Except as otherwise specified, all amounts in this prospectus are expressed in United States dollars (“dollars,” “$,” “U.S.$” or “U.S. dollars”). All references to “we,” “us” and “our” refer to CAF.

Certain amounts that appear in this prospectus may not sum because of rounding adjustments.

FORWARD-LOOKING INFORMATION

This prospectus may contain forward-looking statements. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as “believe,” “expect,” “anticipate,” “should” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus, such as the effects of economic or political turmoil in one or more of our shareholder countries.

CORPORACIÓN ANDINA DE FOMENTO

CAF was established in 1968 pursuant to the Agreement establishing the Corporación Andina de Fomento (the “Constitutive Agreement”), an international treaty, and seeks to foster and promote economic development within Latin America and the Caribbean. CAF is a multilateral financial institution, the principal shareholders of which are the current contracting parties to the Constitutive Agreement — the Argentine Republic; the Plurinational State of Bolivia; the Republics of Colombia, Ecuador, Panama, Paraguay, Peru, and Trinidad and Tobago; the Federative Republic of Brazil; the Oriental Republic of Uruguay; and the Bolivarian Republic of Venezuela — each of which we refer to in this prospectus as a full member shareholder country and which we refer to collectively in this prospectus as the full member shareholder countries. At December 31, 2017, the full member shareholder countries of CAF collectively accounted for 91.86% of the nominal value of our paid-in capital. The other shareholder countries of CAF are Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain, each of which we refer to in this prospectus as an associated shareholder country and which we refer to collectively in this prospectus as the associated shareholder countries. At December 31, 2017, our associated shareholder countries collectively accounted for 8.10% of the nominal value of our paid-in capital. We refer to our full member shareholder countries and our associated shareholder countries collectively as our shareholder countries. Our shares are also held by 13 financial institutions based in the full member shareholder countries, which collectively accounted for 0.04% of the nominal value of the paid-in capital at December 31, 2017.

CAF commenced operations in 1970. Our headquarters are in Caracas. We have offices in Asunción, Bogotá, Brasilia, Buenos Aires, La Paz, Lima, Madrid, Mexico City, Montevideo, Panama City, Port of Spain and Quito.

We offer financial and related services to the governments of, and public and private institutions, corporations and joint ventures operating in, our shareholder countries. Primarily, we provide short, medium and long-term loans and guarantees; to a lesser extent, we also participate as a limited equity investor in corporations and investment funds, and provide technical and financial assistance, as well as administrative services for certain regional funds.

The Constitutive Agreement generally delegates to our Board of Directors the power to establish and direct our financial, credit and economic policies. Our Board of Directors has adopted a formal statement of our financial and operational policies, the (Políticas de Gestión). These operational policies provide our management with guidance as to significant financial and operational issues, and they may not be amended by the Board of Directors in any manner inconsistent with the Constitutive Agreement. See “Operations of CAF — Credit Policies.”

We raise funds to finance operations both within and outside our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio.

Our objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping our shareholder countries make their economies diversified, competitive and more responsive to social needs.

LEGAL STATUS OF CAF

As an international treaty organization, we are a legal entity under public international law. We have our own legal personality, which permits us to enter into contracts, acquire and dispose of property and take legal action. The Constitutive Agreement has been ratified by the legislature in each of the full member shareholder countries. We have been granted the following immunities and privileges in each full member shareholder country:

(1)

immunity from expropriation, search, requisition, confiscation, seizure, sequestration, attachment, retention or any other form of forceful seizure by reason of executive or administrative action and immunity from enforcement of judicial proceedings by any party prior to final judgment;

(2)	free convertibility and transferability of our assets;

(3)	exemption from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes; and

(4)	exemption from any restrictions, regulations, controls or moratoria with respect to our property or assets.

In addition, we have entered into agreements with each of our associated shareholder countries. Pursuant to these agreements, each country has agreed to extend to us, with respect to our activities in and concerning that country, immunities and privileges similar to those we have been granted in the full member shareholder countries. CAF may also enjoy immunities and privileges under the laws of countries other than the full member shareholder countries and associated shareholder countries by virtue of its status as an international treaty organization or the identity of its shareholders.

The governments of some of CAF’s shareholder countries have historically taken actions, such as nationalizations and exchange controls, that would be expected to adversely affect ordinary commercial lenders. In light of the immunities and privileges discussed above, we have not been adversely affected by these actions.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds of the sale of the securities to fund our lending operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness at March 31, 2018 and does not give effect to any transaction since that date.

At March 31, 2018
(in U.S.$ millions)
Short-term debt(1)	5,959.0

Long-term debt (maturities over one year)(2)	20,429.9
Stockholders’ equity
Capital
Subscribed and paid-in capital (authorized capital $15.0 billion)(3)	5,021,3
Additional paid-in capital	3,327.6

Total capital	8,348.9
Reserves
Mandatory reserve pursuant to Article 42 of the Constitutive Agreement	493.2
General reserve	2,384.8

Total reserves	2,878.0
Retained earnings	49.9

Total stockholders’ equity	11,276.8

Total long-term debt and stockholders’ equity	31,706.7

(1)

Includes deposits, commercial paper, the current portion of bonds and borrowings, accrued interest payable, the current portion of accrued expenses and other liabilities ($348.1 million) and the current portion of derivative instrument liabilities ($80.4 million).

(2)

Includes borrowings and bonds with a maturity of over one year, the non-current portion of accrued expenses and other liabilities ($92.5 million) and the non-current portion of derivative instrument liabilities ($427.5 million)

(3)	CAF’s authorized capital also included callable capital of $5.0 billion at March 31, 2018.

CAPITAL STRUCTURE

General

As of March 31, 2018, CAF’s total authorized capital is $15.0 billion, of which $10.0 billion is ordinary capital shares and $5.0 billion is callable capital shares.

In November 2015, the Board of Directors approved a new general paid-in capital increase for a total amount of $4.5 billion, of which $4.0 billion is available for Series “A” and “B” stockholders and $500 million is available in respect of such capital contributions for Series “C” stockholders. Throughout 2016 and 2017, CAF’s management signed subscription agreements with various stockholders. The capital contributions related to this increase began in 2017 and are expected to be paid during the period ending in 2025.

Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

Series “A” shares may be owned only by the full member shareholder countries (as defined below). Each full member shareholder country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the full member shareholder countries owning a Series “A” share is entitled to elect one Director and one Alternate Director to our Board of Directors.

Series “B” shares are currently owned by the full member shareholder countries, and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 0.04% of our outstanding shares, which are owned by 13 private sector financial institutions in the full member shareholder countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. As owners of Series “B” shares, the full member shareholder countries collectively are entitled to elect five additional Directors and five additional Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one Director and one Alternate Director.

Series “C” shares are currently owned by eight associated shareholder countries: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. We make available Series “C” shares for subscription by countries which are not full member shareholder countries in order to strengthen links between these countries and the full member shareholder countries. Ownership of our Series “C” shares by these countries makes entities in these countries that deal with entities in full member shareholder countries eligible to receive loans from us with respect to such dealings. Holders of Series “C” shares collectively are entitled to elect two Directors and two Alternate Directors.

Under the Constitutive Agreement, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private entities or individuals in the full member shareholder countries, except that no more than 49% of the Series “B” shares within any country may be held by private entities or individuals. Series “C” shares may be held by or transferred to public or private entities or individuals outside the full member shareholder countries. Unless a shareholder country withdraws, Series “A” and Series “B” shares may only be transferred within such country.

The Constitutive Agreement (i) allows, under certain circumstances, Latin American and Caribbean countries, including those that are currently associated shareholder countries, to own Series “A” shares and become full member shareholder countries, and (ii) expands CAF’s formal purpose to include supporting sustainable development and economic integration within all of Latin America and the Caribbean, as opposed to within only the Andean region. Consequently, on March 17, 2009, CAF’s Extraordinary Shareholders’ Meeting approved the terms and conditions precedent by which Argentina, Brazil, Panama, Paraguay, Trinidad and

Tobago and Uruguay could become contracting parties to the Constitutive Agreement, could become full member shareholder countries and could come to own Series “A” shares. In general, in order to become a full member country of CAF, a country must (i) subscribe, directly or indirectly, for one Series “A” share, (ii) exchange all of its ordinary and callable Series “C” capital shares for Series “B” share equivalents, (iii) meet any conditions for its accession as determined by the Shareholders’ General Meeting, and (iv) deposit its instrument of adhesion with the Ministry of Foreign Affairs of the Bolivarian Republic of Venezuela. The country is deemed to have become a full member country of CAF 30 days after the Shareholders’ General Meeting determines that the conditions for its adhesion have been complied with, including the depositing of the instrument of adhesion. As of the date of this prospectus, Argentina, Brazil, Panama, Paraguay, Trinidad and Tobago and Uruguay have ceased to be Series “C” shareholder countries, have adhered to the Constitutive Agreement and now possess Series “A” shares as full member shareholder countries.

Note: All figures as of March 31, 2018, that refer to “full member shareholder countries” include only the Republic of Argentina, the Plurinational State of Bolivia, the Republics of Colombia, Ecuador, Panama, Paraguay, Peru, and Trinidad and Tobago, the Federative Republic of Brazil, the Oriental Republic of Uruguay, and the Bolivarian Republic of Venezuela. All figures as of March 31, 2018 that refer to “associated shareholder countries” encompass all other shareholder countries. References to “shareholder countries” include both the full member shareholder countries and the associated shareholder countries.

Paid-in Capital and Unpaid Capital

At March 31, 2018, CAF’s subscribed capital (excluding callable capital) was $6.4 billion, of which $5.0 billion was paid-in capital and $1.4 billion was unpaid capital. The unpaid capital is receivable in installments according to the subscribed agreements with the shareholder countries. Over the years, we have had several increases of subscribed capital.

Since 1990, capital contributions made to CAF (valor patrimonial) comprise a premium paid on each Series “B” and Series “C” share purchased and the nominal $5,000 per share value established by CAF’s by-laws. The premium component of valor patrimonial is determined at the beginning of each subscription and applies to all payments under that subscription.

Information regarding recent capital subscriptions and annual capital contributions made by shareholder countries as of March 31, 2018 is as follows:

Argentina

In March 2012, Argentina subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In March 2016, Argentina subscribed to an additional $572.0 million in series “B” shares, of which it paid $41.7 million in 2017.

Barbados

In September 2014, Barbados entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $50.0 million, of which it paid $25.0 million in 2015 and $25.0 million in 2016.

Bolivia

In 2009, Bolivia subscribed to an additional $105.0 million in Series “B” shares, to be paid in eight installments. The final installment was paid in 2017.

In January 2012, Bolivia subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In March 2016, Bolivia subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017.

Brazil

In 2009, Brazil subscribed to an additional $190.0 million in Series “C” shares to be paid in seven installments. The final installment was paid in 2017.

In September 2012, Brazil subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In July 2017, Brazil subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments beginning in 2018.

Colombia

In June 2012, Colombia subscribed to an additional $210.0 million in Series “B” shares to be paid in three installments, of which it paid $30.0 million in 2015, $60.8 million in 2016, $18.3 million in January 2017 and $100.9 million in January 2018.

In August 2012, Colombia subscribed to an additional $228.6 million in Series “B” shares. The final installment was paid in 2017.

In July 2016, Colombia subscribed to an additional $572.0 million in series “B” shares, to be paid in eight annual installments, of which it paid $5.0 million in March 2017.

Dominican Republic

In 2009, the Dominican Republic subscribed to an additional $17.0 million in Series “C” shares. The final installment was paid in 2017.

In February 2016, the Dominican Republic subscribed to an additional $50.0 million in Series “C” shares, to be paid in four installments, of which it paid $12.5 million in May 2017.

Ecuador

In 2009, Ecuador subscribed to an additional $105.0 million in Series “B” shares to be paid in eight installments. The final installment was paid in 2017.

In March 2012, Ecuador subscribed to an additional $91.5 million in Series “B” shares, to be paid in four annual installments. The final installment was paid in 2016.

In June 2016, Ecuador subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017.

Mexico

In February 2017, Mexico subscribed to an additional $51.3 million in Series “C” shares, which it paid in full in 2017.

Panama

In 2009, Panama subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments. The final installment was paid in 2017.

In February 2012, Panama subscribed to an additional $91.5 million in Series “B” shares, to be paid in five installments. The final installment was paid in 2017.

In February 2016, Panama subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments beginning in 2017, of which it paid $17.2 million in 2017.

Paraguay

In 2009, Paraguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven installments. The final installment was paid in 2017.

In May 2012, Paraguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in five annual installments. The final installment was paid in 2017.

In March 2016, Paraguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments, of which it paid $17.2 million in 2017.

Peru

In 2009, Peru subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments, although this schedule was later modified to seven installments. The final installment was paid in 2016.

In March 2012, Peru subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, which it paid in full in 2016.

In March 2016, Peru subscribed to an additional $572.0 million in Series “B” shares, to be paid in eight installments, of which it paid $35.0 million in 2017.

Portugal

In 2009, Portugal subscribed to EUR 15.0 million in Series “C” shares to be paid in four equal installments and EUR 60.0 million in callable capital. The final installment was paid in 2015.

In 2017, Portugal subscribed to $6.4 million in Series “C” shares to be paid in three equal installments ending in 2019, of which it paid $4.3 million in January 2018.

Spain

In 2017, Spain subscribed to an additional $173.2 million of paid-in capital to be paid in five installments, of which it paid $52.5 million in December 2017.

Trinidad and Tobago

In 2009, Trinidad and Tobago entered into an agreement to subscribe to Series “C” shares for a total capital contribution of $6.0 million, which it paid in full in 2015.

In June 2016, Trinidad and Tobago subscribed to $36.0 million in callable capital.

In September 2016, upon completion of all requirements to become a full member shareholder country, Trinidad and Tobago acquired a $1.2 million Series “A” share and exchanged all of its Series “C” ordinary and callable capital shares for Series “B” share equivalents.

Uruguay

In 2009, Uruguay subscribed to an additional $55.0 million in Series “C” shares to be paid in seven annual installments. The final installment was paid in 2017.

In February 2012, Uruguay subscribed to an additional $91.5 million in Series “B” shares, to be paid in four installments. The final installment was paid in 2016.

In March 2016, Uruguay subscribed to an additional $190.0 million in Series “B” shares, to be paid in six installments of which it paid $17.2 million in 2017.

Venezuela

In 2009, Venezuela subscribed to an additional $380.0 million in Series “B” shares to be paid in eight installments. Venezuela has paid a total of $268.2 million as of September 30, 2017. In March 2018, the agreement was amended to provide for payment in three installments, with the final installment scheduled to be paid in 2020.

In August 2012, Venezuela subscribed to an additional $228.6 million in Series “B” shares, to be paid in four installments, which it paid in full in 2016.

In March and May 2016, Venezuela subscribed to an additional $572.0 million in Series “B” shares. In March 2018, the agreement was amended to provide for payment in eight installments, with the final installment scheduled to be paid in 2025.

As of March 31, 2018, all shareholder countries were current in their capital payments.

The following table sets out the nominal value of our subscribed paid-in capital and unpaid capital as of March 31, 2018:

Shareholders	Paid-in Capital	Unpaid Capital
	(in U.S.$ thousands)
Series “A” Shares:
Argentina	1,200	0
Bolivia	1,200	0
Brazil	1,200	0
Colombia	1,200	0
Ecuador	1,200	0
Panama	1,200	0
Paraguay	1,200	0
Peru	1,200	0
Trinidad y Tobago	1,200	0
Uruguay	1,200	0
Venezuela	1,200	0
Series “B” Shares:
Argentina	470,895	186,725
Bolivia	263,120	60,850
Brazil	439,290	201,425
Colombia	882,350	199,655
Ecuador	264,725	60,850
Panama	140,285	60,850
Paraguay	137,885	60,850
Peru	895,070	189,105
Trinidad and Tobago	117,285	0
Uruguay	146,450	60,850
Venezuela	843,390	240,780
Commercial Banks	2,255	230
Series “C” Shares:
Barbados	17,610	0
Chile	27,705	0
Costa Rica	16,455	0
Dominican Republic	39,575	13,205
Jamaica	910	0
Mexico	76,835	0
Portugal	8,850	750
Spain	217,185	42,510

Total	5,021,325	1,378,635

Reserves

Article 42 of the Constitutive Agreement requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. The mandatory reserve is an accounting reserve. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical.

At March 31, 2018, our reserves totaled $2.9 billion. At such date, the mandatory reserve pursuant to Article 42 of the Constitutive Agreement amounted to $493.2 million, or 7.7% of subscribed paid-in and capital subscriptions receivable, and the general reserve amounted to $2.4 billion.

Callable Capital

In addition to our subscribed paid-in and un-paid capital, our shareholders have subscribed to callable capital totaling $1.6 billion at March 31, 2018. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources. For further information regarding subscribed callable capital, see Note 16 (“Stockholders’ Equity”) to our audited financial statements.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective governments. If the callable capital were to be called, the Constitutive Agreement requires that the call be prorated among shareholders in proportion to their shareholdings.

SELECTED FINANCIAL INFORMATION

The following selected financial information as of and for the years ended December 31, 2017, 2016, and 2015 has been derived from our audited financial statements for those periods, which were audited by our independent auditors Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited. The audit report of Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, has been included on page F-5 of this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The following selected financial information as of and for the three-month periods ended March 31, 2018 and 2017 has been derived from our unaudited condensed interim financial information (included on page S-1 of this prospectus) and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the three-month period ended March 31, 2018 are not necessarily indicative of results to be expected for the full year 2018. The selected financial information should be read in conjunction with our audited financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in U.S.$ thousands, except ratios)
Statements of Comprehensive Income
Interest income	1,002,025	813,460	621,259	276,108	232,231
Interest expense	621,587	471,047	345,391	179,532	144,670

Net interest income	380,438	342,413	275,868	96,576	87,561
Provision for loan losses	69,902	38,270	18,703	9,286	14,785

Net interest income after provision for loan losses	310,536	304,143	257,165	87,290	72,776
Non-interest income	15,958	51,601	16,764	2,227	1,777
Non-interest expenses	162,332	151,577	139,163	38,345	39,683

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds	164,162	204,167	134,766	51,172	34,870
Unrealized changes in fair value related to financial instruments	4,301	(13,449)	(3,136)	1,296	6,650

Net income before Contributions to Stockholders’ Special Funds	168,463	190,718	131,630	52,468	41,520
Contributions to Stockholders’ Special Funds(1)	92,064	68,000	54,000	2,593	2,407
Net income	76,399	122,718	77,630	49,875	39,113

Balance Sheet Data (end of period)
Total assets	38,111,566	35,668,988	32,469,695	37,665,729	36,588,714
Total liabilities	26,989,830	25,195,344	22,945,601	26,388,953	25,997,892
Total stockholders’ equity	11,121,736	10,473,644	9,524,094	11,276,776	10,590,822

Total liabilities and stockholders’ equity	38,111,566	35,668,988	32,469,695	37,665,729	36,588,714

Loan Portfolio and Equity Investments
Loans before allowance for loan losses and loan commissions, net of origination cost	23,628,073	21,977,081	20,430,792	23,156,974	22,386,503
Allowance for loan losses	67,225	63,749	58,929	65,350	65,397
Equity investments	433,025	386,051	328,390	439,195	387,613

	Year Ended December 31,			Three Months Ended March 31,
	2017	2016	2015	2018	2017
	(in U.S.$ thousands, except ratios)
Selected Financial Ratios
Return on average total stockholders’ equity(2)	1.5%	2.0%	1.5%	1.8%	1.3%
Return on average paid-in capital(3)	3.4%	4.4%	3.1%	4.1%	2.9%
Return on average assets(4)	0.4%	0.6%	0.4%	0.5%	0.4%
Administrative expenses divided by average total assets	0.4%	0.4%	0.4%	0.4%	0.4%
Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.4%	0.0%	0.0%	0.1%	0.1%
Non-accrual loans as a percentage of loan portfolio	0.6%	0.6%	0.0%	0.5%	0.5%
Allowance for loan losses as a percentage of loan portfolio	0.3%	0.3%	0.3%	0.3%	0.3%

(1)

In March 2014, at the Stockholders’ Meeting the stockholders agreed, effective 2015, to approve each year the maximum amount that management is authorized to contribute to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. For more information, see Note 24 (“Special Funds and other Funds under management”) to our audited financial statements in this prospectus.

(2)

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total stockholders’ equity. Annual average total stockholders’ equity is computed as the arithmetic average of total stockholders’ equity as of the beginning and the end of each period. Data for interim periods has been annualized.

(3)

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average subscribed and paid-in capital. Annual average subscribed and paid-in capital is computed as the arithmetic average of subscribed and paid-in capital as of beginning and the end of each period. Data for interim periods has been annualized.

(4)

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds divided by annual average total assets. Annual average total assets is computed as the arithmetic average of total assets as of beginning and the end of each period. Data for interim periods has been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto beginning on page F-7 of this prospectus and the unaudited condensed interim financial information as of March 31, 2018 and December 31, 2017 and for the three-month periods ended March 31, 2018 and 2017.

Market Overview and Portfolio Trends

In recent months, important global economic developments have occurred including (i) a slight increase in oil prices due in part to the possibility of sanctions against Russia and Iran and the recent re-imposition of sanctions on Iran by the United States, (ii) a stronger than expected pickup in growth in advanced economies, (iii) low growth and increasing inflation in Latin America, (iv) potential trade disputes and (v) an increase in short-term interest rates in the United States.

While the slight increase in oil prices and some of the other global economic developments discussed above have not adversely affected our results of operations, certain of these recent global developments could negatively affect our borrowers, which may result in a downward adjustment of the external risk rating of some of our sovereign borrowers and a corresponding increase in our allowance for loan losses, according to the methodology described in “— Income Statement — Provision for Loan Losses” below.

Both 2017 and 2016 were characterized by growth in our loan portfolio as a result of our strategy to expand our shareholder base, principally through additional paid-in capital contributions by several of our existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led our loan portfolio to grow 7.54% in 2017 and 7.57% in 2016.

As of December 31, 2017, our loan portfolio was distributed by country as follows: Ecuador — 14.5%, Venezuela — 13.9%, Argentina — 13.6%, Colombia — 10.6%, Bolivia — 10.5%, Peru — 9.6%, Brazil — 9.0%, Panama — 6.4%, Uruguay — 4.4%, Paraguay — 1.8%, Mexico — 1.3%, Chile — 1.3%, Trinidad & Tobago — 1.3%, Dominican Republic — 1.1%, Costa Rica — 0.4%, and Barbados — 0.4%.

Notwithstanding the increasing presence of other state-sponsored development banks in the regions in which we operate, we do not expect that the growth of our loan portfolio will be materially affected by the activities of other development banks in the region, since the financing needs of our shareholder countries exceed the current supply of lending resources. We believe that activities of other development banks are complementary to our lending operations.

Recent Developments Relating to Sanctions

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) administers sanctions in respect of the Government of Venezuela and certain Venezuelan nationals, including certain Venezuelan government officials. CAF is not a U.S. Person and has not been sanctioned; however, the following discussion of the current sanctions administered by OFAC is included because Venezuela is a member country and minority shareholder of CAF.

With regard to any sanctions-targeted Venezuelan who has been added to OFAC’s Specially Designated Nationals (“SDN”) List, U.S. persons may not make to such listed persons, or receive from such listed persons, any contribution or provision of funds, goods, or services. The OFAC-administered sanctions also prohibit, with certain limited exceptions, (a) transactions by a U.S. person or within the United States relating to new debt with a maturity greater than 30 days or new equity, of the Government of Venezuela, bonds issued by the Government of Venezuela prior to August 25, 2017, and dividend payments or other distributions of profits to the Government of Venezuela from its controlled entities, and (b) direct or indirect purchases by a U.S. person or within the United States of securities from the Government of Venezuela (other than new debt with a maturity of 30 days or less). For purposes of these sanctions, amendments to outstanding debt of the Government of Venezuela, such as an extension of the maturity date, could be considered a “new debt” or other prohibited extension of credit. CAF intends to invest the proceeds from the offering of debt securities by this prospectus as part of its liquidity portfolio, from which funds will be withdrawn for the disbursement of loans and the payment of expenses. CAF will not earmark the proceeds of particular issuances of debt securities offered hereby to fund specific loan commitments or purchase specific investments. Accordingly, CAF believes that purchasers of the debt securities offered hereby will not acquire a direct or indirect interest in CAF’s loans to Venezuela, or any other specific assets of CAF, for purposes of the OFAC sanctions.

Although CAF generally is not required to comply with the OFAC sanctions outlined above because CAF is not a U.S. person and does not operate in or from the United States, CAF also transacts in the ordinary course with various commercial counterparties in the United States that are required to comply with the sanctions. Some of these U.S. counterparties may serve as correspondent banks or as other intermediaries with involvement in funds flows in respect of CAF’s loan operations, including CAF’s loans to the Government of Venezuela. Also, U.S. persons may purchase CAF’s debt securities. CAF will continue to monitor OFAC sanctions and restrictions thereunder as applied to U.S. persons insofar as such sanctions and restrictions may have an effect on CAF’s business and operations.

Although Venezuela is a member country and minority shareholder of CAF and two Venezuelan nationals designated by Venezuela serve as directors on the Board of Directors of CAF, neither the Government of Venezuela nor any member of the Board of Directors (whether or not a Venezuelan national) exercises control over CAF, has any operational or management role in CAF, or has any authority to negotiate on behalf of CAF or make binding commitments on behalf of CAF. No officer, director or employee of CAF is currently subject to OFAC-administered sanctions.

The OFAC sanctions on Venezuela, and any additional sanctions that may be imposed in the future, could make it more difficult for Venezuela to service or renegotiate its outstanding debt, including its outstanding loans from CAF.

Please see “Selected Projects” below for further information regarding the most recent loans to Venezuela.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 2 (“Basis of Presentation and Significant Accounting Policies”) to our audited financial statements in this prospectus. We believe that some of the more significant accounting policies we use to present our financial results involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition.

Specifically, the estimates we use to determine the allowance for loan losses are critical accounting estimates.

Additionally, other important estimates related to the preparation of CAF’s financial statements are those related to revenue recognition and the valuation and classification at fair values of financial instruments. The fair values for some financial assets and liabilities recorded in our financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this prospectus, we have not changed or reclassified any asset or liability from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Statements of Comprehensive Income

Interest Income

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, CAF’s interest income was $276.1 million, representing an increase of $43.9 million, or 18.9%, compared to interest income of $232.2 million for the corresponding period in 2017. This increase resulted primarily from higher interest rates charged on loans that accrue interest based on six-month LIBOR and a spread differential and higher interest earnings on investments in our liquidity portfolio that bear interest based on LIBOR. In the first three months of 2018, six-month LIBOR averaged 2.09%, up from an average of 1.37% for the first three months of 2017.

2017, 2016 and 2015. For the year ended December 31, 2017, our interest income was $1,002.0 million, representing an increase of $188.6 million, or 23.18%, compared to interest income of $813.5 million for the year ended December 31, 2016. This increase resulted primarily from the growth of our loan portfolio, which grew 7.54%, and from higher interest rates in 2017. Average market interest rates were higher in 2017 than in 2016; in 2017 the six-month LIBOR averaged 1.48% compared with 1.06% in 2016. Interest income for the year ended December 31, 2016 was $813.5 million, representing an increase of $192.2 million, or 30.94%, compared to interest income of $621.3 million for the year ended December 31, 2015. Such increase also resulted primarily from the growth of our loan portfolio and higher interest rates compared to the corresponding period in 2015.

Interest Expense

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, CAF’s interest expense was $179.5 million, representing an increase of $34.9 million, or 24.1%, compared to interest expense of $144.7 million for the corresponding period in 2017. This increase resulted from higher funding requirements due to a growth in our loan portfolio of 3.4% compared with March 31, 2017, as well as funding costs due to the increase of six-month LIBOR and the spread differential. In the first three months of 2018, six-month LIBOR averaged 2.09%, up from an average of 1.37% for the first three months of 2017. The amount of our liabilities increased by 1.5% as of March 31, 2018, compared to the period ended March 31, 2017.

2017, 2016 and 2015. Interest expense for the year ended December 31, 2017 was $621.6 million, representing an increase of $150.5 million, or 32.0%, from our interest expense of $471.0 million for the year ended December 31, 2016. This increase resulted primarily from higher funding requirements related to a 7.5% growth in our loan portfolio during 2017 and an increase in funding costs associated with an increase in six-month LIBOR. The average amount of our liabilities increased by 8.4% for the year ended December 31, 2017, compared with the average for the year ended December 31, 2016. Average market interest rates were higher in 2017 than in 2016; in 2017 the six-month LIBOR averaged 1.48% compared with 1.06% in 2016. For the year ended December 31, 2016, our interest expense was $471.1 million, representing an increase of $125.7 million, or 36.4%, from our interest expense of $345.4 million for the year ended December 31, 2015. This increase resulted primarily from higher funding requirements related to the growth in the average levels of our loan portfolio in 2016 and the increase in average market interest rates described above. The average amount of our liabilities increased by 7.8% for the year ended December 31, 2016, compared with the average for the year ended December 31, 2015.

Net Interest Income

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, CAF’s net interest income was $96.6 million, representing an increase of $9.0 million, or 10.3%, compared to net interest income of $87.6 million for the corresponding period in 2017. This increase resulted from the 3.4% year over year increase in our loan portfolio. The net interest income margin was 1.1% for the three-month period ended March 31, 2018, as compared to 1.0% for the corresponding period in 2017.

2017, 2016 and 2015. For the year ended December 31, 2017, our net interest income was $380.4 million, representing an increase of $38.0 million, or 11.1%, over net interest income of $342.4 million for the year ended December 31, 2016. This increase resulted from an increase not only in our loan portfolio but also in interest rates and a reduction in the net borrowing spread on new issuances of debt securities, which were partially offset by an increase in interest expense due to the rise in bond issuances. Our net interest income for the year ended December 31, 2016 was $342.4 million, representing an increase of $66.5 million, or 24.1%, over net interest income of $275.9 million for the year ended December 31, 2015. This increase resulted from higher yielding liquid assets, and the growth of our loan portfolio. Our net interest income margin was 1.10% in 2017, compared to 1.10% in 2016 and 0.92% in 2015.

Provision for Loan Losses

The provisions in the periods described below reflect management’s estimates for both general and specific provisions. The allowance for loan losses is estimated considering the credit risk exposure, probability of default and loss given default, which represents our anticipated loss in the event of a borrower default and which is based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period. We establish a specific allowance for loan losses for impaired loans. A loan is considered as impaired when, based on currently available information and events, there exists the probability that we will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. Loans whose terms are modified in a troubled debt restructuring, generally, already will have been identified as impaired. CAF’s management individually evaluates the compliance of the new terms of the restructured loan for a reasonable period to calculate specific allowances for loan losses and if the remaining balance of the restructured loan is considered collectible, the restructured loan could return to accrual status. See Note 2g. and 2h. to our audited financial statements for further information regarding allowance for loan losses calculations.

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, CAF recorded a provision for loan losses of $9.3 million, compared with a provision for loan losses of $14.8 million for the corresponding period in 2017. This decrease was mainly due to a decrease in specific provisions for loan losses with respect to certain private sector loans in Spain, Peru and Uruguay. In light of the November 2017 downgrade in Venezuela’s long-term foreign ratings by Standard & Poor’s and Fitch, to selective default (“SD”) from CC and to restricted default (“RD”) from C, respectively, CAF increased its allowance for loan losses with respect to loans made to Venezuela to $29.4 million at March 31, 2018. At December 31, 2017, the allowance for loan losses with respect to loans made to Venezuela totaled $28.3 million.

2017, 2016 and 2015. For the year ended December 31, 2017, we recorded a provision for loan losses of $69.9 million, representing an increase of $31.6 million, or 82.7%, compared with the provision for loan losses of $38.2 million for 2016. This increase was mainly due to an increase in specific provisions for loan losses with respect to certain private sector loans to borrowers in Brazil, Mexico, Peru, Spain and Uruguay, and also the deterioration of the long-term foreign rating of some of our shareholder countries. For the year ended December 31, 2016, we recorded a provision for loan losses of $38.2 million, representing an increase of $19.5 million, or 104.6%, compared with the provision for loan losses of $18.7 million for 2015. Changes in the provision occurred mainly due to specific provisions for impaired loans in the private sector to borrowers in Brazil, Peru, Spain and Uruguay.

Non-Interest Income

Our non-interest income consists principally of commissions, dividends and our corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, CAF’s non-interest income was $2.2 million, representing an increase of $0.5 million, or 25.3%, compared to non-interest income of $1.8 million for the corresponding period in 2017. This increase was mainly due to an increase in the Dividends and Equity earnings investees which increased $0.6 million in the first three months of 2018 compared to the same period in 2017.

2017, 2016 and 2015. For the year ended December 31, 2017, our total non-interest income was $16.0 million, representing a decrease of $35.6 million, or 69.1%, from total non-interest income of $51.6 million for the previous year. This decrease was due to the non-cash currency exchange differential that occurred in 2016, but not 2017, for borrowings denominated in Venezuelan bolivars as a result of the devaluation of the bolivar. For the year ended December 31, 2016, our total non-interest income was $51.6 million, representing an increase of $34.8 million, or 207.8%, from total non-interest income of $16.8 million for the year ended December 31, 2015. This increase resulted principally was due to the non-cash currency exchange differential for borrowings denominated in Venezuelan bolivars that occurred because of the devaluation of the bolivar, which is recognized in “Non-interest income — Other income.”

Non-Interest Expenses

Our non-interest expenses consist principally of administrative expenses.

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, CAF’s non-interest expenses were $38.3 million, representing a decrease of $1.3 million, or 3.4%, compared to total non-interest expenses of $39.7 million for the corresponding period in 2017. The decrease resulted principally from a $5.0 million decrease in impairment charges on equity investments. The decrease was offset by an increase in administrative expenses of $4.3 million to $38.0 million, over administrative expenses of $33.7 million for the period ended March 31, 2018, mainly due to growth of Representation Offices in the region.

2017, 2016 and 2015. For the year ended December 31, 2017, our total non-interest expenses were $162.3 million, representing an increase of $10.8 million, or 7.1%, over total non-interest expenses of $151.6 million for the year ended December 31, 2016. For the year ended December 31, 2016, our total non-interest expenses were $151.6 million, representing an increase of $12.4 million, or 8.9%, over total non-interest expenses of $139.2 million for the year ended December 31, 2015.

For the year ended December 31, 2017, administrative expenses were $150.1 million, or 0.4% of our average total assets, representing an increase of $9.2 million over administrative expenses of $141.0 million for the year ended December 31, 2016. The increase resulted principally from the growth in CAF’s business. For the year ended December 31, 2016, administrative expenses were $141.0 million, or 0.4% of our average total assets, representing an increase of $15.9 million over administrative expenses of $125.1 million for the year ended December 31, 2015. The increase resulted principally from the growth in our business.

As of December 31, 2017, 2016 and 2015, equity investments in which our participation is less than 20% of the investee’s equity, and that have no readily determinable fair value are measured at cost according to U.S. GAAP. Also, management is required to assess the value of these investments at least annually and determine whether any value impairment is temporary or other than temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of its analysis of these equity investments, we recognized impairment charges on our equity investments of $11.0 million in 2017, $9.2 million in 2016 and $11.0 million in 2015.

Net Income

Three Months Ended March 31, 2018 and 2017. For the three-month period ended March 31, 2018, our net income was $49.9 million, representing an increase of $10.8 million, or 27.5%, compared to net income of $39.1 million for the corresponding period in 2017. This increase resulted principally from the 10.3% increase in net interest income and the 25.3% increase in total non-interest income in the first three months of 2018 compared to the correspondent period in 2017.

2017, 2016 and 2015. In March 2014, the Stockholders’ Assembly agreed, effective 2015, to approve a maximum amount to be contributed to Stockholders’ Special Funds during the fiscal year and to recognize these contributions as expenses. In 2017, CAF recognized $92.1 million as a contribution to Stockholders’ Special Funds, resulting in net income of $76.4 million, representing a decrease of $46.3 million, or 37.7%, compared to net income of $122.7 million for 2016. This decrease resulted primarily due to a reduction in total non-interest income and an increase in contributions to Stockholders’ Special Funds. In 2016, CAF recognized $68.0 million as a contribution to Stockholders’ Special Funds, resulting in net income of $122.7 million, representing an increase of $45.1 million, or 58.1%, compared to net income of $77.6 million for 2015. For more information see Note 24 (“Special Funds and Other Funds Under Management”) to our audited financial statements in this prospectus.

Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2017 was $164.2 million, representing a decrease of $40.0 million, or 19.6%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $204.2 million for 2016. This decrease is mainly due to the decrease in non-interest income, the increase in administrative expenses, and an increase in provisions, partially offset by higher net interest income. Net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds for the year ended December 31, 2016 was $204.2 million, representing an increase of $69.4 million, or 51.5%, compared to net income before unrealized changes in fair value related to financial instruments and contributions to Stockholders’ Special Funds of $134.8 million for 2015. This increase is mainly due to an increase in net interest income as a result of the growth of the loan portfolio, the increase in other income relating to the non-cash currency exchange differential due to the devaluation of the Venezuelan Bolivar, partially offset by increases in provisions and administrative expenses.

Balance Sheet

Assets

March 31, 2018. At March 31, 2018, CAF’s total assets were $37.7 billion, representing a decrease of $0.5 billion, or 1.2%, over total assets of $37.7 billion at December 31, 2017. The decrease in assets resulted primarily from a 2.0% decrease in loans in the first three months of 2018.

2017 and 2016. At December 31, 2017, our total assets were $38.1 billion, representing an increase of $2.4 billion, or 6.9%, over total assets of $35.7 billion at December 31, 2016. The increase in our total assets was principally due to the growth of liquid assets, which increased by $723 million, and the loan portfolio, which increased by $1.7 billion.

Liabilities

March 31, 2018. At March 31, 2018, CAF’s total liabilities were $26.4 billion, representing a decrease of $0.6 billion or (2.2%), over total liabilities of $27.0 billion at December 31, 2017. The decrease in liabilities resulted primarily from a decrease in commercial paper.

At December 31, 2017, our total liabilities were $27.0 billion, representing an increase of $1.8 billion, or 7.1%, over total liabilities of $25.2 billion at December 31, 2016. The increase in our total liabilities resulted principally from increased bond issuances.

Stockholders’ Equity

March 31, 2018. At March 31, 2018, CAF’s total stockholders’ equity was $11.3 billion, representing an increase of $0.16 billion, or 1.4%, over total stockholders’ equity of $11.1 billion at December 31, 2017. The increase in CAF’s stockholders’ equity resulted primarily from capital contributions paid by its stockholders and the increase in reserves.

At December 31, 2017, our total stockholders’ equity was $11.1 billion, representing an increase of $648.1 million, or 6.2%, over total stockholders’ equity of $10.5 billion at December 31, 2016. The increase in our total stockholders’ equity resulted principally from the capital contributions paid by our stockholders.

Asset Quality

Overdue Loans

March 31, 2018. At March 31, 2018, the total principal amount of outstanding overdue loans was $11.9 million (not including non-accrual loans in overdue status) related to sovereign loans to Venezuela, representing a decrease of $82.3 million over overdue loans of $94.2 million at December 31, 2017. This decrease resulted from the collection in January 2018 of amounts that were overdue as of December 31, 2017. The total outstanding overdue amounts from sovereign loans to Venezuela was $23.5 million, including approximately $11.9 million of principal and approximately $11.6 million of interest and penalty interest related to the total loans. Those amounts were originally due between February 14, 2018 and March 2, 2018. As of March 31, 2018, the total principal amount of outstanding loans to Venezuela was $3.4 billion.

2017 and 2016. At December 31, 2017, the total principal amount of outstanding overdue loans was $94.2 million (not including non-accrual loans in overdue status), representing solely overdue amounts from sovereign loans to Venezuela. At December 31, 2017, Venezuela also had outstanding interest and penalty interest totaling approximately $42.3 million relating to the total loans, reaching a total overdue amount of principal and interest of $136.5 million, which amount was received in full in January 2018. As of December 31, 2017, the total principal amount of outstanding loans to Venezuela was $3.29 billion.

At December 31, 2016, the total principal amount of outstanding overdue loans was $7.5 million (not including non-accrual loans in overdue status).

Impaired Loans and Non-accrual Loans

March 31, 2018. At March 31, 2018, the total principal amount of CAF’s impaired loans was $125.2 million, or 0.5% of the total loan portfolio, and was related to private sector borrowers. We consider a loan to be impaired when it is in non-accrual status.

2017 and 2016. At December 31, 2017, the total principal amount of our impaired loans was $138.7 million, or 0.59% of the total loan portfolio, and was related to private sector borrowers. We consider a loan to be impaired when it is in non-accrual status. At December 31, 2016, the total principal amount of our impaired loans was $120.8 million, or 0.55% of the total loan portfolio.

Restructured Loans

March 31, 2018. At March 31, 2018, the total principal amount of outstanding restructured loans was $0.0, or 0.0% of the total loan portfolio.

2017 and 2016. At December 31, 2017, the total principal amount of outstanding restructured loans was $0.0 million, or 0.0% of the total loan portfolio. At December 31, 2016, the total principal amount of outstanding restructured loans was $44.2 million, or 0.2% of the total loan portfolio. A total of $44.2 million was written-off during the year 2017.

Loan Write-offs and Recoveries

March 31, 2018. There were $12.0 million of loans written off during the three-month period ended March 31, 2018, which related to private sector borrowers. CAF booked recoveries of $0.8 million during the three-month period ended March 31, 2018.

2017 and 2016. There were $69.5 million of loans written off in 2017, which related to private sector borrowers, and $33.7 million of loans written-off in 2016. During 2017 and 2016, we booked recoveries against these write-offs of $3.1 million and $280.0 thousand, respectively.

See “Operations of CAF — Asset Quality” for further information regarding our asset quality. See “—Balance Sheet” above for details regarding the distribution of our loans by country and “Operations of CAF — Loan Portfolio” for details regarding the distribution of our loans by economic sector.

Liquidity

CAF’s liquidity policy requires it to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion of our liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally-recognized statistical rating organization. Our investment policy emphasizes security and liquidity over yield.

March 31, 2018. At March 31, 2018, CAF’s liquid assets consisted of $12.5 billion of cash, deposits with banks, marketable securities, and other investments, of which 97.0% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization, compared to $12.5 billion of cash, time deposits and securities, of which 92.8% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization. At March 31, 2018, 24.5% of CAF’s liquid assets were invested in time deposits in financial institutions, 30.8% in commercial paper, 14.1% in corporate and financial institution bonds, 12.4% in certificates of deposit, 12.0% in U.S. Treasury Notes and 6.1% in other instruments, including deposits in cash.

As of March 31, 2018, CAF’s liquid assets was distributed by country as follows: United States — 27.3%, France — 10.2%, Japan — 5.9%, Germany — 5.4%, China — 5.2%, Chile — 5.0%, South Korea — 4.5%, Canada — 4.3%, Australia — 4.2%, Switzerland — 4.1%, United Kingdom — 3.0%, United Arabic Emirates —2.9%, Supranationals — 2.3%, Spain — 2.3%, Singapore — 2.2%, Netherland — 2.1%, Ireland — 1.7%, Belgium — 1.2%, Kuwait — 1.1%, Qatar — 1.0%, Sweden — 0.9% and others — 3.2%.

2017 and 2016. At December 31, 2017, CAF’s liquid assets consisted of $12.7 billion of cash, deposits with banks, marketable securities, and other investments, of which 90.6% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 24.7% of our liquid assets were invested in time deposits in financial institutions, 31.6% in commercial paper, 13.8% in corporate and financial institution bonds, 12.1% in certificates of deposit, 11.7% in U.S. Treasury Notes and 6.0% in other instruments including deposits in cash. At December 31, 2016, our liquid assets consisted of $12.0 billion of cash, deposits with banks, marketable securities, and other investments, of which 97.5% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 22.1% of our liquid assets were invested in time deposits in financial institutions, 25.1% in commercial paper, 10.3% in corporate and financial institution bonds, 18.8% in certificates of deposit, 15.6% in U.S. Treasury Notes and 8.1% in other instruments including deposits in cash.

As of December 31, 2017 CAF’s liquid assets were distributed by country as follows: United States —28.3%, Japan — 9.4%, France — 8.0%, China — 6.2%, Australia — 5.6%, Canada — 4.7%, Switzerland —4.6%, South Korea — 4.6%, Spain — 3.6%, Chile — 3.4%, Germany — 3.2%, Netherlands — 2.9%, United Arab Emirates — 2.4%, United Kingdom — 2.3%, Qatar — 1.8%, Ireland — 1.7%, Belgium — 1.4%, Supranationals — 1.1% and others — 4.8%.

Commitments and Contingencies

We enter into commitments and contingencies in the normal course of our business to facilitate our business and objectives. Commitments and contingencies include: (1) credit agreements subscribed and pending disbursements, (2) lines and letters of credit for foreign trade, (3) equity investment agreements subscribed and (4) partial credit guarantees. For further discussion of these arrangements, see Note 22 (“Commitments and Contingencies”) to our audited financial statements in this prospectus.

Strategy and Capital Resources

Our business strategy is to provide financing for projects, trade and investment in the shareholder countries. Management expects our assets to grow in the future, which will increase our need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by full member shareholder countries, we intend to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares. See “Capital Structure.”

We intend to continue our programs to foster sustainable growth within the shareholder countries, and to increase our support for the private sector within their markets, either directly or through financial institutions. See “Operations of CAF.”

OPERATIONS OF CAF

CAF’s purpose is to foster and promote economic development, social development and integration within the shareholder countries through the efficient use of financial resources in conjunction with both private sector and public sector entities. To accomplish our objective, we primarily engage in short-, medium- and long-term loans and guarantees. To a lesser extent, we make limited equity investments in funds and companies, and provide technical and financial assistance, as well as administrative services for certain regional funds.

CAF also provides lending for projects in associated shareholder countries, including but not limited to projects that promote trade or integration with full member shareholder countries.

Business Management of CAF

Our business management is divided into two broad functions: client relationship management and financial management.

Client Relationship Management

Our client relationship management function is conducted by a group of relationship managers and sector and product specialists who are responsible for the development, structuring, appraisal and implementation of our lending activities. Clients are identified through direct contact, referrals from our representative offices and referrals from third parties such as shareholders, multilateral institutions, international financial institutions and other clients.

Our client relationship management function is currently fulfilled by the following five departments, each headed by a Corporate Vice President:

•

Country Programs, which is responsible for our relationships with governments, public sector corporations and financial institutions and for the development of a global approach to business activities in each of the shareholder countries;

•	Infrastructure, which is responsible for the financing of public and private infrastructure projects and the analysis of public policies within the different development sectors;

•	Productive and Financial Sectors, which is responsible for our relationships with public and private sector corporations and financial institutions;

•	Social Development, which is responsible for financings and investments in social areas and in micro, small and medium size enterprises; and

The client relationship management group is also responsible for reviewing and developing lending policies and procedures and for monitoring the quality of the loan portfolio on an ongoing basis. In these duties, the client relationship management group is assisted by our Credit Administration Office and our Corporate Comptroller Office.

Financial Management

Our financial management group is responsible for managing our funded debt, as well as our liquid assets. This group is responsible for developing, structuring, appraising and implementing our borrowing activities. It is also responsible for reviewing and developing policies and procedures for the monitoring of our financial well-being and for the proper management of liquidity. The financial management group is headed by the Vice President of Finance.

The asset distribution group is a part of the financial management group, and it has two basic responsibilities:

(1) structuring “A/B” loan transactions in which we loan a portion of the total amount and other financial institutions loan the remainder; and

(2) selling loans to international banks interested in increasing their exposure in the shareholder countries.

The staff of our financial management group works in close coordination with our client relationship managers. Our client relationship management group and financial management group are supported by the financial control and budget, human resources, information systems and legal departments.

Loan Portfolio

We extend medium-term and long-term loans to finance both public sector and private sector projects in the shareholder countries, either directly to a project or through a financial institution in a shareholder country that lends the funds to the appropriate project. To a lesser extent, we also provide loans to finance trade by and among the shareholder countries. Loans may be used for any component of a project, subject to exceptions relating to, among other things, the acquisition of land and the payment of taxes. We endeavor to concentrate our lending activities on national and multinational economic development projects, especially those involving electricity, gas and water supply, transport or communications in two or more shareholder countries and those that generate foreign exchange.

We provide credit lines to financial institutions in the shareholder countries. The purpose of these credit lines is to enable these institutions to finance projects that fall within our overall objectives, but that are not sufficiently large to justify our being directly involved in the project. The relevant financial institutions are thereby provided with funds that enable them to strengthen their financial resources within parameters previously agreed to with us. Under such multisectoral credit lines, we take the credit risk of the financial institution and also have recourse to the underlying borrowers. The financial institutions are responsible for repayment of their loans from us regardless of whether the underlying borrower repays the financial institution.

We endeavor to strengthen trade by and among shareholder countries and to assist companies in the shareholder countries to access world markets. Our trade-financing activities are complementary to those of the export credit agencies of shareholder countries because we finance qualifying import or export operations, whereas those agencies generally are limited to providing financing only for goods exported from the respective countries. Through trade-financing, we finance the movement of merchandise. We also provide credit support to trade activities through the confirmation of letters of credit in situations where the issuing local bank would not be perceived as sufficiently creditworthy by financial institutions in the beneficiary’s country.

In 1997, we began making a portion of our loans through an “A/B” loan program, where CAF acts as lender of record for the entire loan and sells non-recourse participations in the “B” portion of the loan to financial institutions. The “A” portion of the loan is made directly to the borrower by us. Under the “B” portion, financial institutions provide the funding and assume the credit risk; CAF does not provide funding under the “B” portion and, therefore, does not assume any credit risk. Because we act as the lender of record for the entire loan, thereby operating as the one official lender in the transaction, the borrower receives an interest rate that is generally lower than the rate available in the commercial markets. The lower interest rate is a result, among other factors, of the reduced inherent risk resulting from our status as a multilateral financial institution.

Our loan pricing is typically based on our cost of funds plus a spread to cover operational costs and credit risks. All sovereign-risk loans are made at the same spread for comparable maturities. Generally, our loans are made on a floating interest rate basis. Under certain exceptional circumstances, loans may be made at fixed interest rates, provided that the corresponding funding is obtained at fixed interest rates. We generally charge a loan origination fee up to 0.85% of the total loan amount and a commitment fee equal to 0.35% per annum on undisbursed loan balances. Substantially all loans are denominated in U.S. dollars.

Our policies generally require that loans to public sector entities have the benefit of sovereign guarantees. Exceptions have been made for a few highly-capitalized entities. Loans to private sector entities other than banks generally must have the benefit of bank or other guarantees, or other collateral acceptable to us.

At December 31, 2017, our total assets were $38.1 billion, of which $23.6 billion, or 62.0%, were disbursed and outstanding loans. At December 31, 2017, the “B” loan portion of our “A/B” loan transactions totaled

$0.2 billion. The tables on loan exposure that follow reflect only the “A” portion of the respective “A/B” loan transactions since we only assume the credit risk of the “A” loan portion. Our management expects further loan growth to be funded by additional borrowings and deposits, retained earnings and planned capital increases.

Loans to Public and Private Sector Borrowers

Our total loan portfolio outstanding, classified by public sector and private sector borrowers, was as follows:

	At December 31,
	2017		2016	2015
	(in U.S.$ millions)
Public Sector	85.5%	20,201.0	18,773.3	16,822.7
Private Sector	14.5%	3,429.8	3,203.1	3,608.2

	100%	23,630.9	21,976.4	20,430.9

Fair value adjustments		(2.80)	0.7	(0.1)

		23,628.1	21,977.1	20,430.8

Geographic Distribution of Loans

Our total loan portfolio outstanding, classified on a country-by-country basis, according to the location of the borrower, was as follows:

	At December 31,
	2017			2016			2015
	Public	Private	Total	Public	Private	Total	Public	Private	Total
	(in U.S.$ millions)
Argentina	3,113.7	94.0	3,207.7	2,716.0	124.0	2,839.9	2,611.5	159.7	2,771.3
Barbados	86.6	—	86.6	85.0	—	85.0	50.0	—	50.0
Bolivia	2,359.6	124.1	2,483.8	2,088.2	123.0	2,211.1	1,900.8	126.2	2,027.0
Brazil	1,646.3	470.1	2,116.4	1,549.1	435.0	1,984.1	1,319.3	740.8	2,060.1
Chile	70.0	235.0	305.0	—	111.0	111.0	0.0	20.0	20.0
Colombia	1,768.8	747.4	2,516.2	1,649.4	689.8	2,339.2	1,286.1	794.1	2,080.2
Costa Rica	77.9	12.0	89.9	98.9	14.7	113.6	102.2	17.4	119.6
Dominican Republic	202.3	49.4	251.8	169.7	42.4	212.1	214.1	10.0	224.1
Ecuador	3,245.7	191.9	3,437.6	3,104.7	213.2	3,317.9	2,888.0	156.5	3,044.6
Jamaica	—	—	—	—	4.5	4.5	0.0	5.1	5.1
Mexico	305.0	—	305.0	355.0	26.7	381.7	195.0	30.6	225.6
Panama	1,022.7	480.3	1,503.0	893.6	570.7	1,464.3	805.7	482.3	1,288.0
Paraguay	329.4	89.3	418.7	261.2	75.9	337.1	203.3	87.2	290.5
Peru	1,429.1	850.5	2,279.6	1,667.4	607.1	2,274.5	1,601.7	696.2	2,298.0
Spain	—	—	—	—	44.2	44.2	0.0	177.7	177.7
Trinidad & Tobago	300.0	—	300.0	—	—	—	0.0	—	—
Uruguay	958.4	85.8	1,044.2	814.3	121.0	935.3	550.5	104.3	654.8
Venezuela	3,285.5	—	3,285.5	3,320.8	—	3,320.8	3,094.4	—	3,094.4

	20,201.0	3,429.8	23,630.9	18,773.3	3,203.1	21,976.4	16,822.7	3,608.2	20,430.9

Fair value adjustments			(2.80)			0.7			(0.1)
Total			23,628.1			21,977.1			20,430.8

Loans Approved and Disbursed by Country

Our loan approval process is described under “— Credit Policies.” After approval, disbursements of a loan proceed in accordance with the contractual conditions of the loan agreement.

Set forth below is a table of the amount of loans approved and loans disbursed, classified by country, for each of the years indicated:

	Approved			Disbursed(1)
	2017	2016	2015	2017	2016	2015
	(in U.S.$ millions)			(in U.S.$ millions)
Argentina	996.3	705.5	694.0	1,011.9	485.9	481.0
Bolivia	489.4	563.8	504.8	536.3	407.2	314.8
Brazil	1,253.0	1,370.6	1,234.5	2,535.7	1,725.9	677.5
Colombia	1,791.5	2,076.6	2,008.0	1,637.9	1,514.9	1,221.4
Ecuador	754.6	766.3	813.8	549.9	711.4	754.0
Panama	649.6	595.4	526.7	265.5	223.3	154.9
Paraguay	496.7	547.5	307.3	151.8	82.3	102.2
Peru	2,306.1	2,138.6	2,335.8	1,687.8	1,039.2	544.8
Trinidad & Tobago	0	300.1	0.0	300.0	0.0	0.0
Uruguay	660.6	958.5	588.4	186.8	325.0	199.6
Venezuela	500.5	541.2	500.9	129.8	524.9	364.0
Others(2)	2,361.2	1,848.2	2,022.8	1,218.1	1,385.6	1,130.4

Total	12,259.4	12,412.3	11,537.0	10,211.5	8,425.5	5,944.6

(1)	Includes short-term loans in the amounts of $6,653.3 million, $4,909.5 million and $2,904.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.
(2)	Loans outside the full member shareholder countries for the years ended December 31, 2017, 2016 and 2015.

As of December 31, 2017, the increase (decrease) of our loan portfolio by country compared to the year ended December 31, 2016 was as follows: Argentina, 13.0%; Bolivia, 12.3%; Brazil, 6.7%; Colombia, 7.6%; Ecuador, 3.6%; Panama, 2.6%; Paraguay, 24.2%; Peru, 0.2%; Uruguay, 11.6%; and Venezuela, (1.1)%. The growth of the loan portfolio reflects loan approvals as a result of higher demand from shareholder countries and our increased share of infrastructure financings in the region. Loans to associated shareholder countries holding Series “C” shares (as described under “Capital Structure — General”) totaled $1,038.3 million in 2017, compared to loans to associated shareholder countries holding Series “C” shares totaling $952.1 million and $822.1 million in 2016 and 2015, respectively.

Management anticipates that our loan portfolio will continue to grow as a result of our strategy to expand our shareholder base, both by issuing shares to new shareholder countries and by additional capital subscriptions by existing shareholder countries, which may result in increased loan demand for projects in such countries.

Distribution of Loans by Industry

At December 31, 2017, our loan portfolio outstanding was distributed by industry as follows:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Uruguay	Venezuela	Others(2)	Total by Sector	% of Total
	(in U.S.$ millions)
Agriculture, hunting and forestry	95.0	13.7	57.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	166.2	0.7%
Manufacturing industry	6.5	0.0	62.6	3.0	35.2	0.0	0.0	0.0	0.0	0.0	0.0	107.3	0.5%
Supply of electricity, gas and water	1,558.2	572.2	253.5	65.2	862.9	324.6	90.7	646.4	827.9	2,530.9	45.3	7,777.8	32.9%
Transport, warehousing and communications	1,000.0	1,570.6	1,065.8	413.1	760.6	902.3	179.0	1,012.8	196.8	349.8	150.8	7,601.6	32.2%
Financial intermediaries(1)	103.0	96.9	519.5	795.1	115.3	64.4	67.0	484.0	0.0	0.0	733.1	2,978.5	12.6%
Social and other infrastructure programs	438.6	229.7	64.7	1,223.7	1,641.7	111.8	81.9	136.5	0.0	404.8	524.9	4,858.3	20.6%
Other activities	6.5	0.6	92.8	16.0	21.8	0.0	0.0	0.0	3.5	0.0	0.0	141.3	0.6%

Total	3,207.8	2,483.7	2,116.4	2,516.1	3,437.5	1,403.1	418.6	2,279.7	1,028.2	3,285.5	1,454.1	23,630.9	100%

(1)	Multisectoral credit lines to public sector development banks, private banks and other institutions.
(2)	This column includes loans outside the full member shareholder countries at December 31, 2017.

Maturity of Loans

At December 31, 2017, our outstanding loans were scheduled to mature as follows:

	2018	2019	2020	2021	2022	2023-2033
	(in U.S.$ millions)
Principal amount	4,873.9	2,518.0	2,411.8	2,159.7	2,089.5	9,577.9

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans to our ten largest borrowers, and the percentage such loans represented of the total loan portfolio, at December 31, 2017:

Borrower	Amount	As a Percentage of Total Loan Portfolio
	(in U.S.$ millions)
Bolivarian Republic of Venezuela	3,285.5	13.9%
Republic of Ecuador	2,995.0	12.7%
Argentine Republic	2,835.4	12.0%
Plurinational State of Bolivia	2,359.6	10.0%
Republic of Peru	1,523.2	6.4%
Republic of Colombia	1,401.3	5.9%
Republic of Panama	1,022.7	4.3%
State of Rio de Janeiro	479.0	2.0%
The National Administration of Power Plants and Electrical Transmissions — UTE	379.8	1.6%
Panama Canal Authority	300.0	1.3%

	16,581.6	70.2%

Selected Projects

Set out below are examples of projects approved by CAF during 2017 and the respective loan approval amounts. The selected projects represent a mix of CAF’s loan portfolio in the different sectors and activities in which we participate, including both public and private sector projects. They have been selected based on the relevance to each full member shareholder country and are representative of our lending activities in each such country.

Argentina

Argentine Republic/Construction of Rio Colorado’s aqueduct, Province of Buenos Aires — $130.0 million loan to finance improvement of water sanitation for the second phase of the Rio Colorado’s aqueduct.

Bolivia

Plurinational State of Bolivia/Roadwork project Santa Cruz-Las Cruces-Buena Vista — $112.0 million loan to improve the double way road infrastructure, increasing the regional integration of the country.

Brazil

Municipality of Teresina/Comprehensive urban development program in Teresina — $46.0 million loan to promote a comprehensive urban development including action for mobility, access to essential public health services and regeneration of public spaces.

Colombia

Republic of Colombia/Post-conflict support program for an integral rural development — $400.0 million loan to finance the Colombian Government’s efforts to promote an integral rural development after the end of the conflict aiming to build a solid and long-lasting peace.

Ecuador

Republic of Ecuador/Energy sectorial loan — $150.0 million loan to upgrade the electricity distribution system in order to reduce the energy losses, the average cost of generation and the consumption fees.

Panama

Republic of Panama/Residual water treatment program for the districts of Arraijan and La Chorrera — $125.0 million loan to improve and expand the wastewater collection system and treatment for the districts of Arraijan and La Chorrera.

Paraguay

Republic of Paraguay/Maintenance and rehabilitation of the N° 9 National Road— $300.0 million loan for the reconstruction and maintenance of about 457 Km of the N° 9 National road and access to several localities bordering the road.

Peru

Republic of Peru/Irrigation project of Majes Siguas — $98.0 million loan to support the execution of a project that will allow the irrigation of 38,500 hectares in the Siguas Pampas.

Trinidad and Tobago

Republic of Trinidad and Tobago/Strategic support to consolidate fiscal management in the medium term —$300.0 million to support the design and implementation of the national budget in 2015 and 2020.

Uruguay

Development National Corporation/Mobility infrastructure program for Montevideo — $80.0 million loan to support the mobility program for the rehabilitation and maintenance of road networks for the department of Montevideo.

Venezuela

Bolivarian Republic of Venezuela/Support to the macroeconomic and liquidity risk of liabilities management — $400.0 million credit facility to provide liquidity to the Venezuelan Central Bank. Drawings under the facility are subject to certain conditions, including the absence of any overdue amounts owed to CAF by Venezuela or the Central Bank of Venezuela. As of March 31, 2018, $200 million was disbursed and outstanding under this credit facility.

Other Activities

Treasury Operations

Our investment policy requires that at least 90% of our liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization. The remaining portion may be invested in unrated or non-investment grade instruments rated B-/Ba3/B- or better by a U.S. nationally-recognized statistical rating organization. At December 31, 2017, our liquid assets amounted to $12.7 billion of which 24.7% were invested in time deposits in financial institutions, 31.6% in commercial paper, 13.8% in corporate and financial institution bonds, 12.1% in certificates of deposit, 11.7% in U.S. Treasury Notes and 6.0% in other instruments.

Equity Shareholdings

We may acquire equity shareholdings in new or existing companies within the shareholder countries, either directly or through investment funds focused on Latin America. Our equity participation in any one company is limited to 1% of our shareholders’ equity. Our policies do not permit us to be a company’s largest individual shareholder. In addition, the aggregate amount of our equity investments cannot exceed 10% of our shareholders’ equity. At December 31, 2017, the carrying value of our equity investments totaled $433.0 million, representing 3.9% of our shareholders’ equity. At December 31, 2017, 84.3% of our equity portfolio was held through investment funds.

Credit Guarantees

We have developed our credit guarantee product as part of our role of attracting international financing for our shareholder countries. As such, we may offer guarantees of private credit agreements or we may offer public guarantees of obligations of the securities of third party issuers. We generally offer only partial credit guarantees with the intention that private lenders or holders of securities share the risk along with us.

The emphasis of the credit guarantees is to aid in the financing of public sector projects, though we do not have any internal policies limiting our credit guarantees to public sector projects. Also, although we generally intend to guarantee approximately 25% of the financing for a given project, we may guarantee up to the full amount of the financing, subject to our other credit policies. Our internal policies limit the aggregate outstanding amount of our credit guarantees to a maximum amount equivalent to 20% of our total equity. The amount of credit guarantees outstanding was $176.6 million at December 31, 2017. Those credit guarantees represent 1.6% of our total equity and include guarantees issued for a public sector project in Bolivia, a public sector project in Peru and for several private sector companies that are operating in Argentina, Brazil, Mexico, Peru, Uruguay and Spain.

Promotion of Regional Development

As part of our role in advancing regional integration, we evaluate on an ongoing basis new investment opportunities intended to benefit the shareholder countries. We also provide technical and financial assistance for the planning and implementation of binational and multinational projects, help obtain capital and technology for these projects, and assist companies in developing and implementing modernization, expansion and organizational development programs.

Fund Administration

In 2017, we acted as fund administrator for several funds funded by third parties and by our shareholders, the net assets of which totaled $408.3 million at December 31, 2017. CAF has no residual interest in the net assets of these funds.

Each year, the Stockholders’ Assembly of CAF approves a maximum amount to be contributed to stockholders’ special funds during the fiscal year, which contributions are recognized as expenses.

In 2017, the Stockholders’ Assembly approved the contribution of up to a maximum amount of $92,064 to some Stockholders’ Special Funds. Management was authorized to contribute to Stockholders’ Special Funds during the fiscal year 2017 and to recognize these contributions as expenses. The amount approved by the Stockholders’ Assembly in 2016 was $72,000. In 2017 and 2016, such contributions to these funds were $92.06 million and $68.0 million, respectively, and expensed as previously described. In 2015, such contribution to these funds was $54.0 million and accounted for as distributions from net income of 2014. These funds are not part of CAF’s accounts.

At December 31, 2017, the principal funds were the Technical Cooperation Fund, the Human Development Fund, the Compensatory Financing Fund and the Fund for the Development of Small and Medium Enterprise.

Technical Cooperation Fund

At December 31, 2017, the Technical Cooperation Fund had a balance of $45.8 million. The purpose of this fund is to finance research and development studies that may lead to the identification of project investment opportunities and also, on occasion, to provide grants that are typically less than $100,000 each to facilitate the implementation of those projects.

Human Development Fund

At December 31, 2017, the Human Development Fund had a balance of $9.5 million. This fund is devoted to assisting projects intended to promote sustainable development in socially excluded communities, as well as to support micro-enterprises through the financing of intermediary institutions that offer direct loans to rural and urban micro-entrepreneurs.

Compensatory Financing Fund

At December 31, 2017, the Compensatory Financing Fund had a balance of $247.3 million. This fund was created to provide interest rate compensation of certain loans granted by us when a project providing social or developmental benefits is otherwise unable to sustain market interest rates. For more information, see Note 26 (“Special Funds and Other Funds Under Management”) to our audited financial statements in this prospectus.

Fund for the Development of Small and Medium Enterprises

At December 31, 2017, the Fund for the Development of Small and Medium Enterprises had a balance of $61.8 million. The purpose of this fund is to finance and, in general, support initiatives that aid the development of an entrepreneurial class in our shareholder countries.

Credit Policies

The Constitutive Agreement limits the total amount of disbursed and outstanding loans, guarantees and equity investments to 4.0 times stockholders’ equity. Our actual ratio on December 31, 2017 was 2.2 times stockholders’ equity.

We apply commercial banking standards for credit approvals and maintain policies and procedures regarding risk assessment and credit policy. Relationship managers perform an initial screening of each potential client and transaction to ensure that the proposed extension of credit falls within our policies. Proposed project loans are evaluated in accordance with our Operational Policies, which set out detailed eligibility and evaluation guidelines. Loans to a private sector borrower are approved taking into consideration both the individual loan and the total exposure to the borrower.

The Loans and Investments Committee recommends approvals of loans and investments. The members of this committee are the Vice Presidents, the General Counsel and the Head of Credit Administration. The committee is chaired by the Executive Vice President. The Secretary of the Committee is an officer from the Credit Administration Office. The Executive President, upon the recommendation of the Loans and Investments Committee, may approve (a) loans of up to $75.0 million for sovereign credits, (b) loans of up to $50.0 million for private credits, (c) investments of up to $25.0 million in the case of equity investments, (d) investments of up to 1% of total liquid assets of any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 5% of the issuer’s total liquid assets, (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 7% of the issuer’s total liquid assets, or (iii) the US Treasury or the Bank for International Settlements, in which case CAF’s investment in notes, bills or bonds may be up to 50% of total liquid assets for each issuer), and (e) technical cooperation credits of up to $1.0 million. The Executive Committee of our Board of Directors or the Board of Directors itself may approve (a) loans of up to $150.0 million for sovereign credits, (b) loans of up to $80.0 million for private credits, (c) investments of up to $50.0 million for equity investments, (d) investments of up to 2.5% of the total liquid assets for any issuer (unless the issuer is: (i) at least investment grade, in which case the investment may be up to 10% of the issuer’s total liquid assets, or (ii) a government or governmental institution with an investment grade rating of at least AA+, in which case the investment may be up to 12% of the issuer’s total liquid assets), and (e) technical cooperation credits of up to $2.0 million. Loans and investments in excess of the aforementioned Executive Committee’s limits require the approval of our Board of Directors.

Our policies also impose limitations on loan concentration by country and by type of risk. Loans to entities in any one full member shareholder country may not exceed either 25% of our loan portfolio or 100% of our shareholders’ equity. Aggregate loans to entities in any associated shareholder country currently may not exceed eight times the total of such country’s paid-in capital contribution to us plus any assets entrusted by the country to us under a fiduciary relationship. This limit does not apply to trade loan financing with full member shareholder countries. Additionally, no more than four times the country’s paid-in capital contribution to us plus any assets entrusted to us under a fiduciary relationship may be committed to operations essentially national in character. The same limitation applies to our total loan portfolio in relation to our shareholders’ equity. Loans to a public sector or mixed-capital entity not considered a sovereign risk are limited in the aggregate to 15% of our shareholders’ equity. Additionally, the exposure to any individual private sector entity or to an economic group is limited to 2.35% and 3.5%, respectively, of our total loan portfolio.

Operations in which we extend credit to entities in Series “C” shareholder countries must generally be related to activities of such entities in, or related to, the full member shareholder countries. Notwithstanding the above, the aggregate total of outstanding loans in all such countries may not exceed 15% of CAF’s total loan portfolio.

Our policies permit us to provide up to 100% of the total project costs with respect to short-term loans. For medium-and long-term loans, we determine the appropriate level of financing on a case-by-case basis; however, limited-recourse financing in such loans may not exceed 50% of project costs. In practice, however, we typically limit our loans to a smaller percentage of total project costs and generally require a larger percentage of financial support by the borrower than required by our credit policies.

Asset Quality

We classify a loan as overdue whenever payment is not made on its due date. We charge additional interest on the overdue payment from the due date and immediately suspend disbursements on all loans to the borrower and to any other borrowers of which the overdue borrower is a guarantor. The entire principal amount of a loan is placed in non-accrual status when collection or recovery is doubtful or when any payment, including principal, interest, fees or other charges in respect of the loan, is more than 90 days overdue in the case of a private sector loan or more than 180 days overdue in the case of a public sector loan. Interest and other charges on non-accruing loans are included in income only to the extent that payments have actually been received by us.

At December 31, 2017, there were $94.2 million of loans overdue and $138.7 million of loans in non-accrual status. At December 31, 2016, there were $7.5 million of loans overdue and $120.8 million of loans in non-accrual status. For the years ended December 31, 2017 and 2016, there were $11.6 million and $4.5 million, respectively, of overdue interest or other charges in respect of non-accrual status loans excluded from net income.

For the year ended December 31, 2017, there were $69.5 million of loan write-offs. We have not suffered any individually significant losses on our loan portfolio. Although our loans do not enjoy any legal preference over those of other creditors, we do enjoy a de facto preferred creditor status arising from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us. Although some of our shareholder countries have restructured their sovereign debt obligations, CAF has never had to declare an event of default with respect to such countries’ debt obligations to CAF.

Quality of Loan Portfolio

The following table shows our overdue loan principal, loans in non-accrual status, and the total allowance for loan losses and their percentages of our total loan portfolio at the respective dates indicated, as well as loans written-off during each period.

	At December 31,
	2017	2016	2015
	(in U.S.$ millions)
Total loan portfolio	23,628.1	21,977.1	20,430.8
Overdue loan principal	94.2	7.5	0.00%
Loans in non-accrual status	138.7	120.8	0.00%
Loans written off during period	69.5	33.7	16.4
Allowance for loan losses	67.2	63.7	58.9
Troubled debt restructured	—	44.2	—
Overdue principal payment as a percentage of loan portfolio (excluding non-accrual loans)	0.40%	0.03%	0.00%
Non-accrual loans as a percentage of loan portfolio	0.59%	0.55%	0.00%
Allowance for loan losses as a percentage of loan portfolio	0.28%	0.29%	0.29%

FUNDED DEBT

Funding Strategy

We raise funds for operations primarily in the international financial markets, although a relatively small part is raised within our shareholder countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio. In order to diversify our funding sources and to offer potential borrowers a wide range of credit facilities, we raise funds through bond issues in both the shareholder countries and the international capital markets. We also take deposits and obtain loans and credit lines from central banks, commercial banks and, to the extent of imports related to projects funded by us, export credit agencies.

Within the shareholder countries, we raise funds from central banks and financial institutions and by means of regional bond issues. Outside Latin America and the Caribbean, we obtain funding from public sector development and credit agencies, from development banks, from various North American, European and Asian commercial banks, from capital markets and from the U.S. and European commercial paper markets.

Sources of Funded Debt

The breakdown of our outstanding funded debt, both within and outside the shareholder countries, at each of the dates indicated below, was as follows:

	At December 31,
	2017	2016	2015
	(in U.S.$ millions)
Within the shareholder countries:
Deposits	2,950.1	3,098.9	2,700.2
Borrowings	33.3	35.5	56.2
Bonds	286.9	225.6	233.1

	3,270.3	3,360.0	2,989.5
Outside the shareholder countries:
Commercial paper	1,770.7	2,112.7	2,589.9
Borrowings	1,376.8	1,389.6	1,398.8
Bonds	19,494.2	17,847.9	15,439.2

	22,641.7	21,350.2	19,427.8
	25,912.0	24,710.2	22,417.3
Variation effect between spot and original FX rate	(486.2)	(1,363.8)	(1,255.4)

Fair value adjustments on hedging activities	454.9	459.5	650.4

Origination costs	(24.0)	(27.5)	(30.7)

Total	25,856.7	23,778.4	21,781.6

Maturity of Funded Debt

The breakdown of our outstanding funded debt, by instrument and maturity, at each of the dates indicated below was as follows:

	At December 31,
	2017	2016	2015
	(in U.S.$ millions)
Term deposits:
Up to 1 year	2,950.1	3,098.9	2,700.2
Acceptances, advances and commercial paper and repurchase agreements:
Up to 1 year	1,770.7	2,112.7	2,589.9
Loans and lines of credit:
Up to 1 year	507.6	111.9	476.2
Between 1 and 3 years	324.7	698.6	310.9
Between 3 and 5 years	257.8	247.7	248.5
More than 5 years	320.0	366.8	419.3

	1,410.1	1,425.1	1,454.9
Bonds:
Up to 1 year	2,311.2	2,080.2	1,561.3
Between 1 and 3 years	5,262.3	4,657.3	4,313.2
Between 3 and 5 years	5,329.9	4,145.6	2,208.0
More than 5 years	6,877.6	7,190.4	7,589.8

	19,781.0	18,073.5	15,672.3
Totals:
Up to 1 year	7,539.6	7,403.7	7,327.6
Between 1 and 3 years	5,587.0	5,355.9	4,624.1
Between 3 and 5 years	5,587.7	4,393.3	2,456.5
More than 5 years	7,197.6	7,557.2	8,009.1

	25,911.9	24,710.2	22,417.3
Variation effect between spot and original FX rate	(486.2)	(1,363.8)	(1,255.4)
Fair value adjustments on hedging activities	454.9	459.5	650.4
Originating costs	(24.0)	(27.5)	(30.7)

Total	25,856.7	23,778.4	21,781.6

Our financial liabilities are primarily U.S. dollar-based: 56.4% of our total financial liabilities, or 99.4% of financial liabilities after swaps, were denominated in U.S. dollars at December 31, 2017. The principal amount of non-U.S. dollar financial liabilities outstanding at December 31, 2017 included 4,744.2 million Euros, 34,000.0 million Yen, 2,535.0 million Swiss Francs, 221,750.0 million Colombian Pesos, 5,877.0 million Hong Kong Dollars, 1,317.1 million Mexican Pesos, 24.6 million Peruvian Nuevos Soles, 4,200 million Norwegian Kroner, 349.0 million Turkish Lira, 843.0 million South African Rand and 1,140.0 million Australian Dollars; all of these non-U.S. dollar financial liabilities are swapped or otherwise hedged into U.S. dollars.

DEBT RECORD

We have never had an event of default declared with respect to the payment of principal of, or premium or interest on, any debt security we have issued, and we have always met all of our debt obligations on a timely basis.

ASSET AND LIABILITY MANAGEMENT

We reduce our sensitivity to interest rate risk by extending our loans on a floating rather than a fixed interest rate basis. At December 31, 2017, 99.5% of our outstanding loans were based on LIBOR and subject to interest rate adjustments at least every six months. The liabilities that fund these loans are also contracted at, or swapped into, LIBOR floating interest rates. When we make loans at fixed interest rates, we also obtain the corresponding funding on a fixed interest rate basis.

We require that counterparties with which we enter into swap agreements be rated “A+/A1” or better by two U.S. nationally recognized statistical rating organizations or have signed a credit support agreement (resulting in the corresponding exchange of collateral), at the time of entering into the swap agreement. At December 31, 2017, we were party to swap agreements with an aggregate notional amount of $20.1 billion.

We seek, to the extent possible under prevailing market conditions, to match the maturities of our liabilities to the maturities of our loan portfolio. At December 31, 2017, the weighted average life of our financial assets was 3.9 years and the weighted average life of our financial liabilities was 4.6 years. Based on our asset and liability structure at December 31, 2017, we have a positive cumulative gap over a 10 year horizon. This positive gap denotes asset sensitivity, which means that decreases in the general level of interest rates should have a negative effect on our net financial income and, conversely, increases in the general level of interest rates should have a positive effect on our net financial income.

Our management expects the weighted average life of our financial assets to increase gradually, as we make more long-term loans for infrastructure development and similar purposes. At the same time, our management expects that the weighted average life of our liabilities will also increase as a result of our strategy of increasing our presence in the international long-term bond market as market conditions permit.

At December 31, 2017, 99.7% of our assets and 56.4% of our liabilities were denominated in U.S. dollars, with the remainder of our liabilities being denominated principally in Euro, Yen, Hong Kong Dollar, Australian Dollar, Norwegian kroner, Turkish lire, South African rand and Swiss Francs, which liabilities were swapped. After swaps, 99.5% of our liabilities were denominated in U.S. dollars. Generally, funding that is contracted in currencies other than the U.S. dollar is swapped into U.S. dollars. In some cases, we extend our loans in the same non-U.S. dollar currencies as debt is incurred in order to minimize exchange risks. Our shareholders’ equity is denominated entirely in U.S. dollars.

Our treasury asset and liability management involves managing liquidity, funding, interest rate and exchange rate risk arising from non-trading positions through the use of on-balance sheet instruments. Our external asset managers use derivatives to hedge the interest and exchange rate risk exposures of our non-U.S. dollar denominated investments. Our policy is that our total exposure on trade derivatives should not exceed 3% of liquid investments. See Note 19 (“Derivative Financial Instruments and Hedging Activities”) to our audited financial statements in this prospectus.

ADMINISTRATION

We are governed and administered by the bodies and officials detailed below:

Shareholders’ General Meeting

The shareholders’ general meeting is the ultimate decision-making body within CAF. Shareholders’ general meetings can be ordinary or extraordinary and are governed by the requirement for the presence of a quorum and compliance with other conditions set out in the Constitutive Agreement.

Shareholders’ ordinary general meetings are held once a year, within 90 days of the close of the financial year, and are convened by the Executive President. The shareholders’ ordinary general meeting:

(1) considers the Board of Directors’ annual report and our financial statements, receives the independent auditors’ report and allocates our net income;

(2) constitutes special funds for particular purposes;

(3) elects the Board of Directors according to the Constitutive Agreement;

(4) appoints external auditors;

(5) determines compensation for the Board of Directors and the external auditors; and

(6) may consider any other matter expressly submitted to it which is not within the purview of any other body of CAF.

Shareholders’ extraordinary general meetings may be convened after a call has been made at the initiative of the Board of Directors, or the Executive President, or at least 40% of Series “A” shareholders or any shareholders representing at least 25% of paid-in capital. The shareholders’ extraordinary general meeting may:

(1) increase, reduce or replenish our capital in accordance with the Constitutive Agreement;

(2) dissolve CAF;

(3) change the headquarters of CAF when the Board of Directors so proposes; and

(4) consider any other matter that has been expressly submitted to it that is not within the purview of any other body of CAF.

Resolutions before shareholders’ ordinary general meetings are passed by the votes of at least 60% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting. Resolutions passed at shareholders’ extraordinary general meetings (including a decision to dissolve CAF) require the votes of 80% of Series “A” shareholders, together with a majority of the votes of the other shares represented at the meeting, except for resolutions concerning modifications to the structure of the Board of Directors in which case an affirmative vote of all Series “A” shareholders is required, together with a majority of the votes of the other shares represented at the meeting. In the event of adjournment for lack of a quorum, which consists of at least 80% of Series “A” shareholders and a simple majority of the other shareholders, at either an ordinary or extraordinary general meeting, two Series “A” shareholders, plus a majority of the other shares represented at the meeting, may deliberate and approve decisions at a reconvened meeting.

Board of Directors

Our Board of Directors is composed of 19 directors, each of whom is elected for a term of three years and may be re-elected. Each of the Series “A” shareholders is represented by one director. Five directors represent the governments or governmental institutions holding Series “B” shares and one director represents the private financial institutions holding Series “B” shares. Holders of Series “C” shares are entitled to elect two directors. In the event of a vacancy in a director position, the corresponding alternate director serves as director until such vacancy has been filled. Responsibilities of our Board of Directors include:

(1) establishing and directing our credit and economic policies;

(2) approving our budget;

(3) approving our borrowing limits;

(4) approving credits granted by us in excess of a specified limit;

(5) establishing or modifying internal regulations; and

(6) appointing the Executive President.

All of our directors are non-executive. As of the date of this prospectus, the composition of the Board of Directors was as follows:

Directors (and their Alternates) representing Series “A” shareholders:

Argentina	Nicolas Dujovne (Felix Martin Soto)	Minister of Finance (Under Secretary of International Financial Relations from the Ministry of Economics and Public Finance)
Bolivia	Mariana Prado (Antonio Mullisaca)	Minister of Development Planning (Vice Minister of Public Investment and External Financing)
Brazil	Esteves Colnago (Dyogo Henrique de Oliveira)	Minister of Planning, Budget and Management (President of the National Development Bank (BNDES))
Colombia	Mauricio Cardenas (Maria Lorena Gutierrez)	Minister of Finance and Public Credit (Minister of Commerce, Industry and Tourism)
Ecuador	Juan Carlos Jácome	President of the Board of Directors of Corporación Financiera Nacional
	(Munir Massuh Manzur)	(General Manager of Corporación Financiera Nacional)
Panama	Dulcidio de La Guardia (Gustavo Valderrama)	Minister of Economy and Finance (Vice Minister of Economy)
Paraguay	Lea Giménez (Humberto Colmán)	Minister of Finance (Vice Minister of Economy)
Peru	Carlos Oliva (Betty Sotelo)	Minister of Economy and Finance (Vice Minister of Finance)
Trinidad and Tobago	Colm Imbert (Alvin Hilaire)	Minister of Finance (Governor of the Central Bank of Trinidad and Tobago)
Uruguay	Danilo Astori (Mario Bergara)	Minister of Economy and Finance (President of Central Bank of Uruguay)
Venezuela	Oswaldo Pérez Cuevas	Vice Minister of Finance and Public Budget
	(Santiago Lazo Ortega)	(Vice Minister of Economic Planning)

Directors (and their Alternates) representing Series “B” shareholders:

Bolivia	Mario Alberto Guillén (Sergio Cusicanqui)	Minister of Economy and Public Finance (Vice Minister of Treasury and Public Credit)
Colombia	Juan José Echavarría Soto	General Manager of Banco de la República
Ecuador	(Luis Fernando Mejía) Richard Martinez	(Director of the National Planning Department) Minister of Economy and Finance
	(Veronica Elizabeth Artola)	(General Manager of the Central Bank of Ecuador)
Peru	Pedro Luis Grados Smith	President of the Board of Directors of Corporación Financiera de Desarrollo (COFIDE)
	(Betty Sotelo)	(Vice Minister of Economy)
Venezuela	Xabier Leon (Vanessa Avendaño)	Executive Vice President of Banco de Desarrollo Económico y Social de Venezuela (BANDES) (Legal Counsel of Banco de Desarrollo Económico y Social de Venezuela (BANDES))
Private Financial Institutions	Julio León Prado (Bernardo Noreña Ocampo)	President of the Board of Directors of Banco Bisa S.A. (President of Corporación Financiera Colombiana S.A.)

The directors representing the Series “C” shareholders are Nadia Calviño, Minister of Economy and Enterprise for Spain and José Antonio González Anaya, Secretary of Finance and Public Credit for Mexico. Their alternates are Donald Guerrero Ortiz, Minister of Finance for the Dominican Republic, and Sebastián Sichel, Executive Vice President of Corporación de Fomento de la Producción (CORFO) for Chile, respectively.

The business address of each of the directors and each of the alternate directors listed above is Torre CAF, Piso 9, Avenida Luis Roche, Altamira, Caracas, Venezuela.

Our Board of Directors annually elects a Chairman to preside over the meetings of the Board of Directors and the shareholders’ general meeting. Esteves Colnago is the current Chairman until March 31, 2019.

Executive Committee

The Board of Directors delegates certain functions, including credit approvals within specified limits, to the Executive Committee. This Committee is composed of one director from each full member shareholder country, plus one director representing all of the Series “C” shareholders, and CAF’s Executive President, who presides over the Committee unless the Chairman of the Board of Directors is part of the Committee, in which case he or she will preside.

Executive President

The Executive President is our legal representative and chief executive officer. He is empowered to decide all matters not expressly reserved to the shareholders’ general meeting, the Board of Directors or the Executive Committee. The Executive President is elected by the Board of Directors for a period of five years and may be re-elected.

In December 2016, Luis Carranza Ugarte was elected Executive President of CAF for the next five-year period (April 2017 to March 2022). Previously, the Executive President was L. Enrique Garcia, who led the Institution for more than 25 years (December 1991 to March 2017). Mr. Carranza is a renowned Peruvian economist who served as the Minister of Economy and Finance in his country on two occasions. He also worked at the International Monetary Fund and was chief economist for Latin America and Emerging Markets for BBVA in Spain, among other positions. Prior to becoming the Executive President of CAF, he was the director of the Center of Competitiveness for Development of the San Martín de Porres University.

Officers

Luis Carranza Ugarte	Executive President and Chief Executive Officer
Luis Enrique Berrizbeitia	Executive Vice President
José Carrera	Acting Corporate Vice President of Country Programs
Antonio Pinheiro Silveira	Corporate Vice President of Infrastructure
Manuel Malaret	Acting Corporate Vice President of Productive and Financial Sectors
Hugo Sarmiento Kohlenberger	Corporate Vice President of Finance and Chief Financial Officer
Julian Suarez	Acting Corporate Vice President of Social Development
Elvira Lupo	Corporate Vice President of Administration
Renny Lopez	Corporate Vice President of Risks
Octavio Rosselli	General Counsel
Mayra Andrade	Controller

Employees

At December 31, 2017, we employed 622 professionals and 91 support staff. The senior positions of Executive Vice President, Corporate Vice President of Finance, Corporate Vice President of Country Programs, Corporate Vice President of Infrastructure, Corporate Vice President of Productive and Financial Sectors, Corporate Vice President of Social Development, Corporate Vice President of Administration and Corporate Vice President of Risks are appointed by the Executive President, subject to ratification by the Board of Directors.

Our management believes that the salaries and other benefits of our professional staff are competitive and that the local support staff is paid at levels above the prevailing local rates. Although we are not subject to local labor laws, we provide our employees with benefits and safeguards at least equivalent to those required under the law of the country where they normally work and reside. We offer technical and professional training opportunities through courses and seminars for our employees. Management considers its relationship with CAF’s employees to be good. There is no employee union and there have been no strikes in the history of CAF.

THE FULL MEMBER SHAREHOLDER COUNTRIES

Certain of the following information has been extracted from publicly available sources. We have not independently verified this information.

The region occupied by the full member shareholder countries is bordered by the Atlantic Ocean on the east, the Caribbean Sea on the north and the Pacific Ocean on the west, and covers approximately 13,245 million square kilometers in South America (approximately 74% of the South American continent).

Selected Demographic and Economic Data

The following table presents selected demographic and economic data for the full member shareholder countries for the years indicated:

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Trinidad & Tobago	Uruguay	Venezuela (5)
Population (in millions)(1)(2)
2016	43.9	10.9	207.7	48.7	16.4	4.0	6.7	31.8	1.4	3.4	31.6
2015	43.4	10.7	206.0	48.2	16.1	4.0	6.6	31.4	1.4	3.4	31.2
2014	43.0	10.6	204.2	47.8	15.9	3.9	6.6	31.0	1.4	3.4	30.7

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Trinidad & Tobago	Uruguay	Venezuela
GDP (U.S.$ in millions)(2)
2016	544.7	34.1	1,798.6	282.4	97.8	55.2	27.4	195.3	21.1	52.4	236.4
2015	631.6	33.2	1,801.5	291.5	100.2	52.1	27.3	192.3	23.6	53.3	242.6
2014	563.6	33.2	2,456.1	378.3	102.3	49.2	30.9	203.1	26.2	57.2	212.4

GDP per capita (U.S.$ in millions)(2)
2016	12,493.9	3,125.2	8,726.9	5,792.2	5,917.1	13,670.3	4,003.3	6,203.7	15,458.8	15,062.2	7,620.2
2015	14,643.9	3,099.5	8,810.5	6,048.0	6,153.8	13,113.7	4,038.4	6,174.1	17,321.8	15,366.0	7,922.7
2014	13,208.8	3,146.9	12,111.7	7,937.6	6,382.3	12,563.9	4,638.7	6,592.3	19,325.4	16,572.4	7,029.9

Gross reserves (excluding gold) (U.S.$ in millions)(1)(3)(4)
2016	36,323.3	8,487.4	362,505.0	45,961.6	3,781.1	3,846.8	6,579.0	60,523.7	9,923.1	13,467.9	3,264.5
2015	23,416.5	11,600.8	354,174.9	46,103.8	2,085.4	3,378.1	5,659.3	60,413.1	10,315.1	15,630.2	6,324.3
2014	29,017.0	13,480.9	360,964.7	46,408.1	3,484.1	4,032.2	6,668.9	61,185.3	11,896.7	17,544.8	7,456.6

Customer price index growth(1)(2)(3)
2016	41.0%	4.0%	6.3%	5.8%	1.1%	1.5%	3.9%	3.2%	3.1%	8.1%	302.6%
2015	27.8%	3.0%	10.7%	6.8%	3.4%	0.3%	3.1%	4.4%	1.6%	9.4%	159.7%
2014	23.9%	5.2%	6.4%	3.7%	3.7%	1.0%	4.2%	3.2%	8.4%	8.3%	64.7%

	Argentina	Bolivia	Brazil	Colombia	Ecuador	Panama	Paraguay	Peru	Trinidad & Tobago	Uruguay	Venezuela
Exports of Goods (f.o.b.) (U.S.$ in millions)(1)(4)
2016	57,733.4	7,081.9	185,235.4	31,045.0	16,797.7	11,194.9	8,501.2	36,040.0	8,481.2	6,963.6	29,354.3
2015	56,788.0	8,725.9	191,126.9	35,690.8	18,330.6	11,347.9	8,327.6	33,244.9	10,755.6	7,669.5	38,201.9
2014	68,407.4	12,856.1	225,098.4	54,794.8	25,724.4	12,960.0	9,635.7	38,459.3	14,526.1	9,165.7	71,226.1

Import of Goods (f.o.b.) (U.S.$ in millions)(1)(4)
2016	55,609.5	8,426.9	137,552.0	44,831.1	16,188.7	9,238.0	9,752.6	36,185.0	6,024.6	8,136.6	15,451.9
2015	59,756.5	9,766.4	171,446.2	54,035.5	21,387.3	10,374.5	10,291.2	38,104.6	9,297.8	9,489.4	28,759.5
2014	65,229.7	10,492.1	229,154.5	64,027.6	27,518.2	11,065.9	12,168.6	42,193.6	11,411.7	10,762.3	39,652.5

(1)	This information is extracted from the World Bank’s World Development Indicators (WDI).
(2)	Source: IMF database.
(3)	End of period.
(4)	This information is extracted from each country’s Central Bank.
(5)

Information regarding Venezuela’s population and gross reserves has been obtained from the World Bank WDI. Information regarding Venezuela’s total GDP, GDP per capita and customer price index growth has been obtained from the IMF’s World Economic Outlook. Information regarding Venezuela’s Export of Goods (f.o.b.) and Import of Goods (f.o.b.) has been obtained from the United Nations International Trade Statistics Database.

On May 2, 2018, the IMF issued a declaration of censure against Venezuela for its failure to provide adequate macroeconomic data as required by Article VIII, Section 5 of the IMF’s Articles of Agreement. CAF has not independently verified any of the figures included in this table.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

The debt securities will be issued pursuant to a fiscal agency agreement, dated as of March 17, 1998, between CAF and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank), as fiscal agent. The following statements briefly summarize some of the terms of the debt securities and the fiscal agency agreement (a copy of which has been filed as an exhibit to the registration statement). These statements do not purport to be complete and are qualified in their entirety by reference to all provisions of the fiscal agency agreement and such debt securities.

General

The debt securities will constitute our direct, unconditional, unsecured and general obligations. The debt securities will rank equally with all of our other unsecured Indebtedness. “Indebtedness” means all of our indebtedness in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

The accompanying prospectus supplement will describe the following terms of the debt securities, as applicable:

(1)	the title;

(2)	the price or prices at which we will issue the debt securities;

(3)	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

(4)	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

(5)	the date or dates on which principal and interest will be payable;

(6)	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

(7)	the place or places where principal and interest payments will be made;

(8)	the time and price limitations on redemption of the debt securities;

(9)	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

(10)	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000;

(11)	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which such amounts will be determined;

(12)	whether and under what circumstances we will issue the debt securities as global debt securities; and

(13)	any other specific terms of the debt securities.

Certain debt securities will be treated for United States federal income tax purposes as original issue discount notes (“Discount Notes”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined for United States federal income tax purposes). If applicable, the prospectus supplement will describe the United States federal income tax consequences of the ownership of Discount Notes and any special rules regarding debt securities.

Denominations, Registration and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the fiscal agency agreement and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Debt securities may be presented for exchange and for registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the terms of the debt securities.

If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Global Debt Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global debt securities that will have an aggregate principal amount equal to that of the debt securities they represent. If applicable, each global debt security will be:

(1)	registered in the name of a depositary or its nominee identified in the prospectus supplement;

(2)	deposited with the depositary or nominee or the depositary’s custodian; and

(3)

printed with a legend regarding the restrictions on exchanges and registration of transfer of the security, and any other matters required by the fiscal agency agreement and the terms of the debt securities and summarized in the prospectus supplement.

Payment and Paying Agent

Unless otherwise indicated in the prospectus supplement, we will make payments of principal and interest on debt securities:

(1)	through the fiscal agent;

(2)	to the person in whose name the debt securities are registered at the close of business on the regular record date for the payments; and

(3)	at the office of the paying agent or agents designated by us; unless

•	at our option, payment is mailed to the registered holder, or

•	at the request of a registered holder of more than $1,000,000 principal amount of the securities, payment is made by wire transfer.

Unless otherwise indicated in the prospectus supplement, our sole paying agent for payments on the debt securities will be the corporate trust office of the fiscal agent in The City of New York.

Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any debt securities that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the debt securities when due.

Negative Pledge

As long as any of the debt securities are outstanding and unpaid, but only up to the time amounts sufficient for payment of all principal and interest have been placed at the disposal of the fiscal agent, we will not cause or permit to be created on any of our property or assets any mortgage, pledge or other lien or charge as security for any bonds, notes or other evidences of indebtedness heretofore or hereafter issued, assumed or guaranteed by us for money borrowed (other than purchase money mortgages, pledges or liens on property purchased by us as security for all or part of the purchase price thereof), unless the debt securities are secured by such mortgage, pledge or other lien or charge equally and ratably with such other bonds, notes or evidences of indebtedness.

Default; Acceleration of Maturity

Each of the following will constitute an “event of default” with respect to the debt securities of any series:

(1)	a failure to pay any principal of or interest on any debt securities of that series when due and the continuance of the failure for 30 days;

(2)

a failure to perform or observe any material obligation under or in respect of any debt securities of that series or the fiscal agency agreement and the continuance of the failure for a period of 90 days after written notice of the failure has been delivered to CAF and to the fiscal agent by the holder of any debt security of that series;

(3)

a failure to pay any amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) of principal or interest or premium in respect of any indebtedness incurred, assumed or guaranteed by CAF as and when such amount becomes due and payable and the continuance of the failure until the expiration of any applicable grace period or 30 days, whichever is longer; or

(4)

the acceleration of any indebtedness incurred or assumed by CAF with an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) by any holder or holders thereof.

If an event of default occurs with respect to the debt securities of any series at the time outstanding, each holder of any debt security of that series may, by written notice to CAF and the fiscal agent, declare the principal of and any accrued interest on all the debt securities of that series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by CAF all events of default in respect of such series of debt securities are cured. If all the events of default are cured following the declaration, the declaration may be rescinded by any such holder with respect to the previously accelerated series of debt securities upon delivery of written notice of the rescission to CAF and the fiscal agent.

Additional Payments by CAF

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any of the full member shareholder countries or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, we will pay such additional amounts as may be necessary in order that the net amounts receivable by the holder of debt securities of any series after the withholding or deduction will equal the respective amounts that would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts will be payable in relation to any payment in respect of any debt security:

(1)

to, or to a third party on behalf of, a holder of a debt security of any series who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with any of the full member shareholder countries other than the mere holding of the debt security; or

(2)

presented for payment more than 30 days after the “Relevant Date” (as defined in the next paragraph), except to the extent that the relevant holder would have been entitled to the additional amounts on presenting the same for payment on the expiry of the period of 30 days;

(3)

if such withholding or deduction may be avoided by a holder or beneficial owner of a debt security of any series complying with a request by us relating to any certification, identification or other reporting concerning its nationality, residence, identity or connection with any full member shareholder country; or

(4)

if such withholding or deduction is imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (“the Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

As used in this prospectus, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the fiscal agent on or prior to the due date, it means the first date on which, the full amount of the moneys having been so received and being available for payment to holders of debt securities of any series, notice to that effect will have been duly published as set forth below under “— Notices.”

Modification and Amendment

Each and every holder of the debt securities in a series must consent to any amendment of a provision of the debt securities or the fiscal agency agreement that would:

(1)	change the due date of the principal of or interest on any series of debt securities; or

(2)	reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the debt securities of a series; or

(3)	change the currency or place of payment of principal of or interest on the debt securities of a series; or

(4)

reduce the proportion of the principal amount of the debt securities of a series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the debt securities; or

(5)	change our obligation to pay additional amounts.

We may, however, with the written consent of the holders of 66 2/3% of the principal amount of the debt securities of a series, modify any of the other terms or provisions of the debt securities of that series or the fiscal agency agreement (as it applies to that series). Also, we and the fiscal agent may, without the consent of the holders of the debt securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the debt securities of that series, for the purpose of:

(1)	adding to our covenants for the benefit of the holders of the debt securities; or

(2)	surrendering any right or power conferred on CAF; or

(3)	securing the debt securities of that series; or

(4)	curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the debt securities; or

(5)	for any purpose that CAF deems necessary or desirable that does not adversely affect the interests of the holders of the debt securities of that series in any material respect.

Notices

All notices will be delivered in writing to each holder of the debt securities of any series. If at the time of such notice the debt securities of a series are represented by global debt securities, the notice shall be delivered to the applicable depositary for such securities and shall be deemed to have been given three business days after delivery to such depositary. If at the time of the notice the debt securities of a series are not represented by global debt securities, the notice shall be delivered to the registered holders of the debt securities of the series and in that case shall be deemed to have been given three business days after the mailing of the notice by first class mail.

Further Issues

We may from time to time without the consent of holders of the debt securities create and issue further debt securities so as to form a single series with an outstanding series of debt securities, provided that any new debt securities would be treated as fungible with the original debt securities for United States federal income tax purposes. If such additional notes are not fungible with the original debt securities for United States federal income tax purposes, the additional notes will be issued under a separate CUSIP number.

Governing Law; Submission to Jurisdiction; Waiver of Immunity

The debt securities are governed by, and shall be construed in accordance with, the laws of the State of New York. We will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be instituted by any holder of a debt security. We will appoint CT Corporation in The City of New York as our authorized agent upon which process in any such action may be served. We will irrevocably waive any immunity to which we might otherwise be entitled in any action arising out of or based on the debt securities brought in any state or federal court in the Borough of Manhattan, The City of New York. CT Corporation will not be an agent for service of process for actions brought under the United States securities laws, and our waiver of immunity will not extend to such actions.

DESCRIPTION OF THE GUARANTEES

From time to time we may issue under this prospectus and applicable prospectus supplement guarantees for the benefit of holders of specified securities of third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of a primary security will also have the benefit of our guarantee related to the primary security.

The terms and conditions of any guarantee will vary with the terms and conditions of the underlying securities. A complete description of the terms and conditions of any guarantee issued pursuant to this prospectus will be set forth in the prospectus supplement for the issue of the guarantees.

We may provide guarantees with respect to the certain obligations of an issuer under its securities, including without limitation:

•	payment of any accrued and unpaid distributions which are required to be paid under the terms of the securities;

•	payment of the redemption price of the securities, including all accrued and unpaid distributions to the date of the redemption;

•	payment of any accrued and unpaid interest payments, or payment of any premium which are required to be made on the securities; and

•	any obligation of the issuer pursuant to a warrant, option or other rights.

Unless otherwise specified in the applicable prospectus supplement, guarantees issued under this prospectus will rank equally with all of our other unsecured general debt obligations, and will be governed by the laws of the State of New York.

TAXATION

Full Member Shareholder Country Taxation

Under the terms of the Constitutive Agreement, we are exempt from all types of taxes levied by each of the full member shareholder countries on our income, property and other assets, and on operations we carry out in accordance with that treaty, and we are exempt from all liability related to the payment, retention or collection of any taxes, contributions or tariffs.

Payments of principal and interest in respect of the debt securities to a non-resident of the full member shareholder countries will therefore not be subject to taxation in any of the full member shareholder countries, nor will any withholding for tax of any of the full member shareholder countries be required on any such payments to any holder of debt securities. In the event of the imposition of withholding taxes by any of the full member shareholder countries, we have undertaken to pay additional amounts in respect of any payments subject to such withholding, subject to certain exceptions, as described under “Description of the Debt Securities — Additional Payments by CAF.”

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells debt securities as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion deals only with debt securities that are due to mature within 30 years from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

This discussion assumes that the debt securities will be issued at par (or with original issue discount (“OID”) that is less than the applicable de minimis threshold) and that all principal and interest payments on the debt securities will be denominated in United States dollars. This discussion also assumes that the principal and interest payments on the debt securities are not subject to contingencies. The United States federal income tax consequences of owning Discount Notes (as defined in “Description of the Debt Securities — General” above), debt securities denominated in a currency other than United States dollars and/or debt securities subject to contingencies will be discussed in an applicable prospectus supplement.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation or an entity treated as a domestic corporation for purposes of the Internal Revenue Code,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

The debt securities may be issued with a de minimis amount of OID. While a United States holder is generally not required to include de minimis OID in income prior to the sale or maturity of the debt securities, under recently enacted legislation, United States holders that maintain certain types of financial statements and that are subject to the accrual method of tax accounting may be required to include de minimis OID on the debt securities in income no later than the time upon which they include such amounts in income on their financial statements. United States holders that maintain financial statements should consult their tax advisors regarding the tax consequences to them of this legislation.

Interest paid by us on the debt securities is income from sources outside the United States and will generally be “passive” income for purposes of the rules regarding the foreign tax credit allowable to a United States holder.

Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt security. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•

derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities. If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the debt securities.

Foreign Account Tax Compliance Withholding

Certain non-United States financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. We and other non-United States financial institutions may accordingly be required to report information to the Internal Revenue Service (“IRS”) regarding the holders of debt securities and to withhold on a portion of payments under the debt securities to certain holders that fail to comply with the relevant information reporting requirements (or hold debt securities directly or indirectly through certain non-compliant intermediaries). However, such withholding would generally not apply to payments made before January 1, 2019. Moreover, such withholding would only apply to debt securities issued at least six months after the date on which final regulations implementing such rule are enacted. Holders are urged to consult their own tax advisors and any banks or brokers through which they will hold debt securities as to the consequences (if any) of these rules to them.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally would apply to payments of principal and interest on a debt security within the United States, and the payment of proceeds to you from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

We may sell our guarantees separately from our debt securities to guarantee certain obligations associated with the securities of third party issuers. In such cases, we may sell the guarantees in the same transaction as the sale of the underlying security or we may sell the guarantee independently to guarantee the obligations of outstanding securities of third party issuers.

Sales of securities offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of securities for whom they may act as agent.

CAF may offer the securities of any series to present holders of other securities of CAF as consideration for the purchase or exchange by CAF of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with CAF, to several indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the prospectus supplement, each series of securities will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so.

One or more underwriters may make a market in a series of securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor any underwriter can give assurances as to the liquidity of the trading market for the securities.

Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for CAF in the ordinary course of business, for which they received or will receive customary fees and expenses.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, the validity of those debt securities will be passed upon for us by Sullivan & Cromwell LLP, Washington, D.C., and for any underwriters or agents by counsel named in the applicable prospectus supplement. Sullivan & Cromwell LLP and counsel to the underwriters or agents may rely as to certain matters on the opinion of our General Counsel.

VALIDITY OF THE GUARANTEES

The validity of the guarantees will be passed upon for us by counsel to be named in the applicable prospectus supplement. The validity of the guarantees will be passed upon for the underwriters by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of and for the years ended December 31, 2017, 2016 and 2015 included in this Prospectus and the effectiveness of internal control over financial reporting, have been audited by Lara Marambio & Asociados, a member firm of Deloitte Touche Tohmatsu Limited, independent auditors, as stated in their reports appearing herein. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States of America is Puglisi & Associates. The address of the authorized representative in the United States is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

This registration statement of which the prospectus forms a part, including its various exhibits, is available to the public over the internet at the SEC’s website: http://www.sec.gov. You may also read and copy these documents at the Securities and Exchange Commission’s Public Reference Room, at the following address:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about how to access the documents we have filed with it.

The information set forth herein, except the information appearing in the section entitled “The Full Member Shareholder Countries,” is stated on the authority of the Acting Executive President of CAF, in his duly authorized capacity as Acting Executive President.

CORPORACIÓN ANDINA DE FOMENTO

By:	/s/ Gabriel Felpeto
Name: Gabriel Felpeto
Title: Corporate Director of Financial Policies and International Issues

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Index to Financial Statements as of and for the years ended December 31, 2017, 2016 and 2015

Management’s Report on the Effectiveness of Internal Control over Financial Reporting

Corporación Andina de Fomento (“CAF”)’s internal control over financial reporting is a process effected by those in charge of governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United Stated of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

The Management of CAF is responsible for designing, implementing and maintaining effective internal control over financial reporting. Management has assessed the effectiveness of CAF’s internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on that assessment, CAF’s Management concluded that CAF’s internal control over financial reporting is effective as of December 31, 2017.

Internal control over financial reporting has inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

CAF’s financial statements as of December 31, 2017, have been audited by an independent accounting firm, which has also issued an independent auditors’ report on CAF´s internal control over financial reporting. The audit report, which is included in this document, expresses an unmodified opinion on CAF’s internal control over financial reporting as of December 31, 2017.

/s/ Luis Carranza	/s/ Hugo Sarmiento K.
Executive President	Corporate Vice President of Finance

/s/ Aureliano Fernández
Director, Accounting and Budget

January 31, 2018

Torre CAF, Av. Luis Roche, Altamira, Caracas, Venezuela. Telf. +58 (212) 209 2111 www.caf.com

Lara Marambio & Asociados
RIF.: J-00327665-0
Torre B.O.D., Piso 21 Av. Blandín, La Castellana
Caracas 1060 — Venezuela
Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report on Internal Control over Financial Reporting

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited the internal control over financial reporting of Corporación Andina de Fomento (CAF) as of December 31, 2017, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Management’s Responsibility for Internal Control over Financial Reporting

CAF’s management is responsible for designing, implementing, and maintaining effective internal control over financial reporting, and for its assessment about the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on the Effectiveness of Internal Control over Financial Reporting.

Auditors’ Responsibility

Our responsibility is to express an opinion on the CAF’s internal control over financial reporting based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting involves performing procedures to obtain audit evidence about whether a material weakness exists. The procedures selected depend on the auditor’s judgment, including the assessment of the risks that a material weakness exists. An audit includes obtaining an understanding of internal control over financial reporting and testing and evaluating the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Definition and Inherent Limitations of Internal Control over Financial Reporting

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, Corporación Andina de Fomento (CAF) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Report on Financial Statements

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the financial statements of CAF as of and for the years ended December 31, 2017, 2016 and 2015, and our report dated January 31, 2018, expressed an unmodified opinion on those financial statements.

/s/ Deloitte

January 31, 2018

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Lara Marambio & Asociados
RIF.: J-00327665-0
Torre B.O.D., Piso 21 Av. Blandín, La Castellana
Caracas 1060 — Venezuela
Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

Independent Auditors’ Report on Financial Statements

To the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF)

We have audited the accompanying financial statements of Corporación Andina de Fomento (CAF), which comprise the balance sheets as of December 31, 2017, 2016 and 2015, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporación Andina de Fomento (CAF) as of December 31, 2017, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Internal Control over Financial Reporting

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the CAF’s internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 31, 2018 expressed an unmodified opinion on the CAF’s internal control over financial reporting.

/s/ Deloitte

January 31, 2018

Caracas — Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Balance Sheets

As of December 31, 2017, 2016 and 2015

(In thousands of U.S. dollars)

	NOTES	2017	2016	2015
ASSETS
Cash and due from banks		61,294	72,403	216,078
Deposits with banks		2,001,766	1,652,367	2,590,453

Cash and deposits with banks	3	2,063,060	1,724,770	2,806,531

Marketable securities:
Trading	5, 12 and 20	9,194,991	9,267,953	6,787,875
Other investments	4	1,453,869	996,554	1,186,286
Loans (US$ 49,007, US$ 37,196 and US$ 26,108 at fair value as of December 31, 2017, 2016 and 2015)	6 and 20	23,628,073	21,977,081	20,430,792
Less loan commissions, net of origination costs		97,530	95,682	94,996
Less allowance for loan losses	6	67,225	63,749	58,929

Loans, net		23,463,318	21,817,650	20,276,867

Accrued interest and commissions receivable		427,702	345,115	303,935
Equity investments	7	433,025	386,051	328,390
Derivative financial instruments	19 and 20	532,668	118,353	215,509
Property and equipment, net	8	90,415	75,200	72,923
Other assets	9	452,518	937,342	491,379

TOTAL		38,111,566	35,668,988	32,469,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	10	2,950,143	3,098,883	2,700,248
Commercial paper	11	1,770,676	2,112,717	2,589,875
Borrowings (US$ 550,563, US$ 535,514 and US$ 526,807 at fair value as of December 31, 2017, 2016 and 2015), net	12 and 20	1,417,265	1,421,466	1,462,916
Bonds (US$ 19,559,372, US$ 16,738,156 and US$ 14,526,090 at fair value as of December 31, 2017, 2016 and 2015), net	13 and 20	19,718,627	17,145,306	15,028,598
Accrued interest payable		314,660	281,058	249,534
Derivative financial instruments	19 and 20	553,594	1,021,292	808,097
Accrued expenses and other liabilities	14	264,865	114,622	106,333

Total liabilities		26,989,830	25,195,344	22,945,601

STOCKHOLDERS’ EQUITY:	16 and 17
Subscribed capital		7,987,370	7,219,455	6,511,460
Less callable capital portion		1,589,660	1,589,660	1,553,660
Less capital subscriptions receivable		1,413,415	846,250	466,525

Paid-in capital		4,984,295	4,783,545	4,491,275

Additional paid-in capital		3,259,471	2,890,091	2,354,537
Reserves		2,801,571	2,678,853	2,601,223
Accumulated other comprehensive income		—	(1,563)	(571)
Retained earnings		76,399	122,718	77,630

Total stockholders’ equity		11,121,736	10,473,644	9,524,094

TOTAL		38,111,566	35,668,988	32,469,695

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Comprehensive Income

For the years ended December 31, 2017, 2016 and 2015

(In thousands of U.S. dollars)

	NOTES	2017	2016	2015
Interest income:
Loans	2 (f)	798,295	666,548	526,084
Investments and deposits with banks	2 (e), 3 and 4	162,908	108,144	53,636
Loan commissions	2 (f)	40,822	38,768	41,539

Total interest income		1,002,025	813,460	621,259

Interest expense:
Bonds		517,955	397,755	293,240
Deposits		34,011	17,057	8,716
Commercial paper		25,265	18,366	8,900
Borrowings		32,115	27,278	23,828
Commissions		12,241	10,591	10,707

Total interest expense		621,587	471,047	345,391

Net interest income		380,438	342,413	275,868
Provision for loan losses	6	69,902	38,270	18,703

Net interest income, after provision for loan losses		310,536	304,143	257,165
Non-interest income:
Other commissions		3,264	3,784	9,150
Dividends and equity in earnings of investees	7	9,523	15,155	3,103
Other income	12	3,171	32,662	4,511

Total non-interest income		15,958	51,601	16,764

Non-interest expenses:
Administrative expenses	23	150,135	140,973	125,072
Impairment charge for equity investments	7	11,000	9,200	11,046
Other expenses		1,197	1,404	3,045

Total non-interest expenses		162,332	151,577	139,163

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		164,162	204,167	134,766
Unrealized changes in fair value related to financial instruments	21	4,301	(13,449)	(3,136)

Net income before Contributions to Stockholders’ Special Funds		168,463	190,718	131,630
Contributions to Stockholders’ Special Funds	24	92,064	68,000	54,000

Net income		76,399	122,718	77,630
Other comprehensive income:
Unrecognized changes in assets/ liabilities under benefit pension plan	15 and 17	—	(1,563)	(603)
Amortization of defined benefit pension items	15 and 17	1,563	571	—

Total comprehensive income		77,962	121,726	77,027

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Stockholders’ Equity

For the years ended December 31, 2017, 2016 and 2015

(In thousands of U.S. dollars)

	NOTE	Paid-in capital	Additional paid-in capital	Reserves			Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity
				General reserve	Article N° 42 of the Constitutive Agreement	Total reserves
BALANCES AT DECEMBER 31, 2014		4,250,495	1,911,487	2,012,149	451,435	2,463,584	32	137,639	8,763,237
Capital increase	16	240,780	443,050	—	—	—	—	—	683,830
Net income	16	—	—	—	—	—		77,630	77,630
Appropriated for general reserve	16	—	—	123,874	—	123,874	—	(123,874)	—
Appropriated for reserve pursuant to Article N° 42 of by-laws Constitutive Agreement	16	—	—	—	13,765	13,765	—	(13,765)	—
Other comprehensive income	17	—	—	—	—	—	(603)	—	(603)

BALANCES AT DECEMBER 31, 2015		4,491,275	2,354,537	2,136,023	465,200	2,601,223	(571)	77,630	9,524,094
Capital increase	16	292,270	535,554	—	—	—	—	—	827,824
Net income	16	—	—	—	—	—	—	122,718	122,718
Appropriated for general reserve	16	—	—	69,830	—	69,830	—	(69,830)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement	16	—	—	—	7,800	7,800	—	(7,800)	—
Other comprehensive income	17	—	—	—	—	—	(992)	—	(992)

BALANCES AT DECEMBER 31, 2016		4,783,545	2,890,091	2,205,853	473,000	2,678,853	(1,563)	122,718	10,473,644
Capital increase	16	200,750	369,380	—	—	—	—	—	570,130
Net income	16	—	—	—	—	—	—	76,399	76,399
Appropriated for general reserve	16	—	—	110,218	—	110,218	—	(110,218)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement	16	—	—	—	12,500	12,500	—	(12,500)	—
Other comprehensive income	17	—	—	—	—	—	1,563	—	1,563

BALANCES AT DECEMBER 31, 2017		4,984,295	3,259,471	2,316,071	485,500	2,801,571	—	76,399	11,121,736

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

For the years ended December 31, 2017, 2016 and 2015

(In thousands of U.S. dollars)

	NOTES	2017	2016	2015
OPERATING ACTIVITIES:
Net income		76,399	122,718	77,630

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized (gain) loss on trading securities	5	(1,332)	4,260	9,766
Amortization of loan commissions, net of origination costs		(15,822)	(15,261)	(14,152)
Provision for loan losses	6	69,902	38,270	18,703
Impairment charge for equity investments	7	11,000	9,200	11,046
Equity in earnings of investees		(4,175)	(4,790)	(1,060)
Exchange difference	12	—	(28,223)	—
Amortization of deferred charges		5,082	5,360	4,206
Depreciation of property and equipment	8	5,767	5,682	5,725
Provision for employees’ severance benefits		12,645	11,581	10,317
Provision for employees’ savings plan		1,197	1,367	1,340
Unrealized changes in fair value related to financial instruments		(4,301)	13,449	3,267
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(10,874)	(6,755)	(7,517)
Employees’ savings plan paid or advanced		(2,963)	(771)	(449)
Trading securities, net		73,409	(2,492,444)	334,826
Interest and commissions receivable		(83,018)	(41,180)	(11,610)
Other assets		(7,614)	(4,658)	(1,577)
Accrued interest payable		33,601	31,523	9,987
Accrued expenses and other liabilities		12,591	7,177	16,899

Total adjustments and net changes in operating assets and liabilities		95,095	(2,466,213)	389,717

Net cash provided by (used in) operating activities		171,494	(2,343,495)	467,347

INVESTING ACTIVITIES:
Purchases of other investments	4	(3,667,575)	(3,477,421)	(4,003,321)
Maturities of other investments	4	3,210,260	3,667,153	4,413,643
Loan origination and principal collections, net	6	(1,703,184)	(1,560,635)	(1,282,438)
Equity investments, net	7	(53,799)	(62,071)	(46,032)
Purchases of property and equipment, net	8	(20,982)	(7,959)	(9,645)

Net cash used in investing activities		(2,235,280)	(1,440,933)	(927,793)

Carried forward,		(2,063,786)	(3,784,428)	(460,446)

Brought forward,		(2,063,786)	(3,784,428)	(460,446)

FINANCING ACTIVITIES:
Net (decrease) increase in deposits		(148,740)	398,635	(996,262)
Proceeds from commercial paper		3,864,251	4,925,553	5,101,709
Repayment from commercial paper		(4,206,292)	(5,402,711)	(4,365,116)
Net decrease (increase) in derivative related collateral		626,566	(449,354)	(320,905)
Proceeds from issuance of bonds	13	3,809,731	3,961,421	3,044,137
Repayment of bonds	13	(2,098,519)	(1,557,104)	(1,255,123)
Proceeds from borrowings	12	141,804	272,352	172,965
Repayment of borrowings	12	(156,855)	(273,949)	(218,672)
Proceeds from issuance of shares	16	570,130	827,824	683,830

Net cash provided by financing activities		2,402,076	2,702,667	1,846,563

NET INCREASE (DECREASE) IN CASH AND DEPOSITS WITH BANKS		338,290	(1,081,761)	1,386,117
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF THE YEAR		1,724,770	2,806,531	1,420,414

CASH AND DEPOSITS WITH BANKS AT END OF THE YEAR		2,063,060	1,724,770	2,806,531

SUPPLEMENTAL DISCLOSURE:
Interest paid during the period		561,366	417,009	320,045

NON-CASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets		(414,315)	97,156	168,194
Changes in derivative financial instruments liabilities		(467,698)	213,195	425,011

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, destined to finance programs agreed upon with donor countries and organizations which are in line with CAF policies and strategies.

CAF raises funds to finance its operations from sources both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.

Financial statement presentation – The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles with the U.S. dollar as the functional currency.

b.

Use of estimates – The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet, as well as the amounts reported as revenues and expenses during the corresponding reporting period. The most important estimates related to the preparation of CAF’s financial statements refer to estimating the allowance for loan losses and valuation and classification at fair values of financial instruments, among others. Management believes these estimates are adequate. Actual results could differ from those estimates.

c.

Transactions denominated in other currencies – Transactions denominated in currencies other than U.S. dollars are converted into U.S. dollars at exchange rates prevailing in international markets on the dates of the transactions. Currency balances other than U.S. dollars are converted into U.S. dollars at year-end exchange rates. Any foreign exchange gains or losses, including related hedge effects, are included in the statements of comprehensive income.

d.	Cash and deposits with banks – Cash and deposits with banks comprised of cash, due from banks and short-term deposits with banks with an original maturity of three months or less.

e.

Marketable securities – CAF classifies its investments, according to management intention, as trading marketable securities, which are recorded on the trade date. Trading marketable securities are mainly bought and held with the purpose of selling them in the short term. Trading marketable securities are recorded at fair value. Gains and losses from sales of trading marketable securities and changes in the fair value of trading marketable securities are included in interest income of investments and deposits with banks in the statements of comprehensive income.

f.

Loans – CAF grants short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities, both to public and private entities, for development and integration programs and projects in stockholder countries.

For credit risk purposes, CAF classifies its loan portfolio into sovereign and non-sovereign.

Sovereign loans – Include loans granted to national, regional or local governments or decentralized institutions and other loans fully guaranteed by national governments.

Non-sovereign loans – Include loans granted to corporate and financial sectors (public and private sectors), among others, which are not guaranteed by national governments.

Loans are carried at their outstanding principal balances less: (i) write-offs, (ii) the allowance for loan losses, and (iii) loan commission fees received upon origination net of certain direct origination costs. Interest income is accrued on the unpaid principal balance. Loan commission fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method and are presented as interest income—loan commissions in the statements of comprehensive income.

The accrual for interest on loans is discontinued at the time a private sector loans is 90 days (180 days for public sector loans) delinquent unless the loan is well-secured and in process of collection.

Interest accrued but not collected for loans that are placed on non-accrual status is reversed against interest income. The interest on non-accrual loans is accounted for on a cash-basis, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans are considered impaired loans. Factors considered by management in determining impaired loans are payments status and the probability of collecting scheduled principal and interest payments when due.

Loan losses, partial or total, are written off against the allowance for loan losses when management confirms the uncollectibility of a loan balance. Subsequent recoveries on written off loans, if any, will be credited to the allowance for loan losses.

CAF maintains risk exposure policies to avoid concentrating its loan portfolio in any one country or economic group, which might be affected by market situations or other circumstances. For this reason, CAF uses certain measurement parameters, such as: CAF’s stockholders’ equity, total loan portfolio, exposure to economic groups from public and private sectors, among others. CAF reviews, on a semi-annual basis, the credit risk rating of its loans and classifies the risk into the following categories:

Satisfactory-excellent – Extremely strong capacity to meet financial commitments.

Satisfactory-very good – Strong capacity to meet financial commitments, not significantly vulnerable to adverse economic conditions.

Satisfactory-adequate – Adequate capacity to meet financial commitments, but more vulnerable to adverse economic conditions.

Watch – Acceptable payment capacity however some indicators and elements require special attention otherwise they could result in impairment.

Special mention – More vulnerable to adverse economic conditions but currently has the capacity to meet financial commitments.

Sub-standard – Currently vulnerable and dependent on favorable economic conditions to meet financial commitments.

Doubtful – Currently highly vulnerable.

Loss – Payment default on financial commitments.

g.

Troubled debt restructuring – A restructuring of debt constitutes a troubled debt restructuring if the creditor for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider.

The concession granted by CAF may include the modifications or renegotiation to the contractual terms of the loans such as interest rate reductions, restatement of future cash flows, extension of loan terms, and other modifications in order to minimize possible economic losses.

Loans whose terms are modified in a troubled debt restructuring, generally, already will have been identified as impaired. CAF’s management individually evaluates the compliance to the new terms of the restructured loan for a reasonable period to calculate specific allowances for loan losses and if the remaining balance of the restructured loan is considered collectible, the restructured loan could return to accrual status.

h.	Allowance for loan losses – The allowance for loan losses is maintained at a level CAF believes to be adequate to absorb losses inherent in the loan portfolio at the date of the financial statements.

For purposes of determining the allowance for loan losses, CAF management classifies its portfolio for credit risk purposes into sovereign and non-sovereign. The allowance for loan losses is estimated considering the credit risk exposure, default probability and loss given default, based on external data provided by risk rating agencies, recognizing such effects in profit or loss for the period.

The allowance for loan losses on sovereign loans is collectively evaluated and established by CAF based on the individual long-term foreign currency debt rating applicable to the borrower countries, which is determined using the average rating of three recognized international risk rating agencies at the date of each of the balance sheet presented. The long-term foreign currency debt rating considers a default probability. Given CAF’s status as a de facto preferred creditor arising from its status as a multilateral financial institution and from the interest of its borrowers in maintaining their credit standing with CAF, and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s Constitutive Agreement and other similar agreements, a factor reflecting a lower default probability – usually equivalent to three levels above its risk rating – is used.

For the non-sovereign loans, the allowance for loan losses is individually evaluated and calculated by considering CAF’s internal rating of each borrower, using the probability of default corresponding to the average of the equivalent categories of the international risk-rating agencies.

For those cases where the category equivalent to the rating of a given borrower determined in accordance with any of the international risk-rating agencies is higher than the risk rating in local currency of the country corresponding to such borrower, or if for any reason there is no risk rating, the risk rating in local currency of such country determined by international risk-rating agencies will be used.

A specific allowance for loan losses is individually evaluated and established by CAF for impaired loans. A loan is considered as impaired when, based on currently available information and events, it is probable that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The impairment of loans is determined on a loan by loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate. The allowance for loan losses is reported as a deduction from loans.

i.

Equity investments – CAF invests in equity securities of companies and funds in strategic sectors, with the objective of promoting the development of such companies and funds and their participation in the securities markets and to serve as a catalytic agent in attracting resources to stockholder countries.

Equity investments are accounted for using the equity method or at cost. If CAF has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist when CAF holds an ownership interest in the voting stock of an investee between 20% and 50%, the equity investments are accounted for using the equity method. Under the equity method, the carrying amount of the equity investment is adjusted to reflect CAF’s proportionate share of earnings or losses, dividends received and certain transactions of the investee Company.

Investments representing less than 20% of the voting rights of the investee are recorded using the cost method, recognizing any dividends received as income.

A decline in the value of any equity investment accounted at cost or equity method, which is not deemed to be temporary, results in a reduction in the carrying amount to fair value. These investments are evaluated, any impairment is charged to income and a new value for the investment is established.

The equity investments under cost method do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring excessive cost.

j.

Property and equipment, net – Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged directly to the statements of comprehensive income for the year as incurred, while improvements and renewals are capitalized. Depreciation is calculated using the straight-line method, and charged to the statements of comprehensive income over the estimated useful life of assets.

The estimated useful life for assets is as follows:

Buildings	30 years
Building improvements	15 years
Leasing building improvements	Term of leasing contract
Furniture and equipment	2 to 10 years
Vehicles	5 years

k.	Other assets – Other assets mainly include collateral, intangible assets and receivable from investment securities sold (Note 2e).

Collateral – CAF receives or posts collateral from or to individual swap and futures counterparties in the form of cash to mitigate its credit exposure to these counterparties. It is the policy of CAF to restrict and invest collateral received from swap and futures counterparties for fulfilling its obligations under the collateral agreement. CAF records cash collateral received in other assets with a corresponding obligation to return the cash collateral received in accrued expenses and other liabilities. Cash collateral posted to swap and futures counterparties, under the collateral agreement, are recorded in other assets.

Intangible assets – Include software investments which are reported at cost less accumulated amortization. The amortization is calculated with the straight-line method over the useful life estimated by CAF. The estimated useful life of these assets is between 2 and 5 years.

l.

Impairment – A financial asset is considered impaired and an impairment loss is recognized only if there are circumstances that indicate impairment as a result of one or more events (“loss events”) that have occurred after recognition of the financial asset.

m.	Deposits and commercial paper – Deposits and commercial paper are recorded at amortized cost.

n.	Borrowings – The borrowings account includes those obligations to local or foreign financial institutions and commercial banks, which are recorded at amortized cost, except for some borrowings that are designated as fair value hedge or as an economic hedge. The up-front costs and fees related to the issuance of borrowings recorded at amortized cost are deferred and reported in the balance sheet as a direct deduction from the face amount of borrowings and amortized during the term of the borrowings as interest expense.

o.	Bonds – Medium and long-term bond issuances, whose objective is to provide the financial resources required to finance CAF’s operations, are recorded as follows:

•

Bonds denominated in currencies other than the US$ are recognized at fair value. Gains or losses resulting from changes in the fair value of these bonds, as well as the related bond’s up-front costs and fees, are recognized in the statements of comprehensive income when they occur. CAF enters into cross-currency and interest rate swaps to economically hedge the interest rate and foreign exchange risks related with these bonds.

•

The interest rate risk on US$ denominated bonds is hedged using interest rate swaps, and such interest rate swaps are designated as part of fair value hedge accounting relationships assuming no hedge ineffectiveness (the “shortcut method”). The related bond’s up-front costs and fees are deferred and reported in the balance sheet as a direct deduction from the face amount of the bonds, and amortized during the term of the bonds as interest expense.

Partial repurchases of bond issuances result in the derecognition of the corresponding liabilities. The difference between the repurchase price and the bond’s carrying amount is recognized as income/loss for the year.

p.

Employees’ severance benefits – Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights according to CAF’s employee policies and the applicable labor law of the member countries. The accrual for employee severance benefits is presented as part of “labor benefits” account under “Accrued expenses and other liabilities” caption.

Under CAF’s employee policies, employees earn a severance benefit equal to five days of salary per month, up to a total of 60 days per year of service. From the second year of service, employees earn an additional two day salary for each year of service (or fraction of a year greater than six months), cumulative up to a maximum of 30 days of salary per year. Severance benefits are recorded in the accounting records of CAF and interest on the amounts owed to employees are paid annually.

In the case of unjustified dismissal or involuntary termination, employees have the right to an additional severance benefit of one month of salary per year of service.

q.

Pension plan – In March 2005, CAF established a pension plan (the Plan), which is mandatory for all new employees as of the date of implementation of the Plan and voluntary for all other employees. The Plan’s benefits are calculated based on years of service and the average salary of the three consecutive years in which the employee received the highest salary. CAF periodically updates the benefit obligations considering actuarial assumptions.

r.

Derivative financial instruments and hedging activities – CAF records all derivative financial instruments on the balance sheet at fair value, regardless of the purpose or intent for holding them. For derivative contracts for which hedge accounting is intended to apply, CAF designates the derivative financial instrument as a fair value hedge on the date the derivative contract is entered into. CAF formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking the derivative financial instruments that are designated as fair value hedge to specific assets and liabilities on the balance sheet, or to specific firm commitments. CAF’s policy is not to enter into derivative financial instruments for speculative purposes. CAF also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values of the hedged items.

Changes in the fair value of highly effective derivative financial instruments considered to be hedges from an accounting perspective (fair value hedge) are recognized in the balance sheet. The ineffective portion of the change in fair value for a hedged derivative is recognized in the statements of comprehensive income.

Certain derivative financial instruments, although considered to be an effective hedge from an economic perspective (economic hedge), have not been designated as a hedge for accounting purposes. The changes in the fair value of such derivative financial instruments are recognized in the statements of comprehensive income, concurrently with the change in fair value of the underlying assets and liabilities.

CAF discontinues hedge accounting prospectively upon determining that the derivative financial instrument is no longer effective in offsetting changes in the fair value of the hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that the designation of the derivative financial instrument as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative financial instrument no longer qualifies as an effective fair value hedge, CAF continues to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. In all situations in which hedge accounting is discontinued, CAF continues to carry the derivative financial instrument at its fair value on the balance sheet, and recognizes any changes in its fair value in the statements of comprehensive income.

s.

Fair value of financial instruments and fair value measurements – An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1 – Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 – Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

t.

Guarantees – CAF provides guarantees on loans originated by third parties to support projects located within a stockholder country that are undertaken by public and private entities. CAF may offer guarantees of private credit agreements or it may offer public guarantees of obligations of the securities of third party issuers. CAF generally offers partial credit guarantees with the intention of sharing the risk with private lenders or holders of securities. CAF’s responsibility is limited to paying up to the amount of the guarantee upon default by the client. The guarantee fee income received is deferred and recognized over the period covered by the guarantee.

u.

Provision for guarantees losses – Provision for guarantees is maintained at a level CAF believes adequate to absorb probable losses inherent to the guaranteed loans originated by third parties as of the date of the financial statements. Guaranteed loans are classified as either sovereign or non-sovereign. Provision for guarantees is estimated by CAF considering the credit risk exposure, default probability and loss given default. Provision for sovereign guarantees losses is based on the individual long-term foreign currency debt rating of the guarantor countries (“country risk rating”) considering the weighted average rating of three recognized international risk rating agencies at the date of the financial statements preparation. These country risk ratings have associated default probability. Given CAF’s status as a de facto preferred creditor, arising from its status as a multilateral financial institution and from the interest of its borrowers in maintaining their credit standing with CAF, and taking into account the immunities and privileges conferred by its stockholder countries, which are established in CAF’s Constitutive Agreement and other similar agreements, a factor that reflects a lower default probability – usually equivalent to three levels up in this weighted average rating is used. For non-sovereign guarantees, the provision is determined by considering the CAF internal rating of each client and the weighted average rating of the aforementioned agencies.

The provision for guarantees, are reported as other liabilities.

v.	Recent accounting pronouncements applicable –

ASU 2015-14, Revenue from Contracts with Customers

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606). The amendments in this ASU defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. This ASU will be effective for CAF in 2018. CAF is currently evaluating the effects of adopting this ASU.

During 2016, the following complementary updates related to Revenue from Contracts with Customers (Topic 606) were issued:

•	ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net).

•	ASU 2016-10, Identifying Performance Obligations and Licensing.

•	ASU 2016-12, Narrow-Scope Improvements and Practical Expedients.

•	ASU 2016-20, Technical Corrections and Improvements.

The modifications of these updates issued during 2016, which affect the Accounting Standards Update Guide N° 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year.

ASU 2016-01, Financial Instruments Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this ASU eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This ASU will be effective for CAF in 2018. CAF is currently evaluating the effects of adopting this ASU.

ASU 2016-13, Financial Instruments – Credit Losses

In June 2016, the FASB issued ASU 2016-13. Financial Instruments – Credit Losses, which amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. The ASU eliminates the probable initial recognition threshold in current guidance and, instead, requires an entity to reflect its current estimate of all expected credit losses. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. This ASU will be effective for CAF in 2020.

ASU 2016-18, Restricted Cash – a consensus of the FASB Emerging Issues Task Force

In November 2016, the FASB issued ASU 2016-18, Restricted Cash – a consensus of the FASB Emerging Issues Task Force. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU will be effective for CAF in 2018. CAF is currently evaluating the effects of adopting this ASU.

ASU 2017-03, Accounting Changes and Error Corrections and Investments – Equity Method and Joint Ventures

In January 2017, the FASB issued the ASU 2017-03 Accounting Changes and Error Corrections and Investments – Equity Method and Joint Ventures. This ASU applies to the following updates:

•	ASU N° 2014-09 “Revenue from Contracts with Customers”.

•	ASU N° 2016-02 “Leases”.

•	ASU N° 2016-13 “Financial Instruments-Losses of Credit / Measurement of Credit Losses in Financial Instruments”.

It is established that a registrant must evaluate the ASU that have not yet been adopted to determine the adequate disclosure in the financial statements about the possible material effects that these ASU will have on the financial statements, when they are adopted. If a registrant does not know or cannot reasonably estimate the expected impact of the adoption of the aforementioned ASU in the financial statements, then in addition to making a statement to that effect, it should consider including additional qualitative disclosures in the financial statements for help the reader to evaluate the importance of the impact that the rule will have on the financial statements of the registrant when it is adopted.

The additional qualitative disclosures include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison with the registrant’s current accounting policies. In addition, the registrant must describe the status of their adoption process to the new standards and important implementation issues that have not yet been addressed. This ASU is applicable as of its publication, January 23, 2017.

ASU 2017-07, Compensation—Retirement Benefits

In March 2017, the FASB issued the ASU 2017-07 Compensation—Retirement Benefits. The amendments in this Update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. This ASU will be effective for CAF in 2018. CAF is currently evaluating the effects of adopting this ASU.

ASU 2017-08, Receivables—Nonrefundable Fees and Other Costs / Premium Amortization on Purchased Callable Debt Securities.

In March 2017, the FASB issued the ASU 2017-08 Receivables—Nonrefundable Fees and Other Costs / Premium Amortization on Purchased Callable Debt Securities. The amendments in this update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. This ASU will be effective for CAF in 2019.

ASU 2017-12, Derivatives and Hedging / Targeted Improvements to Accounting for

Hedging Activities.

In August 2017, the FASB issued the ASU 2017-12 Derivatives and Hedging / Targeted Improvements to Accounting for Hedging Activities. The amendments in this Update more closely align the results of cash flow and fair value hedge accounting with risk management activities through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results in the financial statements. The amendments address specific limitations in current GAAP by expanding hedge accounting for both nonfinancial and financial risk components and by refining the measurement of hedge results to better reflect an entity’s hedging strategies. Thus, the amendments will enable an entity to report more faithfully the economic results of hedging activities for certain fair value and cash flow hedges and will avoid mismatches in earnings by allowing for greater precision when measuring changes in fair value of the hedged item for certain fair value hedges. This ASU will be effective for CAF in 2019.

3.	CASH AND DEPOSITS WITH BANKS

Cash and deposits with banks with original maturity of three months or less include the following:

	December 31,
	2017	2016	2015
Cash and due from banks	61,294	72,403	216,078

Deposits with banks:
U.S. dollars	2,001,766	1,652,367	2,590,453

	2,063,060	1,724,770	2,806,531

4.	OTHER INVESTMENTS

Deposits with banks due with more than 90 days (original maturity) as follows:

	December 31,
	2017	2016	2015
U.S. dollars	1,453,145	995,792	1,185,463
Other currencies	724	762	823

	1,453,869	996,554	1,186,286

At December 31, 2017, 2016 and 2015, the interest rate of these deposits ranged from 1.33% to 2.24%, from 0.90% to 1.62% and from 0.22% to 1.12%, respectively.

5.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	December 31,
	2017		2016		2015
	Amount	Average maturity (years)	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,588,857	4.15	1,867,916	1.82	1,895,996	2.03

Non-U.S. governments and government entities bonds	106,812	2.21	236,945	0.66	85,448	0.99

Financial institutions and corporate securities:
Commercial paper	3,146,896	0.18	3,005,618	0.20	1,711,389	0.17
Certificates of deposits	2,065,830	0.29	2,257,292	0.36	1,176,718	0.48
Bonds	1,605,236	2.22	1,233,530	1.51	1,405,333	1.37
Collateralized mortgage obligation	375,733	3.86	336,041	4.47	306,152	4.66
Liquidity funds	305,627	1.00	330,611	1.00	206,839	1.00

	7,499,322	0.86	7,163,092	0.71	4,806,431	0.91

Marketable securities	9,194,991	1.44	9,267,953	0.93	6,787,875	1.23

Each certificate of deposit bears a maturity date and specified fixed interest rate. It also is registered with The Depository Trust Company (DTC) and has a CUSIP number, which is a code that identifies a financial security and facilitates trading. The liquidity funds are comprised of short-term (less than one year) securities representing high-quality, liquid debt and monetary instruments.

The fair value of trading securities include net unrealized gain of US$ 1,332, net unrealized losses US$ 4,260 and US$ 9,766 at December 31, 2017, 2016 and 2015, respectively.

Net realized gains and losses from trading securities of US$ 36,183 and US$ 25,986 and 3,262 for the years ended December 31, 2017, 2016 and 2015, respectively, are included in the statements of comprehensive income as part of Investments and deposits with banks.

CAF places its short-term investments mainly in high grade financial institutions and corporate securities. CAF has conservative investment guidelines that limit the amount of credit risk exposure, considering among other factors, limits as to credit ratings, limits as to duration exposure, specific allocations by type of investment instruments and limits across sector and currency allocation. At December 31, 2017, 2016 and 2015, CAF does not have any significant concentrations of credit risk according to its investment guidelines. Non-US dollar-denominated securities included in marketable securities amounted to the equivalent of US$ 87,819, US$ 33,452 and US$ 4,158 at December 31, 2017, 2016 and 2015, respectively.

Maturity of debt securities follows:

	December 31,
	2017	2016	2015
Remaining maturities:
Less than one year	6,312,305	6,289,696	3,919,518
Between one and two years	518,233	2,249,657	2,083,753
Between two and three years	449,968	424,450	451,920
Between three and four years	182,553	126,963	133,526
Between four and five years	1,561,551	85,918	115,925
Over five years	170,381	91,269	83,233

	9,194,991	9,267,953	6,787,875

6.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

Loans by country are summarized as follows:

	December 31,
	2017	2016	2015
Stockholder country:
Argentina	3,207,732	2,839,947	2,771,280
Barbados	86,650	85,000	50,000
Bolivia	2,483,765	2,211,132	2,027,045
Brazil	2,116,352	1,984,105	2,060,065
Chile	305,000	111,000	20,000
Colombia	2,516,203	2,339,206	2,080,181
Costa Rica	89,872	113,570	119,587
Dominican Republic	251,764	212,064	224,096
Ecuador	3,437,558	3,317,875	3,044,551
Jamaica	—	4,496	5,085
Mexico	305,000	381,729	225,646
Panama	1,503,012	1,464,317	1,288,004
Paraguay	418,669	337,105	290,515
Peru	2,279,635	2,274,512	2,297,980
Spain	—	44,203	177,671
Trinidad & Tobago	300,000	—	—
Uruguay	1,044,167	935,256	654,827
Venezuela	3,285,490	3,320,841	3,094,364

Sub-total loans	23,630,869	21,976,358	20,430,897
Fair value adjustments	(2,796)	723	(105)

Loans	23,628,073	21,977,081	20,430,792

Fair value adjustments of loans represent mainly adjustments to the amount of loans for which the fair value option is elected.

At December 31, 2017, 2016 and 2015, loans denominated in other currencies were granted for an equivalent of US$ 45,597, US$ 57,212 and US$ 30,057, respectively, principally in Peruvian nuevos soles, Colombian pesos and Bolivian bolivianos. At December 31, 2017, 2016 and 2015, fixed interest rate loans amounted to US$ 117,752, US$ 177,070 and US$ 100,354, respectively.

Loans classified by public sector and private sector borrowers are as follows:

	December 31,
	2017	2016	2015
Public sector	20,201,026	18,773,300	16,822,700
Private sector	3,429,843	3,203,058	3,608,197

	23,630,869	21,976,358	20,430,897

The average yield of the loan portfolio is shown below:

	December 31,
	2017		2016		2015
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)	Amount	Weighted Average yield (%)
Loans	23,630,869	3.49	21,976,358	3.41	20,430,897	2.85

Loans by industry segments are as follows:

	December 31,
	2017	%	2016	%	2015	%
Agriculture, hunting and forestry	166,138	1	150,018	1	78,094	—
Manufacturing industry	107,270	—	215,513	1	275,341	1
Electricity, gas and water supply	7,777,829	33	7,314,488	33	7,060,091	35
Transport, warehousing and communications	7,601,610	32	7,557,849	34	7,203,320	36
Financial services — commercial banks	2,213,724	9	1,626,136	7	1,646,223	8
Financial services — development banks	764,751	3	867,899	4	655,205	3
Social and other infrastructure programs	4,858,267	21	4,105,846	19	3,313,958	16
Others	141,280	1	138,609	1	198,665	1

	23,630,869	100	21,976,358	100	20,430,897	100

Loans mature as follows:

	December 31,
	2017	2016	2015
Remaining maturities:
Less than one year	4,873,919	4,174,292	3,713,933
Between one and two years	2,517,977	2,142,039	2,069,209
Between two and three years	2,411,805	2,303,002	1,935,815
Between three and four years	2,159,737	2,061,910	2,027,559
Between four and five years	2,089,476	1,932,948	1,789,567
Over five years	9,577,955	9,362,167	8,894,814

	23,630,869	21,976,358	20,430,897

The loan portfolio classified based on the type of credit risk is as follows:

	December 31,
	2017	2016	2015
Sovereign guaranteed	19,402,360	18,028,341	16,482,282
Non-sovereign guaranteed	4,228,509	3,948,017	3,948,615

	23,630,869	21,976,358	20,430,897

CAF maintains an internal risk rating system to evaluate the quality of the non-sovereign guaranteed loan portfolio, which identifies, through a standardized rating and review parameters, those risks related to credit transactions. The sovereign guaranteed loan portfolio is classified by CAF as satisfactory — very good. For purpose of determining the allowance for loan losses, rating assigned by external agencies are used (Note 2h).

The credit quality of the non-sovereign guaranteed loan portfolio at December 31, 2017, 2016 and 2015 is presented by internal risk rating classification, as follows:

	December 31,
	2017	2016	2015
Risk classification:
Satisfactory-very good	1,788,467	1,671,461	2,042,901
Satisfactory-adequate	1,637,519	1,331,783	892,042
Watch	535,731	632,629	832,337
Special mention	128,133	173,761	57,500
Sub-standard	62,578	—	123,835
Doubtful	76,081	138,383	—

	4,228,509	3,948,017	3,948,615

Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below:

	December 31,
	2017	2016	2015
During the year CAF recorded the following transactions:
Loans written-off	69,526	33,730	16,354
Purchases of loan portfolio	0	0	0
Sales of loan portfolio	43,376	52,500	107,110

CAF presented the following amounts and quality indicators as of the end of the year:
Impaired loans	138,659	120,841	0
Non-accrual loans	138,659	120,841	0
Trouble debt restructured	0	44,203	0
Overdue loans	94,240	7,513	0
Allowance for loan losses as a percentage of loan portfolio	0.28%	0.29%	0.29%
Nonaccrual loans as a percentage of loan portfolio	0.59%	0.55%	0.00%
Overdue loan principal as a percentage of loan portfolio	0.40%	0.03%	0.00%

At December 31, 2017, there are outstanding overdue amounts from Venezuela totaling US$ 136,507 comprising, US$ 94,240 of principal and US$ 42,267 of interest. Those amounts were originally due in December 2017 and were received in full in January 2018.

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At December 31, 2017, 2016 and 2015, CAF had loans of this nature amounting to US$ 423,536, US$ 743,401 and US$ 1,109,267, respectively; whereas other financial institutions provided funds for US$213,739, US$ 455,754 and US$ 763,217, respectively.

Troubled Debt Restructuring

At December 31, 2016, there was a troubled debt restructuring of a non-sovereign guaranteed loan, classified as impaired, with an outstanding balance of US$ 44,203. As a result of the restructuring performed in December 31, 2016, the principal modifications to the loan agreement consisted in extension of loan term and interest rate reductions resulting in restatement of future cash flows, based on these facts CAF recognized a reduction of allowance for loan losses. During the year ended December 31, 2017, CAF wrote off US$ 44,203 over those loans.

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amounts, individually and collectively evaluated, are presented below:

	2017			2016			2015
	Sector		Total	Sector		Total	Sector		Total
	Sovereign	Non- sovereign		Sovereign	Non- sovereign		Sovereign	Non- sovereign
Balances at beginning of year	21,227	42,522	63,749	26,269	32,660	58,929	20,241	35,522	55,763
Provision for loan losses	14,012	55,890	69,902	(5,042)	43,312	38,270	6,028	12,675	18,703
Loans written-off	—	(69,526)	(69,526)	—	(33,730)	(33,730)	—	(16,354)	(16,354)
Recoveries	—	3,100	3,100	—	280	280	—	817	817

Balances at end of year	35,239	31,986	67,225	21,227	42,522	63,749	26,269	32,660	58,929

Allowance:
Individually evaluated for loan losses	—	31,986	31,986	—	42,522	42,522	—	32,660	32,660
Collectively evaluated for loan losses	35,239	—	35,239	21,227	—	21,227	26,269	—	26,269

	35,239	31,986	67,225	21,227	42,522	63,749	26,269	32,660	58,929

Loans:
Individually evaluated for loan losses	—	4,228,509	4,228,509	—	3,948,017	3,948,017	—	3,948,615	3,948,615
Collectively evaluated for loan losses	19,402,360	—	19,402,360	18,028,341	—	18,028,341	16,482,282	—	16,482,282

	19,402,360	4,228,509	23,630,869	18,028,341	3,948,017	21,976,358	16,482,282	3,948,615	20,430,897

7.	EQUITY INVESTMENTS

Equity investments, which have no readily determinable fair value, are as follows:

	December 31,
	2017	2016	2015
Direct investment in company accounted under equity method	11,912	10,674	9,979
Investment funds accounted under equity method	23,756	27,198	33,369
Direct investments in companies at cost	56,203	80,200	80,700
Investment funds at cost	341,154	267,979	204,342

	433,025	386,051	328,390

Equity investments by country are summarized as follow:

	Equity participation (%)	December 31,
		2017	2016	2015
Investment funds:
Bolivia	20	—	2,891	3,090
Brazil	Between 7 and 19	37,784	30,990	31,377
Colombia	Between 6 and 19	94,218	53,881	46,657
Ecuador	10	490	490	490
Mexico	Between 5 and 23	108,869	89,496	48,475
Peru	Between 6 and 13	3,477	6,758	6,726
Regional	Between 3 and 33	120,072	110,671	100,896

		364,910	295,177	237,711

Direct investments in companies:
Argentina	17	—	—	2,000
Bolivia	20	11,912	10,674	9,979
Brazil	13	7,000	7,000	7,000
Colombia	8	—	15,000	15,000
Peru	Between 1 and 13	8,263	11,740	11,740
Regional	Between 1 and 20	40,940	46,460	44,960

		68,115	90,874	90,679

		433,025	386,051	328,390

Investments under the equity method are as follows:

	Equity participation	Latest financial statements	December 31,
			2017	2016	2015
Company:
Banco de Desarrollo de la Producción	20%	9/30/2017	11,912	10,674	9,979

Funds:
Darby Latinoamerican Mezzanine Fund II	20%	9/30/2017	14,964	12,366	10,481
Fondo de Fondos México II	0%		—	—	8,278
Microfinance Growth Fund	19%	9/30/2017	—	5,990	5,854
Produbanco Darby-Probanco Fund II	20%	9/30/2017	6,267	5,951	4,090
Próspero Microfinanzas Fund	20%	9/30/2017	2,525	2,891	3,090
Emerging Energy Latinoamerican Fund	0%		—	—	1,576

			23,756	27,198	33,369

During 2017, 2016 and 2015, CAF recognized income of US$ 912, US$ 10,365 and US$ 2,043, respectively, for dividends received from cost-method investments. At December 31, 2017, CAF recognized US$ 4,436 for gain on sale, which are included in the statements of comprehensive income.

At December 31, 2017, 2016 and 2015, CAF recognized impairment related to cost-method investments of US$ 11,000, US$9,200 and US$ 11,046, respectively.

8.	PROPERTY AND EQUIPMENT, NET

A summary of property and equipment, net follows:

	December 31,
	2017	2016	2015
Land	27,029	27,029	27,029
Buildings	40,134	38,931	38,814
Buildings improvements	20,891	20,984	19,773
Leasing building improvements	8,962	6,948	6,392
Furniture and equipment	27,507	25,956	24,066
Vehicles	1,021	1,020	1,008

	125,544	120,868	117,082
Less accumulated depreciation	64,937	59,677	54,589
Projects in progress	29,808	14,009	10,430

	90,415	75,200	72,923

Depreciation expenses of US$ 5,767, US$ 5,682 and US$ 5,725 for property and equipment for the years ended December 31, 2017, 2016 and 2015, respectively, are included in the statements of comprehensive income.

9.	OTHER ASSETS

A summary of other assets follows:

	December 31,
	2017	2016	2015
Derivative related collateral	417,547	904,902	455,361
Intangible assets, net	13,071	14,052	13,795
Receivable from investment securities sold	—	—	2,876
Others	21,900	18,388	19,347

	452,518	937,342	491,379

10.	DEPOSITS

A summary of deposits follows:

	December 31,
	2017	2016	2015
Demand deposits	71,010	77,321	333,969
Time deposits:
Less than one year	2,879,133	3,021,562	2,366,279

	2,950,143	3,098,883	2,700,248

At December 31, 2017, 2016 and 2015, the weighted average cost was 1.11%, 0.61% and 0.28%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in other currencies amount to US$ 26, US$ 914 and US$ 1,058 at December 31, 2017, 2016 and 2015, respectively.

11.	COMMERCIAL PAPER

The outstanding amount of commercial paper issued by CAF, which amounts to US$ 1,770,676 at December 31, 2017, will mature in 2018 (US$ 2,112,717 at December 2016 which matured in 2017 and US$ 2,589,875 at December 31, 2015 which matured in 2016). At December 31, 2017, 2016 and 2015, the weighted average cost was 1.30%, 0.82% and 0.43%, respectively.

12.	BORROWINGS

A summary of borrowings by currency follows:

	December 31,
	2017	2016	2015
U.S. dollars	1,262,823	1,269,296	1,280,884
Euros	112,900	112,900	112,900
Peruvian nuevos soles	33,016	35,416	21,695
Venezuelan bolivars	287	60	34,127
Other currencies	1,119	7,425	5,337

	1,410,145	1,425,097	1,454,943
Fair value adjustments	8,129	(2,722)	8,907
Less debt issuance costs	1,009	909	934

Carrying value of borrowings	1,417,265	1,421,466	1,462,916

At December 31, 2017, 2016 and 2015, the fixed interest-bearing borrowings amounted to US$ 546,340, US$ 555,514 and US$549,413, respectively. At December 31, 2017, 2016 and 2015, the weighted average interest rate after considering the impact of interest rate swaps was 2.58%, 2.02% and 1.75%, respectively.

During the year ended December 31, 2016, CAF recognized income for US$ 28,223, mainly from the change of the exchange regulation which originated an exchange difference in borrowings denominated in Venezuelan bolivars, which are presented in “Non-interest income — Other income”. During the year ended December 31, 2017, there has been no significant changes on the exchange regulation.

Borrowings, by remaining maturities, are summarized below:

	December 31,
	2017	2016	2015
Remaining maturities:
Less than one year	507,649	111,936	476,242
Between one and two years	173,567	540,411	104,872
Between two and three years	151,168	158,231	206,041
Between three and four years	139,178	129,841	131,757
Between four and five years	118,626	117,841	116,757
Over five years	319,957	366,837	419,274

	1,410,145	1,425,097	1,454,943

Some borrowing agreements contains covenants requiring the use of the proceeds for specific purposes or projects.

At December 31, 2017, 2016 and 2015, there were unused term credit facilities amounting to US$ 851,997, US$ 478,995 and US$ 511,216, respectively.

13.	BONDS

An analysis of outstanding bonds follows:

	December 31,
	2017			2016			2015
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (Year-end)
U.S. dollars	8,105,090	8,105,090	4.17	7,799,202	7,799,202	2.28	6,762,371	6,762,371	2.37
Euro	5,834,571	5,691,902	2.00	4,977,094	4,169,433	2.05	4,257,096	3,602,169	1.86
Swiss francs	2,659,698	2,601,868	2.28	2,639,425	2,457,002	2.28	2,235,639	2,108,434	1.75
Australian dollars	910,080	889,513	2.77	718,094	643,556	2.43	772,283	658,078	1.57
Hong Kong dollars	757,292	752,217	1.54	548,686	548,972	1.85	386,060	386,437	1.88
Norwegian kroner	622,501	511,627	2.56	622,501	488,361	2.26	622,501	475,964	1.59
Japanese yen	347,680	301,766	3.61	347,939	290,723	3.31	310,578	244,996	2.77
Turkish lira	134,587	92,075	1.83	134,555	98,898	1.39	70,105	53,808	0.77
Colombian pesos	112,565	74,269	3.77	112,565	73,899	3.58	112,565	70,408	2.96
Mexican pesos	98,108	67,003	3.88	98,108	63,701	3.61	98,108	16,462	2.87
Brazilian Real	68,701	66,475	1.62	—	—	—	—	—	—
South African rand	60,372	68,135	1.85	60,362	61,378	1.41	22,598	16,247	0.80
Indian Rupee	31,891	33,473	1.92	—	—	—	—	—	—
Canadian dollars	30,395	31,822	2.42	—	—	—	—	—	—
Peruvian nuevos soles	7,489	7,585	1.85	14,943	14,583	1.60	22,397	21,532	0.91

	19,781,020	19,294,820		18,073,474	16,709,708		15,672,301	14,416,906

Fair value adjustments		446,762			462,216			641,455
Less debt issuance costs		22,955			26,618			29,763

Carrying value of bonds		19,718,627			17,145,306			15,028,598

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	December 31,
	2017	2016	2015
Remaining maturities:
Less than one year	2,311,200	2,080,201	1,561,251
Between one and two years	2,336,118	2,290,870	2,087,629
Between two and three years	2,926,163	2,366,440	2,225,655
Between three and four years	2,644,380	1,607,932	1,074,313
Between four and five years	2,685,564	2,537,642	1,133,701
Over five years	6,877,595	7,190,389	7,589,752

	19,781,020	18,073,474	15,672,301

At December 31, 2017, 2016 and 2015, fixed interest rate bonds amounted to US$ 19,683,812, US$ 17,801,069 and US$ 15,201,393, respectively, of which US$ 11,684,716, US$ 10,286,532 and US$ 8,927,226, respectively, are denominated in other currencies.

There were no bonds repurchased during the years ended December 31, 2017, 2016 and 2015.

14.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	December 31,
	2017	2016	2015
Derivatives related collateral	139,397	187	—
Employees’ severance benefits and savings plan	77,993	82,241	72,995
Contributions to Stockholders’ Special Funds	36,967	22,500	16,000
Provision for contingencies	1,490	2,607	4,105
Payable for investment securities purchased	—	—	5,488
Other	9,018	7,087	7,745

	264,865	114,622	106,333

15.	PENSION PLAN

At December 31, 2017, 2016 and 2015, the Plan has 584, 568 and 489 participants and active employees, respectively. The measurement date used to determine pension plan benefit obligation is December 31.

For the years ended December 31, 2017, 2016 and 2015, a reconciliation of beginning and ending balances of the benefit obligation follows:

	December 31,
	2017	2016	2015
Change in benefit obligation:
Benefit obligation at beginning of year	18,763	14,002	11,294
Service cost	2,225	1,715	1,438
Interest cost	794	594	481
Plan participants’ contributions	1,813	1,600	1,319
Actuarial (gain) loss	(248)	1,177	224
Benefit paid	(1,821)	(325)	(754)

Benefit obligation at end of year	21,526	18,763	14,002

For the years ended December 31, 2017, 2016 and 2015, a reconciliation of beginning and ending balances of the fair value of plan assets follows:

	December 31,
	2017	2016	2015
Change in plan assets:
Fair value of plan assets at beginning of year	17,201	13,431	11,326
Actual return on plan assets	440	325	221
Contributions	5,689	3,770	2,638
Benefit paid	(1,821)	(325)	(754)

Fair value of plan assets at end of year	21,509	17,201	13,431

Plan assets are as follows:

	December 31,
	2017	2016	2015
Plan assets:
Deposits with banks	21,509	17,201	13,431

The table below summarizes the component of the periodic cost of projected benefits related to the PBO for the years ended December 31, 2017, 2016 and 2015:

	December 31,
	2017	2016	2015
Service cost	2,225	1,715	1,438
Interest cost	794	594	481
Expected return on plan assets	(258)	(201)	(170)

	2,761	2,108	1,749

A summary of the net projected cost for the year ending December 31, 2018 follows:

Service cost:
Contributions to the plan	1,883
Guaranteed benefit	706

2,589
Interest cost	850
Expected return on plan assets	(860)

2,579

A summary of the benefits expected to be paid for the next five years follows:

2018	531
2019	453
2020	160
2021	440
2022	420

Weighted-average assumptions used to determine net benefit cost since the origination of the Plan to December 31, 2017, 2016 and 2015 follows:

Discount rate	4%
Expected long-term rate return on Plan assets	1.5%
Salary increase rate	3%

16.	STOCKHOLDERS’ EQUITY

Authorized Capital

The authorized capital of CAF at December 31, 2017, 2016 and 2015 amounts to US$ 15,000,000, distributed among Series “A”, “B” and “C” shares.

Additional paid-in capital

The additional paid-in capital of CAF at December 31, 2017, 2016 and 2015 amounts to US$ 3,259,471, US$ 2,890,091 and US$ 2,354,537, respectively. The additional paid-in capital is the amount paid by Series “B” and Series “C” stockholders in excess of the par value.

Subscribed Callable Capital

The payment of subscribed callable capital will be as required, with prior resolution of the Board of Directors, in order to meet financial obligations of CAF, when internal resources are inadequate.

Shares

CAF’s shares are classified as follows:

Series “A” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities with social or public objectives of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “A” shares grant the right of representation on CAF’s Board of Directors to one principal director and one alternate director for each of the above countries. These shares have a par value of US$ 1,200.

Series “B” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities and commercial banks of: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Each of these shares grants the right of representation on CAF’s Board of Directors to one principal director and one alternate director for each of the following countries: Bolivia, Colombia, Ecuador, Peru and Venezuela. Also, the commercial banks that currently hold Series “B” shares of CAF are entitled, as a group, to elect one principal director and one alternate director on the Board of Directors. Series “B” shares have a par value of US$ 5.

Series “C” shares: Subscribed by legal entities or individuals belonging to countries other than Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Uruguay and Venezuela. These shares confer the right of representation on CAF’s Board of Directors to two principal directors and their respective alternates, who are elected by the holders of these shares. Series “C” shares have a par value of US$ 5.

A summary of the changes in subscribed and paid-in capital for the years ended December 31, 2017, 2016 and 2015 follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
At December 31, 2014	10	755,889	91,810	12,000	3,779,445	459,050	4,250,495
Issued for cash	—	46,201	1,955	—	231,005	9,775	240,780

At December 31, 2015	10	802,090	93,765	12,000	4,010,450	468,825	4,491,275
Issued for cash	1	56,224	1,990	1,200	281,120	9,950	292,270
Transfer of shares	—	23,457	(23,457)	—	117,285	(117,285)	—

At December 31, 2016	11	881,771	72,298	13,200	4,408,855	361,490	4,783,545
Issued for cash	—	31,723	8,427	—	158,615	42,135	200,750

At December 31, 2017	11	913,494	80,725	13,200	4,567,470	403,625	4,984,295

Subscribed and paid-in capital at December 31, 2017 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	94,179	—	1,200	470,895	—	472,095
Bolivia	1	52,624	—	1,200	263,120	—	264,320
Brazil	1	87,858	—	1,200	439,290	—	440,490
Colombia	1	169,364	—	1,200	846,820	—	848,020
Ecuador	1	52,945	—	1,200	264,725	—	265,925
Panama	1	28,057	—	1,200	140,285	—	141,485
Paraguay	1	27,577	—	1,200	137,885	—	139,085
Peru	1	179,014	—	1,200	895,070	—	896,270
Trinidad & Tobago	1	23,457	—	1,200	117,285	—	118,485
Uruguay	1	29,290	—	1,200	146,450	—	147,650
Venezuela	1	168,678	—	1,200	843,390	—	844,590
Barbados	—	—	3,522	—	—	17,610	17,610
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	7,915	—	—	39,575	39,575
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	15,367	—	—	76,835	76,835
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	43,437	—	—	217,185	217,185
Commercial banks	—	451	—	—	2,255	—	2,255

	11	913,494	80,725	13,200	4,567,470	403,625	4,984,295

At December 31, 2017, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	37,345	186,725	—	—	25,200	126,000	—	—
Bolivia	12,170	60,850	—	—	14,400	72,000	—	—
Brazil	40,285	201,425	—	—	25,200	126,000	—	—
Colombia	47,037	235,185	—	—	50,400	252,000	—	—
Ecuador	12,170	60,850	—	—	14,400	72,000	—	—
Panama	12,170	60,850	—	—	7,200	36,000	—	—
Paraguay	12,170	60,850	—	—	7,200	36,000	—	—
Peru	37,821	189,105	—	—	50,400	252,000	—	—
Trinidad y Tobago	—	—	—	—	7,200	36,000	—	—
Uruguay	12,170	60,850	—	—	7,200	36,000	—	—
Venezuela	48,156	240,780	—	—	50,400	252,000	—	—
Barbados	—	—	—	—	—	—	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	2,641	13,205	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	8,502	42,510	—	—	40,000	200,000
Commercial banks	46	230	—	—	—	—	—	—

	271,540	1,357,700	11,143	55,715	259,200	1,296,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2016 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	88,423	—	1,200	442,115	—	443,315
Bolivia	1	50,003	—	1,200	250,015	—	251,215
Brazil	1	85,042	—	1,200	425,210	—	426,410
Colombia	1	163,894	—	1,200	819,470	—	820,670
Ecuador	1	50,324	—	1,200	251,620	—	252,820
Panama	1	23,676	—	1,200	118,380	—	119,580
Paraguay	1	23,938	—	1,200	119,690	—	120,890
Peru	1	176,550	—	1,200	882,750	—	883,950
Trinidad & Tobago	1	23,457	—	1,200	117,285	—	118,485
Uruguay	1	27,374	—	1,200	136,870	—	138,070
Venezuela	1	168,678	—	1,200	843,390	—	844,590
Barbados	—	—	3,522	—	—	17,610	17,610
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,796	—	—	33,980	33,980
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Commercial banks	—	412	—	—	2,060	—	2,060

	11	881,771	72,298	13,200	4,408,855	361,490	4,783,545

At December 31, 2016, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	2,816	14,080	—	—	25,200	126,000	—	—
Bolivia	14,791	73,955	—	—	14,400	72,000	—	—
Brazil	2,816	14,080	—	—	25,200	126,000	—	—
Colombia	52,507	262,535	—	—	50,400	252,000	—	—
Ecuador	14,791	73,955	—	—	14,400	72,000	—	—
Panama	16,551	82,755	—	—	7,200	36,000	—	—
Paraguay	2,428	12,140	—	—	7,200	36,000	—	—
Peru	—	—	—	—	50,400	252,000	—	—
Trinidad y Tobago	—	—	—	—	7,200	36,000	—	—
Uruguay	14,086	70,430	—	—	7,200	36,000	—	—
Venezuela	48,156	240,780	—	—	50,400	252,000	—	—
Barbados	—	—	—	—	—	—	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	239	1,195	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	69	345	—	—	—	—	—	—

	169,011	845,055	239	1,195	259,200	1,296,000	58,732	293,660

Subscribed and paid-in capital at December 31, 2015 is presented as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Stockholder:
Argentina	1	81,934	—	1,200	409,670	—	410,870
Bolivia	1	46,985	—	1,200	234,925	—	236,125
Brazil	1	69,194	—	1,200	345,970	—	347,170
Colombia	1	159,414	—	1,200	797,070	—	798,270
Ecuador	1	47,306	—	1,200	236,530	—	237,730
Panama	1	21,211	—	1,200	106,055	—	107,255
Paraguay	1	21,192	—	1,200	105,960	—	107,160
Peru	1	167,420	—	1,200	837,100	—	838,300
Uruguay	1	25,060	—	1,200	125,300	—	126,500
Venezuela	1	161,962	—	1,200	809,810	—	811,010
Barbados	—	—	1,761	—	—	8,805	8,805
Chile	—	—	5,541	—	—	27,705	27,705
Costa Rica	—	—	3,291	—	—	16,455	16,455
Dominican Republic	—	—	6,567	—	—	32,835	32,835
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	11,757	—	—	58,785	58,785
Portugal	—	—	1,470	—	—	7,350	7,350
Spain	—	—	39,739	—	—	198,695	198,695
Trinidad & Tobago	—	—	23,457	—	—	117,285	117,285
Commercial banks	—	412	—	—	2,060	—	2,060

	10	802,090	93,765	12,000	4,010,450	468,825	4,491,275

At December 31, 2015, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Unpaid Subscribed Capital				Subscribed Callable Capital
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Stockholder:
Argentina	9,305	46,525	—	—	25,200	126,000	—	—
Bolivia	4,428	22,140	—	—	14,400	72,000	—	—
Brazil	18,664	93,320	—	—	25,200	126,000	—	—
Colombia	16,702	83,510	—	—	50,400	252,000	—	—
Ecuador	4,428	22,140	—	—	14,400	72,000	—	—
Panama	5,635	28,175	—	—	7,200	36,000	—	—
Paraguay	5,174	25,870	—	—	7,200	36,000	—	—
Peru	9,130	45,650	—	—	50,400	252,000	—	—
Uruguay	3,019	15,095	—	—	7,200	36,000	—	—
Venezuela	14,587	72,935	—	—	50,400	252,000	—	—
Barbados	—	—	1,761	8,805	—	—	—	—
Chile	—	—	—	—	—	—	800	4,000
Dominican Republic	—	—	468	2,340	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	—	—	—	—	40,000	200,000
Commercial banks	4	20	—	—	—	—	—	—

	91,076	455,380	2,229	11,145	252,000	1,260,000	58,732	293,660

General Reserve

CAF maintains a general reserve approved by the Stockholders’ Assembly, which is considered an equity reserve. Stockholders approved the increase in the general reserve by US$ 110,218, US$ 69,830 and US$ 123,874, during the years ended December 31, 2017, 2016 and 2015, through appropriations from net income for the years ended December 31, 2016, 2015 and 2014, respectively.

Reserve Pursuant to Article N° 42 of the Constitutive Agreement

CAF’s Constitutive Agreement requires that at least 10% of annual net income is to be appropriated to a reserve fund until that reserve fund amounts to 50% of the subscribed capital, which is considered an equity reserve. Additional appropriation may be approved by the stockholders. At the Stockholders’ Assembly held in March 2017, 2016 and 2015, it authorized an increase in the reserve fund for US$ 12,500, US$ 7,800 and US$ 13,765, respectively, through an appropriation from net income for the years ended December 31, 2016, 2015 and 2014, respectively.

17.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances and the amounts reclassified out of accumulated other comprehensive income and into net income were as follows:

	December 31,
	2017	2016	2015
Balances at beginning of the year	(1,563)	(571)	32
Unrecognized changes in assets/liabilities under benefit pension plan		(1,563)	(603)
Amortization of defined benefit pension items (1)	1,563	571	—

Balances at end of year	—	(1,563)	(571)

(1)	This other comprehensive income component is included in the statements of comprehensive income.

18.	TAX EXEMPTIONS

In all Full Member Shareholder Countries, CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any taxes.

19.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency risk is managed by swapping marketable securities - trading, loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative contracts held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. dollars. Also, CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management elected to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to price risk. These are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts. Additionally, CAF utilizes forward contracts to reduce exposure to foreign currency risk.

The balance sheet details related to CAF’s derivative financial instruments are as follows:

	Derivative assets			Derivative liabilities
	December 31,			December 31,
	2017	2016	2015	2017	2016	2015
Cross-currency swap	495,694	56,238	91,603	458,576	942,965	794,589
Interest rate swap	31,272	61,657	123,618	94,912	78,076	13,097
U.S Treasury futures	5,488	318	271	35	26	134
Cross-currency forward contracts	214	140	17	71	225	277

	532,668	118,353	215,509	553,594	1,021,292	808,097

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2017:
Marketable securities - Trading	—	29,982	438	707
Loans	39,741	—	266	302
Loans	—	12,000	5	210
Borrowings	—	112,900	8,889	—
Borrowings	429,534	—	4,718	4,055
Bonds	—	11,684,716	486,362	457,659
Bonds	7,914,096	—	26,288	90,555

	8,383,371	11,839,598	526,966	553,488

At December 31, 2016:
Marketable securities - Trading	—	29,982	476	452
Loans	21,495	—	290	8
Loans	—	15,000	—	151
Borrowings	—	112,900	—	7,822
Borrowings	425,336	—	7,115	3,057
Bonds	—	10,286,532	55,762	934,540
Bonds	7,353,173	—	54,252	75,011

	7,800,004	10,444,414	117,895	1,021,041

At December 31, 2015:
Loans	—	6,117	3,045	—
Loans	22,143	—	179	27
Borrowings	—	112,900	—	4,138
Borrowings	405,000	—	12,581	132
Bonds	—	8,927,226	88,558	790,451
Bonds	6,212,803	—	110,858	12,938

	6,639,946	9,046,243	215,221	807,686

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forward contracts:

At December 31, 2017

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets

Forward contracts	Various	Until January 2018	Various	65,915	214

Futures short	Various	Until March 2018	Various	1,184,598	5,488

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities

Forward contracts	Various	Until March 2018	Various	65,771	(71)

Futures long	Various	Until March 2018	USD	19,800	(35)

At December 31, 2016
					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets

Forward contracts	Various	Until January 2017	Various	43,593	140

Futures short	Various	Until March 2017	Various	1,177,200	318

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities

Forward contracts	Various	Until January 2017	Various	43,680	(225)

Futures long	Various	Until March 2017	Various	21,200	(26)

At December 31, 2015
					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets

Forward contracts	Various	Until March 2016	Various	21,335	17

Futures long	Various	Until March 2016	Various	82,600	(27)
Futures short	Various	Until March 2016	Various	18,000	298

				100,600	271

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities

Forward contracts	Various	Until March 2016	Various	21,525	(277)

Futures short	Various	Until March 2016	Various	(553,200)	(134)

The amount of collateral posted and received related with futures at December 31, 2017, 2016 and 2015, was US$ 9,080, US$20,059 and US$ 4,098 and US$ 397, US$ 187 and US$ 0, respectively.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At December 31, 2017

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	526,966	(331,368)	(139,000)	56,598

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(553,488)	331,368	408,467	186,347

At December 31, 2016

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	117,895	(117,467)	—	428

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(1,021,041)	117,467	884,843	(18,731)

At December 31, 2015

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	215,221	(213,364)	—	1,857

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(807,686)	213,364	451,263	(143,059)

20.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation methodologies and the key inputs to those models.

When available, CAF generally uses quoted prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation methodologies that use, where possible, current market-based or independently sourced market inputs, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted prices in active markets to determine the fair value of trading securities. These securities are classified in Level 1 of the fair value hierarchy.

•

Loans: The fair value of fixed rate loans, is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•

Derivative assets and liabilities: Derivative financial instruments transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided by an independent financial information services company, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•

Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined by using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodologies technique.

During 2017, 2016 and 2015, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2017, 2016 and 2015:

	Level 1	Level 2	Level 3	Total

At December 31, 2017
Assets:
Marketable Securities:
U.S. Treasury Notes	1,588,857	—	—	1,588,857
Non-U.S. governments and government entities bonds	106,812	—	—	106,812
Financial institutions and corporate securities:
Commercial paper	3,146,896	—	—	3,146,896
Certificate of deposits	2,065,830	—	—	2,065,830
Bonds	1,605,236	—	—	1,605,236
Collateralized mortgage obligation	375,733	—	—	375,733
Liquidity funds	305,627	—	—	305,627

	7,499,322	—	—	7,499,322

Sub-total financial assets at fair value	9,194,991	—	—	9,194,991
Loans	—	49,007	—	49,007
Derivative instruments:
Cross-currency swap	—	495,694	—	495,694
Interest rate swap	—	31,272	—	31,272
U.S Treasury futures	—	5,488	—	5,488
Cross-currency forward contracts	—	214	—	214

	—	532,668	—	532,668

Total financial assets at fair value	9,194,991	581,675	—	9,776,666

Liabilities:
Borrowings	—	550,563	—	550,563
Bonds	—	19,559,372	—	19,559,372
Derivative instruments:
Cross-currency swap	—	458,576	—	458,576
Interest rate swap	—	94,912	—	94,912
U.S Treasury futures	—	35	—	35
Cross-currency forward contracts	—	71	—	71

	—	553,594	—	553,594

Total financial liabilities at fair value	—	20,663,529	—	20,663,529

	Level 1	Level 2	Level 3	Total

At December 31, 2016
Assets:
Marketable Securities:
U.S. Treasury Notes	1,867,916	—	—	1,867,916
Non-U.S. governments and government entities bonds	236,945	—	—	236,945
Financial institutions and corporate securities:
Commercial paper	3,005,618	—	—	3,005,618
Certificate of deposits	2,257,292	—	—	2,257,292
Bonds	1,233,530	—	—	1,233,530
Collateralized mortagage obligation	336,041	—	—	336,041
Liquity funds	330,611	—	—	330,611

	7,163,092	—	—	7,163,092

Sub-total financial assets at fair value	9,267,953	—	—	9,267,953
Loans	—	37,196	—	37,196
Derivative instruments:
Interest rate swap	—	61,657	—	61,657
Cross-currency swap	—	56,238	—	56,238
U.S Treasury futures	—	318	—	318
Cross-currency forward contracts	—	140	—	140

	—	118,353	—	118,353

Total financial assets at fair value	9,267,953	155,549	—	9,423,502

Liabilities:
Borrowings	—	535,514	—	535,514
Bonds	—	16,738,156	—	16,738,156
Derivative instruments:
Interest rate swap	—	78,076	—	78,076
Cross-currency swap	—	942,965	—	942,965
U.S Treasury futures	—	26	—	26
Cross-currency forward contracts	—	225	—	225

	—	1,021,292	—	1,021,292

Total financial liabilities at fair value	—	18,294,962	—	18,294,962

	Level 1	Level 2	Level 3	Total

At December 31, 2015
Assets:
Marketable Securities:
U.S. Treasury Notes	1,895,996	—	—	1,895,996
Non-U.S. governments and government entities bonds	85,448	—	—	85,448
Financial institutions and corporate securities:
Commercial paper	1,711,389	—	—	1,711,389
Certificate of deposits	1,176,718	—	—	1,176,718
Bonds	1,405,333	—	—	1,405,333
Collateralized mortagage obligation	306,152	—	—	306,152
Liquity funds	206,839	—	—	206,839

	4,806,431	—	—	4,806,431

Sub-total financial assets at fair value	6,787,875	—	—	6,787,875
Loans	—	26,108	—	26,108
Derivative instruments:
Interest rate swap	—	123,618	—	123,618
Cross-currency swap	—	91,603	—	91,603
U.S Treasury futures	—	271	—	271
Cross-currency forward contracts	—	17	—	17

	—	215,509	—	215,509

Total financial assets at fair value	6,787,875	241,617	—	7,029,492

Liabilities:
Borrowings	—	526,807	—	526,807
Bonds	—	14,526,090	—	14,526,090
Derivative instruments:
Interest rate swap	—	13,097	—	13,097
Cross-currency swap	—	794,589	—	794,589
U.S Treasury futures	—	134	—	134
Cross-currency forward contracts	—	277	—	277

	—	808,097	—	808,097

Total financial liabilities at fair value	—	15,860,994	—	15,860,994

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

	Hierarchy Levels	December 31,
		2017		2016		2015
		Carrying amount	Estimated fair value	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	61,294	61,294	72,403	72,403	216,078	216,078
Deposits with banks	1	2,001,766	2,001,766	1,652,367	1,652,367	2,590,453	2,590,453
Other investments	1	1,453,869	1,453,869	996,554	996,554	1,186,286	1,186,286
Loans, net	2	23,414,311	23,415,830	21,780,453	21,784,619	20,250,759	20,253,744
Acrrued interest and commissions receivable	2	427,702	427,702	345,115	345,115	303,935	303,935
Derivate related collateral	1	417,547	417,547	904,902	904,902	455,361	455,361
Receivable from investment securities sold	1	—	—	—	—	2,876	2,876

Financial liabilities:
Deposits	2	2,950,143	2,950,143	3,098,883	3,098,883	2,700,248	2,700,248
Commercial paper	2	1,770,676	1,770,676	2,112,717	2,112,717	2,589,875	2,589,875
Borrowings, net	2	866,702	867,601	885,952	888,029	936,108	936,770
Bonds, net	2	159,255	160,037	407,150	408,140	502,509	503,773
Accrued interest payable	2	314,660	314,660	281,058	281,058	249,534	249,534
Derivate related collateral	1	139,397	139,397	187	187	—	—
Payable for investment securities purchased	1	—	—	—	—	5,488	5,488

The following methods and assumptions were used to estimate the fair value of those financial instruments not accounted for at fair value:

•

Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper, accrued interest payable, derivate related collateral, receivable from investment securities sold and payable for investment securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•

Loans: CAF is one of the few institutions that grant loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•

Equity investments: CAF’s equity investments in other entities accounted for a cost of US$397,357, US$348,179 and US$285,042 at December 31, 2017, 2016 and 2015, respectively, do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring excessive cost.

•

Bonds and borrowings: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodologies.

During 2017, 2016 and 2015, there were no transfers between levels 1, 2 and 3.

21.	FAIR VALUE OPTION

CAF’s management elected to measure at fair value those financial assets and liabilities denominated in currencies other than US dollars for which it has contracted derivatives as an economic hedge to mitigate exposure to interest rate risk and foreign currency risk.

The results recorded in the statements of comprehensive income resulting from the periodic cash flows and unrealized changes in fair value at December 31, 2017, 2016 and 2015 for instruments for which the fair value option was elected, and for derivatives used as economic hedges for these instruments, are as follows:

	December 31,
	2017	2016	2015
Marketable securities — trading	(596)	992	—
Bond related swaps	1,866	(7,956)	(2,451)
Loan related swaps	(3,809)	90	347
Borrowings related swaps	2,465	(444)	(596)
Futures and forwards	4,375	(6,131)	(436)

	4,301	(13,449)	(3,136)

22.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	December 31,
	2017	2016	2015
Loan commitments subscribed — eligibles	5,448,998	5,622,081	5,387,461
Lines of credit	3,593,234	4,104,214	3,951,669
Loan commitments subscribed — non eligibles	1,464,000	1,896,500	2,333,937
Equity investments agreements subscribed	167,182	224,185	268,478
Guarantees	176,642	185,435	261,650
Letters of credit	3,754	12,050	4,849

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	December 31,
	2017	2016	2015
Less than one year	17,391	8,047	20,734
Between one and two years	15,000	32,582	59,408
Between three and five years	—	—	1,400
Over five years	144,251	144,806	180,108

	176,642	185,435	261,650

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

23.	ADMINISTRATIVE EXPENSES

For the years ended December 31, 2017, 2016 and 2015, CAF recorded administrative expenses as follows:

	December 31,
	2017	2016	2015
Salaries and employee benefits	101,710	91,763	80,085
Professional fees, seminars and other expenses	18,799	21,448	18,499
Logistics and infrastructure	17,300	16,389	14,740
Telecommunications and technology	12,326	11,373	11,748

	150,135	140,973	125,072

24.	SPECIAL FUNDS AND OTHER FUNDS UNDER MANAGEMENT

CAF, as a multilateral financial institution, acts as administrator of several funds owned by third-parties and CAF’s stockholders’ special funds, created to promote technical and financial cooperation, sustainable human development, and management of poverty relief funds in stockholder countries.

The stockholders’ special funds contribute to regional integration and sustainable development through capacity building, increased domestic and international exchanges, generation and use of knowledge, as well as training human resources and fortifying institutions. The stockholders’ special funds are governed by the provisions of the Constitutive Agreement and any other provisions that may be established by the Board of Directors.

The Stockholders’ Assembly of CAF approves a maximum amount to be contributed to stockholders’ special funds during the fiscal year and to recognize these contributions as expenses. The Executive President by delegation of the Stockholders’ Assembly of CAF may authorize, up to the maximum approved amount, the amounts that will be contributed during the current period, based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds.

The resources of the stockholders’ special funds, that come from a contribution by CAF, are completely independent from the resources of CAF and are thus so maintained, accounted for, presented, utilized, invested, committed and otherwise disposed of. With regard to the use of the stockholders’ special funds, the financial responsibility of CAF, as administrator, is limited to the net assets of each of the constituted stockholders’ special funds. CAF has no residual interest in the net assets of the stockholders’ special funds.

In March 2017, the Stockholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 92,064 to some stockholders’ special funds for the year ended December 31, 2017. Subsequently, during the year ended December 31, 2017, the Executive President directly or by delegation, based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds, authorized the contributions of US$ 68,000, US$ 22,064 and US$ 2,000 to Compensatory Financing Fund (FFC), Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the year ended December 31, 2017, CAF recognized US$ 92,064 as an expense and, at December 31, 2017 recognized an unconditional obligation (accounts payable) for US$ 36,967 which was paid in January 2018.

In March 2016, the Stockholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 72,000 to some stockholders’ special funds for the year ended December 31, 2016. Subsequently, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds authorized the contributions of US$ 36,000, US$ 20,000, US$ 10,000 and US$ 2,000 to FFC, FCT, FONDESHU, Fund for the Development of Small and Medium Enterprise (FIDE), respectively. For the year ended December 31, 2016, CAF recognized US$ 68,000 as an expense and at December 31, 2016 recognized an unconditional obligation (accounts payable) for US$ 22,500 which was paid in January 2017.

In March 2015, the Stockholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 72,000 to some stockholders’ special funds for the year ended December 31, 2015. Subsequently, the Executive President directly or by delegation authorized the disbursement of US$ 32,000, US$ 20,000 and US$ 2,000 to FFC, FCT and FONDESHU, respectively. As of December 31, 2015, CAF recognized US$ 54,000 as an expense and recognized an unconditional obligation (accounts payable) for US$ 16,000, which were paid in 2016.

At December 31, 2017, 2016 and 2015, managed funds net assets are US$408,258, US$418,536 and US$455,209, respectively. The balances of these funds are as follows:

	December 31,
	2017	2016	2015
Compensatory Financing Fund (FFC) (1)	247,259	258,343	294,590
Fund for the Development of Small and Medium Enterprises (FIDE)	61,827	62,526	52,957
Technical Cooperation Fund (FCT)	45,844	42,839	50,162
Human Development Fund (FONDESHU)	9,496	10,186	13,430
Latin American Carbon, Clean Alternative Energies Program (PLAC)	—	5,712	6,448
Others non related with stockholders’ special funds	43,832	38,930	37,622

	408,258	418,536	455,209

(1)

FFC was created by CAF’s stockholders for the purpose of compensating a portion of the interest costs of certain loans granted by CAF to finance economic and social infrastructure projects. For the years ended December 31, 2017, 2016 and 2015, FFC compensated interest amounting to US$ 82,765, US$ 75,460 and US$ 70,307, respectively.

25.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate on the basis of the nature of the products or services provided the preparation process, or the method for providing services among individual countries.

For the years ended December 31, 2017, 2016 and 2015, loans made to or guaranteed by five countries individually generated in excess of 10%, interest income on loans, as follows:

	December 31,
	2017	2016	2015
Ecuador	121,071	100,268	75,382
Venezuela	115,277	96,861	75,429
Argentina	110,364	92,253	82,950
Bolivia	86,807	67,749	53,067
Colombia	81,499	61,919	41,867

	515,018	419,050	328,695

26.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 31, 2018, the date of issue of these financial statements. As a result of this evaluation, management has determined that there are no subsequent events that require a disclosure in CAF’s financial statements for the year ended December 31, 2017, except for:

•	On January 19 2018, CAF issued bonds for AUD 75,000, 4.50%, due 2027, under its Medium Term Notes Programme.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Balance Sheets

As of March 31, 2018 and December 31, 2017

(In thousands of U.S. dollars)

	NOTES	March 31, 2018	December 31, 2017
ASSETS
Cash and due from banks		62,518	61,294
Deposits with banks		2,086,292	2,001,766

Cash and deposits with banks		2,148,810	2,063,060

Marketable securities:
Trading	3 and 15	9,444,679	9,194,991
Other investments		904,748	1,453,869
Loans (US$ 47,984 and US$ 49,007 at fair value as of March 31, 2018 and December 31, 2017)	4 and 15	23,156,974	23,628,073
Less loan commissions, net of origination costs		96,992	97,530
Less allowance for loan losses	4	65,350	67,225

Loans, net		22,994,632	23,463,318

Accrued interest and commissions receivable		419,717	427,702
Equity investments		439,195	433,025
Derivative financial instruments	14 and 15	602,665	532,668
Property and equipment, net		92,494	90,415
Other assets	5	618,789	452,518

TOTAL		37,665,729	38,111,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	6	3,151,842	2,950,143
Commercial paper	7	980,256	1,770,676
Borrowings (US$ 547,089 and US$ 550,563 at fair value as of March 31, 2018 and December 31, 2017), net	8 and 15	1,512,189	1,417,265
Bonds (US$ 19,325,870 and US$ 19,559,372 at fair value as of March 31, 2018 and December 31, 2017), net	9 and 15	19,484,466	19,718,627
Accrued interest payable		311,834	314,660
Derivative financial instruments	14 and 15	507,793	553,594
Accrued expenses and other liabilities	10	440,573	264,865

Total liabilities		26,388,953	26,989,830

STOCKHOLDERS’ EQUITY:
Subscribed capital		7,989,620	7,987,370
Less callable capital portion		(1,589,660)	(1,589,660)
Less capital subscriptions receivable		(1,378,635)	(1,413,415)

Paid-in capital		5,021,325	4,984,295

Additional paid-in capital		3,327,606	3,259,471
Reserves		2,877,970	2,801,571
Retained earnings		49,875	76,399

Total stockholders’ equity		11,276,776	11,121,736

TOTAL		37,665,729	38,111,566

See accompanying notes to the unaudited condensed interim financial information

S-1

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Comprehensive Income

For the three-month periods ended March 31, 2018 and 2017

(In thousands of U.S. dollars)

		March, 31
	NOTES	2018	2017
Interest income:
Loans		220,402	189,839
Investments and deposits with banks		46,451	33,120
Loan commissions		9,255	9,272

Total interest income		276,108	232,231

Interest expense:
Bonds		151,136	119,249
Deposits		11,108	7,884
Commercial paper		4,107	5,478
Borrowings		9,326	7,636
Commissions		3,855	4,423

Total interest expense		179,532	144,670

Net interest income		96,576	87,561
Provision for loan losses	4	9,286	14,785

Net interest income, after provision for loan losses		87,290	72,776

Non-interest income:
Other commissions		1,133	1,218
Dividends and equity in earnings of investees		596	10
Other income		498	549

Total non-interest income		2,227	1,777

Non-interest expenses:
Administrative expenses		37,990	33,650
Impairment charge for equity investments		—	5,000
Other expenses		355	1,033

Total non-interest expenses		38,345	39,683

Net income before unrealized changes in fair value related to financial instruments and Contributions to Stockholders’ Special Funds		51,172	34,870
Unrealized changes in fair value related to financial instruments		1,296	6,650

Net income before Contributions to Stockholders’ Special Funds		52,468	41,520
Contributions to Stockholders’ Special Funds	11	2,593	2,407

Net income		49,875	39,113
Other comprehensive income:
Unrecognized changes in assets/ liabilities under benefit pension plan		—	(1,172)
Amortization of defined benefit pension items	12	—	1,563

Total comprehensive income		49,875	38,722

See accompanying notes to the unaudited condensed interim financial information

S-2

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Stockholders’ Equity

For the three-month periods ended March 31, 2018 and 2017

(In thousands of U.S. dollars)

				Reserves
	NOTE	Paid-in capital	Additional paid-in capital	General reserve	Article N° 42 of the Constitutive Agreement	Total reserves	Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity
BALANCES AT DECEMBER 31, 2016		4,783,545	2,890,091	2,205,853	473,000	2,678,853	(1,563)	122,718	10,473,644
Capital increase		27,350	50,324	—	—	—	—	—	77,674
Net income		—	—	—	—	—	—	39,113	39,113
Appropriated for general reserve		—	—	110,218	—	110,218	—	(110,218)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	12,500	12,500	—	(12,500)	—
Other comprehensive income	12	—	—	—	—	—	391	—	391

BALANCES AT MARCH 31, 2017		4,810,895	2,940,415	2,316,071	485,500	2,801,571	(1,172)	39,113	10,590,822

BALANCES AT DECEMBER 31, 2017		4,984,295	3,259,471	2,316,071	485,500	2,801,571	—	76,399	11,121,736
Capital increase		37,030	68,135	—	—	—	—	—	105,165
Net income		—	—	—	—	—	—	49,875	49,875
Appropriated for general reserve		—	—	68,699	—	68,699	—	(68,699)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement		—	—	—	7,700	7,700	—	(7,700)	—

BALANCES AT MARCH 31, 2018		5,021,325	3,327,606	2,384,770	493,200	2,877,970	—	49,875	11,276,776

See accompanying notes to the unaudited condensed interim financial information

S-3

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the three-month periods ended March 31, 2018 and 2017

(In thousands of U.S. dollars)

		March, 31
	NOTES	2018	2017
OPERATING ACTIVITIES:
Net income		49,875	39,113
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Unrealized gain on trading securities		(3,812)	(7,047)
Amortization of loan commissions, net of origination costs		(3,737)	(3,476)
Provision for loan losses	4	9,286	14,785
Impairment charge for equity investments		—	5,000
Amortization of deferred charges		1,158	1,261
Depreciation of property and equipment		1,838	1,409
Provision for employees’ severance benefits		3,556	3,252
Provision for employees’ savings plan		290	327
Unrealized changes in fair value related to financial instruments		(1,296)	(6,650)
Net changes in operating assets and liabilities:
Severance benefits paid or advanced		(1,334)	(4,542)
Employees’ savings plan paid or advanced		(375)	(2,595)
Trading securities, net		(225,758)	275,360
Interest and commissions receivable		7,985	(28,057)
Other assets		(3,521)	(4,882)
Accrued interest payable		(2,823)	(12,197)
Accrued expenses and other liabilities		(32,504)	(30,115)

Total adjustments and net changes in operating assets and liabilities		(251,047)	201,833

Net cash (used in) provided by operating activities		(201,172)	240,946

INVESTING ACTIVITIES:
Purchases of other investments		(343,665)	(415,008)
Maturities of other investments		892,786	321,671
Loan origination and principal collections, net		462,920	(421,073)
Equity investments, net		(6,170)	(6,562)
Purchases of property and equipment, net		(3,917)	(3,026)

Net cash provided by (used in) investing activities		1,001,954	(523,998)

Carried forward,		800,782	(283,052)

See accompanying notes to the unaudited condensed interim financial information

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CORPORACIÓN ANDINA DE FOMENTO (CAF)

Unaudited Condensed Interim Statements of Cash Flows

For the three-month periods ended March 31, 2018 and 2017

(In thousands of U.S. dollars)

	March, 31
	2018	2017
Brought forward,	800,782	(283,052)

FINANCING ACTIVITIES:
Net increase in deposits	201,699	341,115
Proceeds from commercial paper	120,000	1,057,860
Repayment of commercial paper	(910,420)	(1,123,415)
Net decrease in derivative related collateral	29,936	168,373
Proceeds from issuance of bonds	1,526,335	1,341,927
Repayment of bonds	(1,886,146)	(844,315)
Proceeds from borrowings	105,145	—
Repayment of borrowings	(6,746)	(6,236)
Proceeds from issuance of shares	105,165	77,674

Net cash (used in) provided by financing activities	(715,032)	1,012,983

NET INCREASE IN CASH AND DEPOSITS WITH BANKS	85,750	729,931
CASH AND DEPOSITS WITH BANKS AT BEGINNING OF THE PERIOD	2,063,060	1,724,770

CASH AND DEPOSITS WITH BANKS AT END OF THE PERIOD	2,148,810	2,454,701

SUPPLEMENTAL DISCLOSURE:
Interest paid during the period	172,529	177,710

NON-CASH FINANCING ACTIVITIES:
Changes in derivative financial instruments assets	(69,997)	(20,526)

Changes in derivative financial instruments liabilities	(45,801)	(69,246)

See accompanying notes to the unaudited condensed interim financial information

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CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Unaudited Condensed Interim Financial Information

As of March 31, 2018 and December 31, 2017

and for the three-month periods ended March 31, 2018 and 2017

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970, and was established under public international law and abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” stockholder countries are: Argentina, Bolivia, Brazil, Colombia, Ecuador, Panama, Paraguay, Peru, Trinidad and Tobago, Uruguay and Venezuela. Series “C” stockholder countries are: Barbados, Chile, Costa Rica, Dominican Republic, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 banks which are Series “B” stockholders. CAF is headquartered in Caracas and has offices in Asuncion, Bogota, Brasilia, Buenos Aires, Mexico City, Panama City, La Paz, Lima, Madrid, Montevideo, Port of Spain and Quito.

CAF’s objective is to support sustainable development and economic integration within Latin America and the Caribbean by helping stockholder countries diversify their economies and become more competitive and responsive to social needs.

CAF offers financial and related services to the governments of its stockholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in stockholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, destined to finance programs agreed upon with donor countries and organizations which are in line with CAF policies and strategies.

CAF raises funds to finance its operations from sources both within and outside its stockholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Financial statement presentation – The unaudited condensed interim financial information as of March 31, 2018 and December 31, 2017 and for the three-month periods ended March 31, 2018 and 2017 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such condensed interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the three-month period ended March 31, 2018 are not necessarily an indication of the results to be expected for the full year 2018.

For a detailed discussion about CAF’s significant accounting policies, refer to Note 2 of the audited financial statements as of and for the years ended December 31, 2017, 2016 and 2015. During the three-month period ended March 31, 2018, there were no significant updates to CAF’s significant accounting policies.

This condensed interim financial information should be read in conjunction with CAF’s audited financial statements as of and for the years ended December 31, 2017, 2016 and 2015 and the notes thereto.

ASU 2016-01, Financial Instruments Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those

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accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this ASU eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This ASU was adopted prospectively by CAF on January 1, 2018, and such adoption did not have a material impact on its financial statements.

Accounting policy change

During the three-month period ended March 31, 2018, CAF prospectively adopted the policy of subsequent measurement for investments in equity securities without readily determinable fair value, as follows:

a.) direct investments in equity securities of companies, previously accounted for at cost, without a readily determinable fair value, and that do not qualify for the net asset value practical expedient to estimate fair value, are accounted for its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investments of the same issuer.

b.) for equity investments in funds without readily determinable fair value, previously accounted for at cost, CAF has applied the net asset value practical expedient to estimate fair value.

3.	MARKETABLE SECURITIES

Trading

A summary of trading securities follows:

	March 31, 2018		December 31, 2017
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Treasury Notes	1,507,629	1.93	1,588,857	4.15

Non-U.S. governments and government entities bonds	552,185	0.60	106,812	2.21

Financial institutions and corporate securities:
Commercial paper	3,483,956	0.16	3,146,896	0.18
Certificates of deposits	1,485,439	0.21	2,065,830	0.29
Bonds	1,709,247	2.36	1,605,236	2.22
Collateralized mortgage obligation	380,033	4.14	375,733	3.86
Liquidity funds	326,190	1.00	305,627	1.00

	7,384,865	0.92	7,499,322	0.86

Marketable securities	9,444,679	1.06	9,194,991	1.44

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Maturity of debt securities follows:

	March 31, 2018	December 31, 2017
Remaining maturities:
Less than one year	6,412,107	6,312,305
Between one and two years	1,769,160	518,233
Between two and three years	439,913	449,968
Between three and four years	272,819	182,553
Between four and five years	398,464	1,561,551
Over five years	152,216	170,381

	9,444,679	9,194,991

4.	LOANS

Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loans are to Series “A” and “B” stockholder countries, or with private institutions or companies of these countries.

Loans by country are summarized as follows:

	March 31, 2018	December 31, 2017
Stockholder country:
Argentina	3,182,702	3,207,732
Barbados	84,269	86,650
Bolivia	2,461,717	2,483,765
Brazil	1,770,619	2,116,352
Chile	315,000	305,000
Colombia	2,382,017	2,516,203
Costa Rica	87,416	89,872
Dominican Republic	244,236	251,764
Ecuador	3,444,939	3,437,558
Mexico	125,000	305,000
Panama	1,658,750	1,503,012
Paraguay	397,971	418,669
Peru	2,271,670	2,279,635
Trinidad & Tobago	300,000	300,000
Uruguay	1,038,789	1,044,167
Venezuela	3,395,715	3,285,490

Total	23,160,810	23,630,869
Fair value adjustments	(3,836)	(2,796)

Loans	23,156,974	23,628,073

Fair value adjustments of loans represent mainly adjustments to the amount of loans for which the fair value option is elected.

At March 31, 2018 and December 31, 2017, loans denominated in other currencies were granted for an equivalent of US$ 43,199 and US$ 45,597, respectively, principally in Peruvian nuevos soles, Colombian pesos and Bolivian bolivianos. At March 31, 2018 and December 31, 2017, fixed interest rate loans amounted to US$ 127,299 and US$ 117,752, respectively.

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Loans classified by public sector and private sector borrowers are as follows:

	March 31, 2018	December 31, 2017
Public sector	20,124,519	20,201,026
Private sector	3,036,291	3,429,843

	23,160,810	23,630,869

The average yield of the loan portfolio is shown below:

	March 31, 2018		December 31, 2017
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)
Loans	23,160,810	3.63	23,630,869	3.49

Loans by industry segments are as follows:

	March 31, 2018		December 31, 2017
	Amount	%	Amount	%
Agriculture, hunting and forestry	166,605	1	166,138	1
Manufacturing industry	96,570	—	107,270	—
Electricity, gas and water supply	7,642,411	33	7,777,829	33
Transport, warehousing and communications	7,471,878	32	7,601,610	32
Financial services — Commercial banks	1,880,605	8	2,213,724	9
Financial services — Development banks	543,715	2	764,751	3
Social and other infrastructure programs	5,223,243	23	4,858,267	21
Others	135,783	1	141,280	1

	23,160,810	100	23,630,869	100

Loans mature as follows:

	March 31, 2018	December 31, 2017
Remaining maturities:
Less than one year	4,307,983	4,873,919
Between one and two years	2,621,120	2,517,977
Between two and three years	2,327,998	2,411,805
Between three and four years	2,193,210	2,159,737
Between four and five years	2,076,271	2,089,476
Over five years	9,634,228	9,577,955

	23,160,810	23,630,869

The loan portfolio classified based on the type of credit risk is as follows:

	March 31, 2018	December 31, 2017
Sovereign guaranteed	19,344,636	19,402,360
Non-sovereign guaranteed	3,816,174	4,228,509

	23,160,810	23,630,869

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Loan portfolio quality

The loan portfolio quality indicators and the related amounts are presented below:

	March 31,
	2018	2017
During the period CAF recorded the following transactions:
Loans written-off	12,000	14,000
Purchases of loan portfolio	0	0
Sales of loan portfolio	0	21,136

CAF presented the following amounts and quality indicators as of the end of the period / year:
Non-accrual loans	125,162	138,659
Impaired loans	125,162	138,659
Troubled debt restructured	0	0
Overdue loans	11,919	94,240
Allowance for loan losses as a percentage of loan portfolio	0.28%	0.28%
Non-accrual loans as a percentage of loan portfolio	0.54%	0.59%
Overdue loan principal as a percentage of loan portfolio	0.05%	0.40%

As of March 31, 2018, there are outstanding overdue amounts from Venezuela totaling US$ 23,518, comprising, US$ 11,919 of principal and US$ 11,599 of interest and commissions. Those amounts were originally due between February 14, 2018 and March 2, 2018. At December 31, 2017, there were outstanding overdue totaling US$ 136,507 comprising, US$ 94,240 of principal and US$ 42,267 of interest. Those amounts were received in full in January 2018.

A/B Loans

CAF administers loan-participations sold, and only assumes the credit risk for the portion of the loan owned by CAF. At March 31, 2018 and December 31, 2017, CAF had loans of this nature amounting to US$ 386,658 and US$ 423,536, respectively; whereby other financial institutions provided funds for US$ 189,523, and US$ 213,739, respectively.

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amount, individually and collectively evaluated, are presented below:

	For the three-month periods ended March 31,
	2018			2017
	Credit risk			Credit risk
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of period	35,239	31,986	67,225	21,227	42,522	63,749
Provision for loan losses	797	8,489	9,286	131	14,654	14,785
Loans written-off	—	(12,000)	(12,000)	—	(14,000)	(14,000)
Recoveries	—	839	839	—	863	863

Balances at end of period	36,036	29,314	65,350	21,358	44,039	65,397

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	March 31, 2018			December 31, 2017
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Allowance:
Individually evaluated for loan losses	—	29,314	29,314	—	31,986	31,986
Collectively evaluated for loan losses	36,036	—	36,036	35,239	—	35,239

	36,036	29,314	65,350	35,239	31,986	67,225

	March 31, 2018			December 31, 2017
	Sector			Sector
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Loans:
Individually evaluated for loan losses	—	3,816,174	3,816,174	—	4,228,509	4,228,509
Collectively evaluated for loan losses	19,344,636	—	19,344,636	19,402,360	—	19,402,360

	19,344,636	3,816,174	23,160,810	19,402,360	4,228,509	23,630,869

5.	OTHER ASSETS

A summary of other assets follows:

	March 31, 2018	December 31, 2017
Derivative-related collateral	563,006	417,547
Intangible assets, net	12,543	13,071
Receivable from investment securities sold	18,448	—
Other	24,792	21,900

	618,789	452,518

6.	DEPOSITS

A summary of deposits follows:

	March 31, 2018	December 31, 2017
Demand deposits	78,489	71,010
Time deposits:
Less than one year	3,073,353	2,879,133

	3,151,842	2,950,143

At March 31, 2018 and December 31, 2017, the weighted average cost was 1.57% and 1.11%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in other currencies amounted to US$ 26 at March 31, 2018 and December 31, 2017.

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7.	COMMERCIAL PAPER

At March 31, 2018 and December 31, 2017, the outstanding amount of commercial paper issued by CAF, amounts to US$ 980,256, and US$ 1,770,676, respectively, of which US$ 964,000 and US$ 1,770,676, respectively, matures in 2018. At March 31, 2018 and December 31, 2017, the weighted average cost was 1.59% and 1.30%, respectively.

8.	BORROWINGS

A summary of borrowings by currency follows:

	March 31, 2018	December 31, 2017
U.S. dollars	1,364,640	1,262,823
Euros	112,900	112,900
Peruvian nuevo soles	30,178	33,016
Venezuelan bolivars	105	287
Others currencies	667	1,119

	1,508,490	1,410,145
Fair value adjustments	4,654	8,129
Less debt issuance costs	955	1,009

Carrying value of borrowings	1,512,189	1,417,265

At March 31, 2018 and December 31, 2017, the fixed interest-bearing borrowings amounted to US$ 542,881 and US$ 546,340, respectively. At March 31, 2018 and December 31, 2017, the weighted average interest rate after considering the impact of interest rate swaps was 2.71% and 2.58%, respectively.

Borrowings, by remaining maturities, are summarized below:

	March 31, 2018	December 31, 2017
Remaining maturities:
Less than one year	510,082	507,649
Between one and two years	184,749	173,567
Between two and three years	158,855	151,168
Between three and four years	147,435	139,178
Between four and five years	127,883	118,626
Over five years	379,486	319,957

	1,508,490	1,410,145

Some borrowings agreements contains covenants requiring the use of the proceeds for specific purposes or projects.

At March 31, 2018 and December 31, 2017, there were unused term credit facilities amounting to US$ 746,997 and US$ 851,997, respectively.

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9.	BONDS

An analysis of outstanding bonds follows:

	March 31, 2018			December 31, 2017
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (period end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year-end)
U.S. dollars	7,104,803	7,104,803	3.33	8,105,090	8,105,090	4.17
Euro	6,184,361	6,275,964	1.62	5,834,571	5,691,902	2.00
Swiss francs	2,659,647	2,658,069	2.80	2,659,698	2,601,868	2.28
Australian dollars	971,446	933,395	2.99	910,080	889,513	2.77
Hong Kong dollars	757,294	748,777	1.76	757,292	752,217	1.54
Norwegian kroner	622,501	534,916	2.93	622,501	511,627	2.56
Japanese yen	347,616	319,970	4.20	347,680	301,766	3.61
Turkish lira	134,595	88,187	2.06	134,587	92,075	1.83
Colombian pesos	112,565	79,365	3.77	112,565	74,269	3.77
Mexican pesos	254,510	237,680	3.26	98,108	67,003	3.88
Brazilian Real	68,701	66,683	2.02	68,701	66,475	1.62
South African rand	60,375	71,293	2.15	60,372	68,135	1.85
Indian Rupee	31,891	32,803	2.79	31,891	33,473	1.92
Canadian dollars	30,395	31,015	3.19	30,395	31,822	2.42
Indonesian Rupee	75,000	75,328	2.59	—	—	—
Peruvian nuevos soles	3,762	3,823	2.45	7,489	7,585	1.85

	19,419,462	19,262,071		19,781,020	19,294,820

Fair value adjustments		243,601			446,762
Less debt issuance costs		21,206			22,955

Carrying value of bonds		19,484,466			19,718,627

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

At March 31, 2018 and December 31, 2017, fixed interest rate bonds amounted to US$ 19,324,660 and US$ 19,683,812, respectively, of which US$ 12,325,564 and US$ 11,684,716, respectively, are denominated in other currencies.

There were no bonds repurchased during the three-month periods ended March 31, 2018 and 2017.

10.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	March 31, 2018	December 31, 2017
Derivatives related collateral	314,793	139,397
Employees’ severance benefits and savings plan	83,567	77,993
Payable for invesment securities purchased	30,678	—
Contributions to Stockholders´ Special Funds	2,593	36,967
Provision for contingencies	1,481	1,490
Other liabilities	7,461	9,018

	440,573	264,865

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11.	CONTRIBUTIONS TO STOCKHOLDERS’ SPECIAL FUNDS

In March 2018, the Stockholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 92,000 to some stockholders’ special funds for 2018. Subsequently, during the three-month period ended March 31, 2018, the Executive President directly or by delegation, based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds, authorized the contributions of US$ 2,193 and US$ 400 to Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the three-month period ended March 31, 2018, CAF recognized US$ 2,593 as an expense and, at March 31, 2018 recognized an unconditional obligation (accounts payable) for US$ 2,593 which was paid in April 2018.

In March 2017, the Stockholders’ Assembly approved the contribution up to a maximum amount of US$ 92,064 to some stockholders’ special funds for 2017. Subsequently, during the three-month period ended March 31, 2017, the Executive President directly or by delegation based on the analysis of the new commitments contracted or the resources required by the stockholders’ special funds authorized the contributions of US$ 1,967, and US$ 440 to Technical Cooperation Fund (FCT), and Human Development Fund (FONDESHU), respectively. For the three month period ended March 31, 2017, CAF recognized US$ 2,407 as an expense and recognized an unconditional obligation (accounts payable) for US$ 2,407 which was paid in April 2017.

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income balances for the three-month periods ended March 31, 2018 and 2017, and the amounts reclassified out of accumulated other comprehensive income and into net income were as follows:

	For the three-month periods ended March 31,
	2018	2017
Balance at beginning of period	—	(1,563)
Amortization of defined benefit pension items (1)	—	391

Balance at end of period	—	(1,172)

(1)	This other comprehensive income component is included in the statement of comprehensive income.

13.	TAX EXEMPTIONS

In all Full Member Shareholder Countries, CAF is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any taxes.

14.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency risk is managed by swapping marketable securities - trading, loans, borrowings and bonds, subject to fixed interest rates and denominated in other currency into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments with market risk characteristics that are expected to change in a manner that will offset the economic change in value of specifically identified loans, bonds or borrowings. Derivative financial instruments held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings with fixed interest rates and denominated in U.S. dollars. Also, CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to

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manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management elected to measure those liabilities and assets at fair value under the fair value option guidance.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes futures derivatives instruments to reduce exposure to price risk. There are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the future contracts. Additionally, CAF utilizes forward contracts to reduce exposure to foreign currency risk.

The balance sheet details related to CAF’s derivative financial instruments are as follows:

	Derivative assets		Derivative liabilities
	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017
Cross-currency swap	579,839	495,694	335,312	458,576
Interest rate swap	22,806	31,272	171,534	94,912
U.S Treasury futures	14	5,488	809	35
Cross-currency forward contracts	6	214	138	71

	602,665	532,668	507,793	553,594

The following table presents the notional amounts and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At March 31, 2018:
Marketable securities - Trading	—	29,982	—	2,193
Loans	38,934	—	963	33
Loans	—	12,000	—	1,295
Borrowings	—	112,900	12,354	—
Borrowings	429,534	—	1,881	7,887
Bonds	—	12,325,564	567,484	331,824
Bonds	6,914,096	—	19,963	163,614

	7,382,564	12,480,446	602,645	506,846

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	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
At December 31, 2017:
Marketable securities - Trading	—	29,982	438	707
Loans	39,741	—	266	302
Loans	—	12,000	5	210
Borrowings	—	112,900	8,889	—
Borrowings	429,534	—	4,718	4,055
Bonds	—	11,684,716	486,362	457,659
Bonds	7,914,096	—	26,288	90,555

	8,383,371	11,839,598	526,966	553,488

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forwards contracts:

At March 31, 2018

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets

Forward contracts	Various	Until June 2018	Various	18,697	6

Futures short	Various	Until June 2018	USD	22,200	14

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until April 2018	Various	27,779	(138)

Futures short	Various	Various	Various	1,152,000	(809)

Futures long	Various	Until June 2018	USD	92,200	—

At December 31, 2017

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Until January 2018	Various	65,915	214

Futures short	Various	Until March 2018	Various	1,184,598	5,488

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Forward contracts	Various	Until March 2018	Various	65,771	(71)

Futures long	Various	Until March 2018	USD	19,800	(35)

The amount of collateral posted related with futures at March 31, 2018 and December 31, 2017, was US$ 28,136 and US$ 9,080, respectively. The amount of collateral received related at December 31, 2017 was US$ 397. At March 31, 2018, there were no collateral received.

S-16

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with substantially all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

At March 31, 2018

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount

Swaps	602,645	(289,977)	(314,793)	(2,125)

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(506,846)	289,977	534,870	318,001

At December 31, 2017

Derivative assets		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	526,966	(331,368)	(139,000)	56,598

Derivative liabilities		Gross amounts not offset
		in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(553,488)	331,368	408,467	186,347

15.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation methodologies and the key inputs to those methodologies.

When available, CAF generally uses quoted prices in active markets to determine fair value.

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation methodologies that use, where possible, current market-based or independently sourced market inputs, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

S-17

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•	Marketable securities: CAF uses quoted prices in active markets to determine the fair value of trading securities. These securities are classified in Level 1 of the fair value hierarchy.

•

Loans: The fair value of fixed rate loans is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•

Derivative assets and liabilities: Derivative financial instruments transactions contracted and designated by CAF as hedges of risks related to interest rates, currency rates or both, for transactions recorded as financial assets or liabilities are also presented at fair value. In those cases the fair value is calculated using market prices provided by an independent financial information services company, which are determined based on discounted cash flows using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•

Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined by using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuation of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds and borrowings are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodologies technique.

During the three-month period ended March 31, 2018 and the year ended December 31, 2017, there were no transfers between levels 1, 2 and 3.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s assets and liabilities that are measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total

At March 31, 2018
Assets:
Marketable Securities:
U.S. Treasury Notes	1,507,629	—	—	1,507,629
Non-U.S. governments and government entities bonds	552,185	—	—	552,185
Financial institutions and corporate securities:
Commercial paper	3,483,956	—	—	3,483,956
Certificate of deposits	1,485,438	—	—	1,485,438
Bonds	1,709,247	—	—	1,709,247
Collateralized mortgage obligation	380,033	—	—	380,033
Liquidity funds	326,191	—	—	326,191

	7,384,865	—	—	7,384,865

Sub-total financial assets at fair value	9,444,679	—	—	9,444,679
Loans	—	47,984	—	47,984
Derivative instruments:
Cross-currency swap	—	579,839	—	579,839
Interest rate swap	—	22,806	—	22,806
U.S Treasury futures	—	14	—	14
Cross-currency forward contracts	—	6	—	6

	—	602,665	—	602,665

Total financial assets at fair value	9,444,679	650,649	—	10,095,328

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	Level 1	Level 2	Level 3	Total

Liabilities:
Borrowings	—	547,089	—	547,089
Bonds	—	19,325,870	—	19,325,870
Derivative instruments:
Cross-currency swap	—	335,312	—	335,312
Interest rate swap	—	171,534	—	171,534
U.S Treasury futures	—	809	—	809
Cross-currency forward contracts	—	138	—	138

	—	507,793	—	507,793

Total financial liabilities at fair value	—	20,380,752	—	20,380,752

At December 31, 2017
Assets:
Marketable Securities:
U.S. Treasury Notes	1,588,857	—	—	1,588,857
Non-U.S. governments and government entities bonds	106,812	—	—	106,812
Financial institutions and corporate securities:
Commercial paper	3,146,896	—	—	3,146,896
Certificate of deposits	2,065,830	—	—	2,065,830
Bonds	1,605,236	—	—	1,605,236
Collateralized mortgage obligation	375,733	—	—	375,733
Liquidity funds	305,627	—	—	305,627

	7,499,322	—	—	7,499,322

Sub-total financial assets at fair value	9,194,991	—	—	9,194,991
Loans	—	49,007	—	49,007
Derivative instruments:
Cross-currency swap	—	495,694	—	495,694
Interest rate swap	—	31,272	—	31,272
U.S Treasury futures	—	5,488	—	5,488
Cross-currency forward contracts	—	214	—	214

	—	532,668	—	532,668

Total financial assets at fair value	9,194,991	581,675	—	9,776,666

Liabilities:
Borrowings	—	550,563	—	550,563
Bonds	—	19,559,372	—	19,559,372
Derivative instruments:
Cross-currency swap	—	458,576	—	458,576
Interest rate swap	—	94,912	—	94,912
U.S Treasury futures	—	35	—	35
Cross-currency forward contracts	—	71	—	71

	—	553,594	—	553,594

Total financial liabilities at fair value	—	20,663,529	—	20,663,529

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Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

		March 31, 2018		December 31, 2017
	Hierarchy Levels	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	62,518	62,518	61,294	61,294
Deposits with banks	1	2,086,292	2,086,292	2,001,766	2,001,766
Other investments	1	904,748	904,748	1,453,869	1,453,869
Loans, net	2	22,946,648	22,947,403	23,414,311	23,415,830
Acrrued interest and commissions receivable	2	419,717	419,717	427,702	427,702
Derivate related collateral	1	563,006	563,006	417,547	417,547
Receivable from investment securities sold	1	18,448	18,448	—	—
Financial liabilities:
Deposits	2	3,151,842	3,151,842	2,950,143	2,950,143
Commercial paper	2	980,256	980,256	1,770,676	1,770,676
Borrowings, net	2	965,100	965,786	866,702	867,601
Bonds, net	2	158,596	159,379	159,255	160,037
Accrued interest payable	2	311,834	311,834	314,660	314,660
Derivate related collateral	1	314,793	314,793	139,397	139,397
Payable for investment securities purchased	1	30,678	30,678	—	—

The following methodologies and input were used to estimate the fair value of those financial instruments, not accounted for at fair value:

•

Cash and due from banks, deposits with banks, interest and commissions receivable, other investment, deposits, commercial paper, accrued interest payable, derivate related collateral, receivable from investment securities sold and payable for investment securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•

Loans: CAF is one of the few institutions that grants loans for development projects in the stockholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of impaired loans is estimated on the basis of discounted cash flows.

•

Equity investments: CAF’s elected a practically exception to fair value measurement on its direct investments in equity securities of companies without a readily determinable fair value under ASU 2016-01 and measured those investments at cost, less impairment plus or minus observable price changes of an identical or similar instrument of the same issuer. As of March 31, 2018, the carrying amount of those investments amounted to US$ 116,679, and the effects of impairment and the changes in observable prices are not material for the financial statements. In addition, as of March 31, 2018, investments in funds without a readily determinable fair value, for US$ 283,899, are accounted for at fair value applying the practical expedient, using the net asset value per share.

CAF’s equity investments in other entities accounted for a cost of US$ 397,357 at December 31, 2017, do not have available market price quotations and it is impracticable to determine the fair value of these investments without incurring excessive cost.

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•

Bonds and borrowings: For CAF´s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those transactions are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodologies.

During the three-month period ended March 31, 2018 and the year ended December 2017 there were no transfers between levels 1, 2 and 3.

16.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	March 31, 2018	December 31, 2017
Loan commitments subscribed — eligibles	5,222,712	5,448,998
Lines of credit	3,983,277	3,593,234
Loan commitments subscribed — non eligibles	1,488,000	1,464,000
Equity investments agreements subscribed	162,220	167,182
Guarantees	171,076	176,642
Letters of credit	2,764	3,754

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements.

The lines of credit are extended to financial and corporate institutions as a facility to grant short-term loans basically to finance working capital and international trade activities.

Guarantees mature as follows:

	March 31, 2018	December 31, 2017
Less than one year	11,826	17,391
Between one and two years	15,000	15,000
Over five years	144,250	144,251

	171,076	176,642

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

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17.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating resources based on a determination of the contributions to net income of individual operations. CAF does not differentiate on the basis of the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

Loans made to or guaranteed by five countries individually generated in excess, of 10% interest income on loans, as follows:

	For the three-month periods ended March 31,
	2018	2017
Ecuador	32,611	28,923
Venezuela	32,111	28,249
Argentina	32,062	25,850
Bolivia	24,504	19,659
Colombia	21,118	19,771

	142,406	122,452

18.	SUBSEQUENT EVENT

Management has evaluated subsequent events through May 16, 2018, the date of issue of these condensed interim financial information. As a result of this evaluation, management has determined that there are no subsequent events that require a disclosure in these condensed interim financial information except for the issuance of bonds dated April 6, 2018 for US$ 100 million, Libor 3M + 0,30%, due 2021, under its Shelf Programme.

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CORPORACIÓN ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION (UNAUDITED)

AS OF MARCH 31, 2018

BONDS

Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at March 31, 2018 (in millions)
7.875% Yankee Bonds	Fixed	7.875%	2002	2022	USD		85
7.531% Peruvian Soles Bonds	Fixed	7.53125%	2006	2018	PEN	(1)	24.5
11.79% Colombian Peso Bonds	Fixed	11.79%	2008	2018	COP	(2)	94,250
8.125% Yankee Bonds	Fixed	8.125%	2009	2019	USD		733.7
10.79% Colombian Peso Bonds	Fixed	10.79%	2009	2019	COP		127,500
4.30% Euro Yen Bonds	Fixed	4.30%	2009	2019	JPY	(3)	10,000
Mexican Pesos Bonds	Fixed	3.95%	2011	2021	MXN	(5)	1,317
1.5% Swiss Franc Bonds	Fixed	1.50%	2012	2018	CHF	(6)	300
4.375% Yankee Bonds	Fixed	4.375%	2012	2022	USD		1,500
4.03% Euro Hong Kong Dollar Bonds	Fixed	4.03%	2012	2022	HKD	(7)	400
1.85% Euro Yen Bonds	Fixed	1.85%	2012	2023	JPY		6,000
4.0% Euro Hong Kong Dollar Bonds	Fixed	4.00%	2012	2024	HKD		398
Euro Bond (Schuldschein)	Fixed	4.25%	2012	2027	EUR		82
Euro Bond (Schuldschein)	Fixed	4.375%	2012	2032	EUR		60
5.0% Euro Dollar Bond	Fixed	5.00%	2012	2042	USD		50
1.50% Swiss Franc Bonds	Fixed	1.50%	2013	2020	CHF		250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF		250
1.375% Swiss Franc Bonds	Fixed	1.375%	2013	2021	CHF		100
Euro Dollar Bonds	Floating	US LIBOR 3M + 0.97%	2013	2023	USD		100
1.85% Euro Yen Bonds	Fixed	1.85%	2013	2023	JPY		4,600
6.25% Kangaroo Bonds	Fixed	6.25%	2013	2023	AUD	(8)	225
4.27% Euro Hong Kong Dollar Bonds	Fixed	4.27%	2013	2028	HKD		940
3.31% Euro Bonds	Fixed	3.31%	2013	2028	EUR		250.7
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR		100
3.25% Euro Bonds	Fixed	3.25%	2013	2033	EUR		100
3.66% Euro Bond	Fixed	3.66%	2013	2033	EUR		51
3.625% Euro Bond (Schuldschein)	Fixed	3.625%	2013	2033	EUR		200
6.5% ZAR Uridashi Bonds	Fixed	6.50%	2014	2018	ZAR	(9)	253
7.35% TRY Uridashi Bonds	Fixed	7.35%	2014	2018	TRY	(10)	157
1.875% Euro Bonds	Fixed	1.875%	2014	2021	EUR		750
2.0% Euro Bonds	Fixed	2.00%	2014	2024	CHF		300
4.070% Euro Bonds	Fixed	4.07%	2014	2024	NOK	(11)	900
4.29% Euro Bonds	Fixed	4.29%	2014	2026	NOK		1,500
1.50% Swiss Franc Bonds	Fixed	1.50%	2014	2028	CHF		225
3.925% Euro Bonds	Fixed	3.925%	2014	2029	HKD		1,257
3.05% Euro Bonds	Fixed	3.05%	2014	2030	EUR		50
3.51% Euro Bonds	Fixed	3.51%	2014	2034	EUR		65
3.500% Euro Bonds	Fixed	3.50%	2014	2039	EUR		200
1.9% Euro Dollar Bonds	Fixed	1.90%	2015	2019	USD		50
2.21% Euro Dollar Bonds	Fixed	2.21%	2015	2020	USD		50
1.00% Euro Bonds	Fixed	1.00%	2015	2020	EUR		750
0.46% Swiss Franc Bonds	Fixed	0.46%	2015	2023	CHF		200
0.68% Euro Yen Bonds	Fixed	0.68%	2015	2025	JPY		8,900
4.50% Kangaroo Bonds	Fixed	4.50%	2015	2025	AUD		325
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF		200
0.51% Swiss Franc Bonds	Fixed	0.51%	2015	2026	CHF		150

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Title	Interest Rate	Coupon	Date of Agreement of Issue	Year of Final Maturity	Currency		Principal Amount Outstanding at March 31, 2018 (in millions)
3.05% Euro Bonds	Fixed	3.05%	2015	2030	NOK		800
3.05% Euro Bonds	Fixed	3.05%	2015	2035	NOK		1,000
2.00% Yankee Bond	Fixed	2.00%	2016	2019	USD		1,250
0.10% Euro Bonds	Fixed	0.10%	2016	2019	EUR		85.4
9.00% Uridashi Bond	Fixed	9.00%	2016	2020	ZAR		590
10.73% Uridashi Bond	Fixed	10.73%	2016	2020	TRY		192
1.00% Euro Bonds	Fixed	1.00%	2016	2020	EUR		250
0.13% Euro Bonds	Fixed	0.13%	2016	2020	EUR		80.1
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2021	AUD		150
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD		712
1.810% Euro Bonds	Fixed	1.81%	2016	2021	HKD		230
1.810% Euro Bonds	Fixed	1.81%	2016	2021	USD		30
2.13% Yankee Bond	Fixed	2.125%	2016	2021	USD		1,000
0.15% Swiss Market Bond	Fixed	0.15%	2016	2022	CHF		150
0.304% Swiss Market Bond	Fixed	0.304%	2016	2024	CHF		125
0.45% Samurai Market	Fixed	0.45%	2016	2026	JPY		4,500
0.51% Swiss Market Bond	Fixed	0.51%	2016	2026	CHF		125
2.89% Euro Bonds	Fixed	2.89%	2016	2026	HKD		320
4.00% Kangaroo Market Bond	Fixed	4.00%	2016	2026	AUD		110
4.50% Kangaroo Market Bond	Fixed	4.50%	2016	2026	AUD		80
1.70% Euro Bonds	Fixed	1.70%	2016	2031	EUR		70
1.803% Euro Bonds	Fixed	1.803%	2016	2031	EUR		100
1.796% Euro Bonds	Fixed	1.796%	2016	2031	EUR		50
8.10% Uridashi Bond	Fixed	8.10%	2017	2020	BRL	(12)	220.2
0.50% Euro Bonds	Fixed	0.50%	2017	2022	EUR		800
3.50% Euro Bonds	Fixed	3.50%	2017	2037	CAD	(13)	40
5.88% Uridashi Bond	Fixed	5.88%	2017	2022	INR	(14)	2,138
4.50% Kangaroo Market Bond	Fixed	4.50%	2017	2027	AUD		325
3.265% Euro Bonds	Fixed	3.265%	2017	2027	HKD		1,620
0.30% Swiss Market Bond	Fixed	0.30%	2017	2025	CHF		160
2.20% Yankee Bond	Fixed	2.20%	2017	2020	USD		1,250
2.75% Yankee Bond	Fixed	2.75%	2017	2023	USD		1,000
1.125% Euro Bond	Fixed	1.125%	2018	2025	EUR		1,000
8.50% Mexican Pesos Bonds	Fixed	8.50%	2018	2028	MXN		3,000
6.50% Indonesian Rupiah Bond	Fixed	6.50%	2018	2023	IDR	(15)	1,034,100

(1)	Peruvian Nuevos Soles.
(2)	Colombian Pesos.
(3)	Japanese Yen.
(4)	Euros.
(5)	Mexican Pesos.
(6)	Swiss Francs.
(7)	Hong Kong Dollars.
(8)	Australian Dollars.
(9)	Norwegian Kroner.
(10)	South African Rand.
(11)	Turkish Lira.
(12)	Brazilian Real
(13)	Canadian Dollars
(14)	Indian Rupee
(15)	Indonesian Rupiah

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Subsequent Events:

•	On April 6, 2018, CAF issued bonds for USD 100 million, LIBOR 3M + 0.30% due 2021, under its Medium Term Notes Programme.

•	On May 18, 2018, CAF issued bonds for CHF 115 million, 0.300% due 2025, under its Medium Term Notes Programme.

•	On May 24, 2018, CAF issued bonds for COP 510 billion, 6.77% due 2028, under its Medium Term Notes Programme.

•	On May 25, 2018, CAF issued bonds for COP 150 billion, 6.75% due 2028, payable in U.S. dollars, under its Medium Term Notes Programme.

•	On June 13, 2018, CAF issued bonds for EUR 500 million, 0.750% due 2023, under its Medium Term Notes Programme.

•	On August 2, 2018, CAF issued bonds for EUR 150 million, 1.000% due 2020, Tranche 3, under its Medium Term Notes Programme.

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BORROWINGS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS,

COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2018
					(in U.S.$ millions)
Borrowings	Various	Various	Various	Various	1,512.2
Deposits	Floating	Various	Various	Various	3,151.8
Commercial Paper	Floating	Various	Various	USD	980.2

BORROWINGS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

Title	Interest Rate	Date of Agreement of Issue	Year of Final Maturity	Currency	Principal Amount Outstanding at March 31, 2018 (in U.S.$ millions)
AB Svensk Exportkredit — SEK	Floating	19-Dec-13	19-Dec-18	USD	30.0
ACDI	0%	30-Mar-97	30-Sep-23	CAN(1)	0.5
Agencia Francesa de Desarrollo	Floating	Various	Various	Various	279.2
China Development Bank — CDB	Floating	29-Nov-07	29-Nov-19	USD	30.0
IADB	2%	24-May-97	24-May-23	USD	0.6
Instituto de Crédito Oficial — ICO	Floating	21-Jul-16	29-Nov-24	USD	80.0
JBIC, Japan	Floating	26-Mar-11	15-Nov-20	USD	106.0
KfW (Germany)	Various	Various	Various	USD	634.0
Nordic Investment Bank	Floating	Various	Various	USD	28.1

(1)	Canadian dollars.

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GUARANTEED DEBT

Borrower	Date of Issue	Year of Final Maturity	Principal Amount Outstanding at March 31, 2018
			(in U.S.$ millions)
Republic of Peru	02/13/2006	02/13/2025	28.0
Unión Andina de Cementos S.A.A. (antes Cemento Andino S.A. Peru)	07/15/2010	07/13/2018	2.8
Instituto de la función registral del Estado de Mexico	08/23/2010	08/23/2030	30.5
Abengoa Transmisión Norte	06/21/2013	06/21/2018	5.0
Isolux Corsan Argentina S.A.	09/15/2011	09/15/2023	34.6
H2Olmos S.A.	10/24/2012	10/25/2032	25.6
La Hipotecaria S.A.	09/18/2015	09/18/2018	1.4
Planta de Reserva Fría de Generación de Eten S.A	12/05/2013	12/05/2033	25.5
Cooperativa Jesús Nazareno Ltda.	23/08/2017	04/02/2018	0.3
Cooperativa Jesús Nazareno Ltda.	23/08/2017	04/12/2018	0.2
Banco WWB	11/15/2017	12/10/2019	15.0

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$750,000,000

CORPORACIÓN ANDINA DE FOMENTO

3.750% Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	Goldman Sachs International	HSBC

November 15, 2018